Exhibit 10.3

SENIOR SECURED CREDIT AGREEMENT

Dated as of June 11, 2024

among

WW SPV Borrower I LLC and WW SPV Borrower II LLC,

as Borrowers,

GOLDMAN SACHS INTERNATIONAL BANK and JPMORGAN CHASE BANK, N.A.,

as Senior LC Facility Administrative Agents

SOFTBANK VISION FUND II-2 L.P.,

as Junior TLC Facility Administrative Agent

ACQUIOM AGENCY SERVICES LLC,

as Junior TLC Collateral Agent,

GOLDMAN SACHS INTERNATIONAL BANK and JPMORGAN CHASE BANK, N.A.,

as Issuing Banks and LC Collateral Agents,

SOFTBANK VISION FUND II-2 L.P.,

as Junior TLC Facility Lender,

GOLDMAN SACHS INTERNATIONAL BANK,

and

JPMORGAN CHASE BANK, N.A.,

as Structuring Agents, Joint Lead Arrangers and Joint Bookrunners

i

4.11	Federal Regulations	61
4.12	Labor Matters	62
4.13	ERISA	62
4.14	Investment Company Act	62
4.15	Subsidiaries	62
4.16	Use of Proceeds	62
4.17	Environmental Matters	62
4.18	Accuracy of Information, etc.	63
4.19	Security Documents	63
4.20	[Reserved]	63
4.21	Other Contracts	63
4.22	Anti-Corruption Laws and Sanctions	63
4.23	EEA Financial Institutions	64
4.24	Sole Purpose	64
4.25	Borrower LLC Agreement in Effect	64
4.26	Indebtedness	64
4.27	Tradenames	64
4.28	Solvency	64

SECTION 5.	CONDITIONS PRECEDENT	64
5.1	Conditions to Closing Date	64
5.2	Conditions to Each Extension of Credit	67

SECTION 6.	AFFIRMATIVE COVENANTS	68
6.1	[Reserved]	68
6.2	Certificates; Other Information	68
6.3	Payment of Taxes	68
6.4	Maintenance of Existence; Compliance	68
6.5	Maintenance of Property; Insurance	69
6.6	Inspection of Property; Books and Records; Discussions	69
6.7	Notices	69
6.8	Environmental Laws	70
6.9	[Reserved]	70
6.10	[Reserved]	70
6.11	Certain Post-Closing Obligations	70
6.12	[Reserved]	71
6.13	Organizational Procedures and Scope of Business	71
6.14	Special Purpose Entity Requirements	71
6.15	Compliance with Legal Opinions	72
6.16	Satisfaction of Obligations	72
6.17	Disregarded Entity	72
6.18	Junior TLC Treatment Certificate	72
6.19	Intended Tax Treatment	73

SECTION 7.	NEGATIVE COVENANTS	74
7.1	Liens	74
7.2	Indebtedness	74
7.3	Disposition of Assets	74
7.4	Restricted Payments	74
7.5	Investments	74
7.6	Use of Proceeds	74

7.7	[Reserved]	74
7.8	Jurisdiction	74
7.9	Special Purpose Entity Requirements	74
7.10	Requirements for Material Actions	75
7.11	Organizational Documents	75
7.12	Merger, Acquisitions, Sales, etc.	75
7.13	Limited Assets	75

SECTION 8.	EVENTS OF DEFAULT	75
8.1	Events of Default	75
8.2	Priority of Payments with Respect to the Collateral	78

SECTION 9.	THE AGENTS	78
9.1	Appointment	78
9.2	Delegation of Duties	79
9.3	Exculpatory Provisions	79
9.4	Reliance by the Applicable Agent	80
9.5	Notice of Default	80
9.6	Non-Reliance on Applicable Agents and Other Issuing Banks	80
9.7	Indemnification	81
9.8	Applicable Agent in Its Individual Capacity	81
9.9	Successor Agents	82
9.10	Structuring Agents, Arrangers and Bookrunners	82
9.11	Erroneous Payments	82
9.12	Actions and Matters Relating to the Collateral	85
9.13	Rights, Obligations and Protections of the Controlling Collateral Agent and the Controlling Administrative Agent	87
9.14	Junior TLC Collateral Agent	90

SECTION 10.	MISCELLANEOUS	90
10.1	Amendments and Waivers	90
10.2	Notices	91
10.3	No Waiver; Cumulative Remedies	94
10.4	Survival of Representations and Warranties	94
10.5	Payment of Expenses; Indemnity; Limitation of Liability	94
10.6	Successors and Assigns; Participations and Assignments	97
10.7	Adjustments; Set-off	100
10.8	Counterparts; Electronic Execution	100
10.9	Severability	101
10.10	Integration	101
10.11	GOVERNING LAW	101
10.12	Submission To Jurisdiction; Waivers	101
10.13	Acknowledgements	102
10.14	Releases of Guarantees and Liens	102
10.15	[Reserved]	104
10.16	Confidentiality	104
10.17	WAIVERS OF JURY TRIAL	104
10.18	Patriot Act and Beneficial Ownership Regulation	105
10.19	Usury Savings Clause	105
10.20	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	105
10.21	[Reserved]	106
10.22	Deemed Assignment	106
10.23	Judgment Currency	106
10.24	Non-Petition	106

SCHEDULES:

1.1A	Existing Letters of Credit
1.1B	Prepetition Letters of Credit
1.1C	Security Documents
1.1D	Permitted Investors
4.6	Litigation
6.11	Post-Closing Obligations

EXHIBITS:

A	Form of Compliance Certificate
B-1	Form of Senior LC Tranche Assignment and Assumption
B-2	Form of JPM Senior LC Tranche Assignment and Assumption
C-1 to C-4	Forms of U.S. Tax Compliance Certificate
D-1	Form of Solvency Certificate for Junior TLC Facility Lender
D-2	Form of Solvency Certificate for the Credit Parties
E	Form of Security Agreement
F-1	Form of Senior LC Facility Limited Recourse Guaranty
F-2	Form of Junior TLC Facility Limited Recourse Guaranty
G-1	Form of Borrower LC Cash Collateral Reallocation Request
G-2	Form of Issuing Bank LC Cash Collateral Reallocation Request
H	Form of Deficiency Notice
I	Form of Senior LC Facility Equity Pledge Agreement
J	[Reserved]
K-1	Form of Senior LC Facility Limited Guaranty
K-2	Form of Junior TLC Facility Limited Guaranty

SENIOR SECURED CREDIT AGREEMENT (this “Agreement”), dated as of June 11, 2024, among WW SPV Borrower I LLC, a Cayman Islands limited liability company registered with registered number 6999 (the “GS LC Borrower”), WW SPV BORROWER II LLC, a Cayman Islands limited liability company registered with registered number 7001 (the “JPM LC Borrower”, together with the GS LC Borrower, the “Senior LC Facility Borrowers”), GOLDMAN SACHS INTERNATIONAL BANK (“Goldman Sachs”) and JPMORGAN CHASE BANK, N.A. (“JPMorgan”), each as Issuing Banks (in such capacity, each as an “Issuing Bank” and collectively, the “Issuing Banks”), SOFTBANK VISION FUND II-2 L.P., a limited partnership established in Jersey with registration number 2995, whose registered office is at 47 Esplanade, St Helier, Jersey, JE1 0BD (the “Partnership”) acting by the Manager (as defined below) (the Partnership, acting by the Manager or the Jersey General Partner (as defined below) in its capacity as general partner, as the case may be, the “Junior TLC Facility Lender”), GOLDMAN SACHS INTERNATIONAL BANK and JPMORGAN CHASE BANK, N.A., each as a senior LC facility administrative agent, GOLDMAN SACHS INTERNATIONAL BANK and JPMORGAN CHASE BANK, N.A., each as an LC collateral agent, SOFTBANK VISION FUND II-2 L.P., as the junior TLC facility administrative agent (the “Junior TLC Facility Administrative Agent”), SVF II GP (Jersey) Limited, a private limited company incorporated in Jersey with registration number 129289, whose registered office is at 47 Esplanade, St Helier, Jersey, JE1 0BD in its capacity as general partner of the Partnership and in its own corporate capacity (the “Jersey General Partner”) and SB Global Advisers Limited, an England and Wales limited company with registered number 13552691, whose registered office is at 69 Grosvenor Street, London W1K 3JP, United Kingdom in its capacity as manager of the Partnership (the “Manager”), WW SPV Blocker LLC, a limited liability company formed and registered in the Cayman Islands (the “Blocker”) and ACQUIOM AGENCY SERVICES LLC (“Acquiom”), as the junior TLC collateral agent (the “Junior TLC Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, WeWork Companies U.S. LLC and certain of its subsidiaries and certain parent companies on November 6, 2023 (the “Petition Date”) commenced voluntary cases (the “WeWork Chapter 11 Cases”) under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court of New Jersey (the “Bankruptcy Court”), Case No. 23-19865 (JKS), and the Credit Parties (as defined under the DIP Credit Agreement) continued to operate their businesses and manage their properties as debtors-in-possession from the Petition Date until the date hereof pursuant to Sections 1107 and 1108 of the Bankruptcy Code;

WHEREAS, WeWork Companies U.S. LLC is party to that certain Senior Secured Debtor-In-Possession Credit Agreement, dated as of December 19, 2023 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, by and among WeWork Companies U.S. LLC, Goldman Sachs International Bank and JPMorgan Chase Bank, N.A., as issuing banks, SoftBank Vision Fund II-2 L.P., as the junior TLC lender and Goldman Sachs International Bank as the senior LC facility administrative agent, shared collateral agent and an additional collateral agent, JPMorgan Chase Bank, N.A. as additional collateral agent and SoftBank Vision Fund II-2 L.P. as the junior TLC facility administrative agent (the “DIP Credit Agreement”).

WHEREAS, on May 30, 2024, the Bankruptcy Court entered an order approving the Disclosure Statement on a final basis and confirming the Reorganization Plan (as defined below) on May 30, 2024 at Docket No. 2060, in the Chapter 11 Cases, which order, inter alia, authorized and approved WeWork and its debtor affiliates to enter into and performance under this Agreement (the “Confirmation Order”).

WHEREAS, in connection with the Confirmation Order and the Restructuring Transactions Exhibit, the Junior TLC Facility Lender contributed its rights under the DIP Credit Agreement in exchange for the Junior TLC Facility Borrower and the Junior TLC Facility Lender entering into this Agreement providing for a senior secured limited recourse first priority “last out” term loan C facility;

WHEREAS, each Junior TLC Facility Borrower has asked the Junior TLC Facility Lender to provide and the Junior TLC Facility Lender has agreed to provide a senior secured limited recourse first priority “last out” term loan C facility, in an aggregate principal amount equal to $441,613,746.22, the proceeds of which will be used to provide cash collateral to support the Senior LC Facility Credit Document Obligations;

WHEREAS, the GS LC Borrower has asked Goldman Sachs, in its capacity as an Issuing Bank, to provide and Goldman Sachs has agreed, severally and not jointly, to provide a portion of a senior secured first priority cash collateralized “first out” letter of credit facility for the purpose of issuing, amending, extending or renewing certain letters of credit for the GS LC Borrower, in an aggregate Dollar Equivalent amount equal to $264,783,483.17 at any time outstanding for Goldman Sachs in its capacity as an Issuing Bank;

WHEREAS, the JPM LC Borrower has asked JPMorgan, in its capacity as an Issuing Bank, to provide and JPMorgan has agreed, severally and not jointly, to provide a portion of a senior secured first priority cash collateralized “first out” letter of credit facility for the purpose of issuing, amending, extending or renewing certain letters of credit for the JPM LC Borrower, in an aggregate Dollar Equivalent amount equal to $185,216,516.83 at any time outstanding for JPMorgan in its capacity as an Issuing Bank;

WHEREAS, all of the Borrowers’ Obligations under the Senior LC Facility are to be guaranteed on a limited recourse basis by the Blocker pursuant to the Senior LC Facility Limited Recourse Guaranty; and

WHEREAS, all of the Borrowers’ Obligations under the Junior TLC Facility are to be guaranteed on a limited recourse basis by the Blocker pursuant to the Junior TLC Facility Limited Recourse Guaranty.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS

1.1 Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR Rate on such day (or, if such day is not a Business Day, the next preceding Business Day) with an interest period of one (1) month plus 1.0%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Term SOFR Rate shall be effective as of the opening of business on the day of such change in the Prime Rate, the Federal Funds Effective Rate or such Adjusted Term SOFR Rate, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.7 hereof, then the ABR shall be the greater of clauses (a) and (b) above and shall be determined without reference to clause (c) above. For the avoidance of doubt, if the ABR shall be less than 1.00%, such rate shall be deemed to be 1.00% for purposes of this Agreement.

“Accounting Changes”: as defined in the definition of “GAAP”.

“Acquiom”: as defined in the preamble hereto.

“Adjusted Term SOFR Rate”: the higher of (a) Term SOFR Rate and (b) the Floor.

“Adyen”: Adyen NV, Simon Carmiggel Tsraat 6-50, 5th Floor, 1011 DJ, Amsterdam, the Netherlands.

“Adyen Base”: at any time, the amount of LC Cash Collateral attributable to then-outstanding face amount of the Adyen LC.

“Adyen Burndown”: Burndown Amounts attributable to the Adyen LC.

“Adyen LC”: collectively, the Letters of Credit consisting of (i) that certain amended standby letter of credit with the number 40000427 issued on March 6, 2024, by Goldman Sachs International Bank for the benefit of Adyen, (ii) that certain standby letter of credit with the number EGBLNS007923-EGS00792300 issued on March 25, 2024, by JPMorgan, for the benefit of Adyen, which as of the Closing Date, have an aggregate face amount of $25.0 million and (iii) any Letters of Credit issued pursuant hereto in replacement of the foregoing.

“Affiliate”: as to any Person, any other Person that, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person; provided, it is understood and agreed that neither the Partnership nor the Junior TLC Facility Lender (or any of their respective affiliates (other than, to the extent deemed an Affiliate, the Credit Parties)) shall constitute an “Affiliate” of the Credit Parties for purposes of this Agreement and the other Credit Documents.

“Agency Fee Letter”: the agency fee letter, dated as of June 11, 2024, between Goldman Sachs, JPMorgan and the Borrowers.

“Agent Indemnitee”: as defined in Section 9.7(a).

“Agents”: the collective reference to each Applicable Agent and any other agent identified on the cover page of this Agreement.

“Aggregate Draws”: the Dollar Equivalent aggregate principal amount of drawings on the Letters of Credit and Prepetition Letters of Credit reimbursed with LC Cash Collateral since the Closing Date.

“Agreement”: as defined in the preamble hereto.

“Agreement Currency”: Dollars.

“Alternative Currency”: Euros, Pounds Sterling, Canadian Dollars, Singapore Dollars, Australian Dollars and such other freely tradable currencies (other than Dollars) as the Borrower, the applicable Issuing Bank, the applicable Senior LC Facility Administrative Agent and the Junior TLC Facility Lender may each agree in its sole discretion in accordance with Section 3.1; provided that the availability of Letters of Credit under any new Alternative Currency shall be subject to the Minimum Cash Collateral Requirement.

“Ancillary Document”: as defined in Section 10.8(a).

“Anti-Corruption Laws”: all laws, rules and regulations of any jurisdiction that may be applicable to the Borrowers or their Affiliates from time to time concerning or relating to money-laundering bribery or corruption.

“Applicable Administrative Agent”: refers to any or all of the Senior LC Facility Administrative Agents and/or the Junior TLC Facility Administrative Agent, in each case as the context may require.

“Applicable Agent”: refers to any or all of the Senior LC Facility Administrative Agents, the Junior TLC Facility Administrative Agent, the Junior TLC Collateral Agent and/or either or both of the LC Collateral Agents, in each case as the context may require; provided that, for the avoidance of doubt, all Agents shall be entitled to the rights, protections, exculpations and other benefits afforded to the Applicable Agents pursuant to the provisions of Section 9 hereof.

“Applicable Commitments”: refers to either the Issuing Commitments or the Junior TLC Facility Commitments, as the context may require.

“Applicable Facility”: refers to either the Senior LC Facility or the Junior TLC Facility, as the context requires.

“Applicable Required Creditor Parties”: refers to, with respect to the Senior LC Facility, each of the Issuing Banks, and with respect to the Junior TLC Facility, the Junior TLC Facility Lender, as the context may require.

“Applicable Valuation”: refers to, when Aggregate Draws (other than in respect of the Adyen LC), (A) are less than $74,371,204, (i) for drawn amounts with respect to Prepetition Letters of Credit, a conversion price of $692.51 per share and (ii) for drawn amounts in respect of Letters of Credit, a conversion price of $318.76 per share and (B) are greater than or equal to $74,371,204, (i) prior to the second anniversary of the Closing Date, a conversion price of $20.00 per share, (ii) on or after the second anniversary of the Closing Date and prior to the third anniversary of the Closing Date, a conversion price of $18.00 per share, (iii) on or after the third anniversary of the Closing Date and prior to the fourth anniversary of the Closing Date, a conversion price of $16.00 and (iv) on or after the fourth anniversary of the Closing Date, a conversion price of $15.00 per share.

“Application”: an application, in such form as any Issuing Bank may specify from time to time, requesting such Issuing Bank to issue a Letter of Credit.

“Approved Currency”: Dollars and each Alternative Currency.

“Arranger”: the joint lead arrangers and joint bookrunners identified on the cover page of this Agreement.

“Article 55 BRRD”: Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms.

“Assignment and Assumption”: an Assignment and Assumption, substantially in the form of Exhibit B-1 or B-2.

“Australian Dollars”: freely transferable lawful money of Australia.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if the then-current Benchmark is a term rate, any tenor for such Benchmark that is or may be used for determining the length of an interest period or (y) otherwise, any payment period for interest calculated with reference to such Benchmark, as applicable, pursuant to this Agreement as of such date.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers.

“Bail-In Legislation”:

(a) in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 BRRD, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time;

(b) in relation to the United Kingdom, the UK Bail-In Legislation; and

(c) in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.

“Bankruptcy Code”: Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Bankruptcy Court”: as defined in the recitals hereto.

“Bankruptcy Event”: with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization, restructuring, liquidation or provisional liquidation of its business appointed for it, or, in the good-faith determination of the Applicable Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof; provided further that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Bankruptcy Proceeding”: any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Base Letter of Credit Fee”: as defined in Section 3.3(a).

“Benchmark”: initially, the Adjusted Term SOFR Rate; provided that if a replacement of the Benchmark has occurred pursuant to Section 2.7, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate. Any reference to “Benchmark” shall include, as applicable, the published component used in the calculation thereof.

“Benchmark Replacement”: for any Available Tenor, the first alternative set forth below that can be determined by the Applicable Administrative Agent:

(1) Daily Simple SOFR;

(2) the sum of (a) the alternate benchmark rate and (b) an adjustment (which may be a positive or negative value or zero), in each case, that has been selected by the Applicable Administrative Agent and the Borrower as the replacement for such Available Tenor of such Benchmark giving due consideration to any evolving or then-prevailing market convention, including any applicable recommendations made by the Relevant Governmental Body, for U.S. dollar-denominated syndicated credit facilities at such time;

provided that if the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Conforming Changes”: with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR,” the definition of “Business Day,” timing and frequency of determining rates and making payments of interest, the applicability and length of lookback periods, and other technical, administrative or operational matters) that the Applicable Administrative Agent (after consultation with the Borrower) decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Applicable Administrative Agent in a manner substantially consistent with market practice (or, if the Applicable Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Applicable Administrative Agent determines that no market practice for the administration of such Benchmark Replacement exists, in such other manner of administration as the Applicable Administrative Agent and the Borrower decide is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Benchmark Transition Event”: with respect to any then-current Benchmark, the occurrence of a public statement or publication of information by or on behalf of the administrator of the then-current Benchmark, the regulatory supervisor for the administrator of such Benchmark, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark, a resolution authority with jurisdiction over the administrator for such Benchmark or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark, announcing or stating that (a) such administrator has ceased or will cease on a specified date to provide all Available Tenors of such Benchmark, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark or (b) all Available Tenors of such Benchmark are or will no longer be representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored.

“Beneficial Ownership Regulation”: as defined in Section 10.18.

“Blocker”: as defined in the preamble hereto.

“Blocker Certificate of Registration”: the Certificate of Registration of the Blocker, dated May 31, 2024, issued by the Registrar of Limited Liability Companies in the Cayman Islands.

“Blocker Constituent Documents”: the Blocker LLC Statements, the Blocker Certificate of Registration and the Blocker LLC Agreement.

“Blocker LLC Agreement”: the limited liability company agreement of the Blocker, dated as of the Closing Date, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof.

“Blocker LLC Statements”: the registration statement filed pursuant to Section 5(1) of the LLC Act, any certificate of amendment to such registration statement filed pursuant to Section 8 of the LLC Act of the Blocker and the registration statement filed pursuant to Section 5(1) of the LLC Act.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” or “Borrowers”: each, either or both Senior LC Facility Borrowers and/or the Junior TLC Facility Borrowers, as the context may require. Uses of term “Borrower” shall be deemed to mean “the Borrowers”, “each Borrower” and “any Borrower” under the Facilities or the Senior LC Facility (or the applicable tranche thereunder) and/or the Junior TLC Facility, in each case, as the context may require.

“Borrower Certificate of Registration”: each, either or both, the Certificate of Registration of the GS LC Borrower, dated May 31, 2024, issued by the Registrar of Limited Liability Companies in the Cayman Islands and/or the JPM LC Borrower, dated May 31, 2024, as issued by the Registrar of Limited Liability Companies in the Cayman Islands, as the context may require.

“Borrower Constituent Documents”: the Borrower Certificate of Registration, Borrower LLC Statements and the Borrower LLC Agreement.

“Borrower LC Cash Collateral Reallocation”: as defined in Section 2.4(b).

“Borrower LC Cash Collateral Release”: as defined in Section 2.4(f).

“Borrower LLC Agreement”: each, either or both of the amended and restated limited liability company agreement of the GS LC Borrower, dated as of the Closing Date, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof and/or the amended and restated limited liability company agreement of the JPM LC Borrower, dated as of the Closing Date, as amended, modified, supplemented, restated or replaced from time to time in accordance with the terms thereof, as the context may require.

“Borrower LLC Statements”: the registration statement filed pursuant to Section 5(1) of the LLC Act, any certificate of amendment to such registration statement filed pursuant to Section 8 of the LLC Act of the GS LC Borrower and the registration statement filed pursuant to Section 5(1) of the LLC Act, any certificate of amendment to such registration statement filed pursuant to Section 8 of the LLC Act of the JPM LC Borrower, as the context may require.

“Burndown Amount”: as defined in Section 6.18(a).

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to close.

“Canadian Dollars”: freely transferable lawful money of Canada.

“Cash Equivalents”:

(a) Dollars;

(b) Canadian Dollars, Pounds Sterling, Yen, Euros, any national currency of any Participating Member State of the EMU, Swiss Franc and any other currency held in the ordinary course of business and not for speculative purposes;

(c) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within two (2) years from the date of acquisition;

(d) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of one (1) year or less from the date of acquisition issued by any Issuing Bank or any domestic or foreign commercial bank having combined capital and surplus of not less than $500,000,000 in the case of U.S. banks and $100,000,000 (or the Dollar Equivalent as of the date of determination) in the case of non-U.S. banks;

(e) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within twelve (12) months from the date of acquisition;

(f) repurchase obligations for underlying securities of the types described in clauses (c), (d) and (i) of this definition entered into with any financial institution or recognized securities dealer meeting the qualifications specified in clause (d) above;

(g) securities with maturities of one (1) year or less from the date of acquisition, which (or the unsecured unsubordinated debt securities of the issuer of which) is rated at least A-1 or A-2 by S&P or A3 or P-2 by Moody’s;

(h) securities with maturities of twelve (12) months or less from the date of acquisition backed by standby letters of credit issued by any Issuing Bank or any commercial bank satisfying the requirements of clause (d) of this definition;

(i) readily marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision or taxing authority thereof having an Investment Grade Rating from two of Moody’s, S&P and Fitch Ratings (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(j) readily marketable direct obligations issued by any foreign government or any political subdivision or public instrumentality thereof, in each case having an Investment Grade Rating from two of Moody’s, S&P and Fitch Ratings (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another rating agency) with maturities of twenty-four (24) months or less from the date of acquisition;

(k) money market mutual or similar funds at least 90% of the assets of which consist of assets satisfying the requirements of clauses (a) through (j) of this definition; or

(l) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AA- or better by S&P and Aa3 or better by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Change of Control”: (i) the Blocker ceases to be 100% owned, directly or indirectly by WeWork, or (ii) any Borrower cease to be 100% directly owned by the Blocker.

“Chapter 11 Cases”: the WeWork Chapter 11 Cases and any adversary proceedings pending before or filed with the Bankruptcy Court in which any Credit Party or WeWork Group Member is named as a party.

“Closing Date”: the date on which the conditions precedent set forth in Sections 5.1 and 5.2 shall have been satisfied or waived in accordance with Section 10.1, which shall be June 11, 2024.

“CME Term SOFR Administrator”: CME Group Benchmark Administration, Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code”: the Internal Revenue Code of 1986, as amended.

“Collateral”: collectively, the LC Collateral and the Junior TLC Facility Collateral.

“Collateral Agents”: the LC Collateral Agents and/or the Junior TLC Collateral Agent, as the context may require.

“Commitment Fee Rate”: 0.30% per annum, provided that after the occurrence of any Event of Default, the Commitment Fee Rate shall increase to a rate of 2.30% per annum for the period starting on the date of occurrence of such Event of Default until and through the date such Event of Default is waived or terminated pursuant to the terms hereunder.

“Commitment Period”: in the case of the Senior LC Facility, the period from and including the Closing Date to, but excluding, the Senior LC Facility Termination Date.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit A.

“Confirmation Order”: as defined in the recitals hereto.

“Constituent Documents”: with respect to (A) any Borrower, the applicable Borrower Constituent Documents and (B) Blocker, the Blocker Constituent Documents.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Controlling Administrative Agent”: with respect to (A) the Junior TLC Facility Equity Collateral, the Junior TLC Facility Administrative Agent, and (B) any LC Collateral, (x) until the Senior LC Facility Date of Full Satisfaction, each LC Collateral Agent with respect to all LC Collateral pledged to such LC Collateral Agent for the benefit of such LC Collateral Agent’s capacity as an Issuing Bank (or any affiliate or branch thereof) and (y) thereafter, the Junior TLC Facility Administrative Agent.

“Controlling Collateral Agent”: with respect to (A) any LC Collateral, each LC Collateral Agent with respect to all LC Collateral pledged to such LC Collateral Agent for the benefit of such LC Collateral Agent’s capacity as an Issuing Bank (or any affiliate or branch thereof); provided that after giving effect to the Deemed Assignment, each LC Collateral Agent shall continue to hold such assigned interests as collateral agent for the benefit of the Junior TLC Facility Secured Parties and (B) with respect to any Junior TLC Facility Equity Collateral, the Junior TLC Collateral Agent.

“Controlling Secured Party”: with respect to any Collateral, the Secured Parties whose Applicable Agent is the Controlling Administrative Agent for such Collateral.

“Credit Documents”: this Agreement, the Fee Letters, the Guaranty Agreements, the Security Documents and each Extension Amendment.

“Credit Exposure”: at any time, an amount equal to the sum, at such time, of (a) LC Exposure plus (b) any unpaid fees and expenses under any Letter of Credit that have not been fully reimbursed to the applicable Issuing Bank, plus (c) estimated fees and expenses projected to accrue on all outstanding Letters of Credit issued by such Issuing Bank through to the anticipated expiration dates of such Letters of Credit, plus (d) in the case of the LC Cash Collateral Accounts denominated in Dollars for each Issuing Bank, the estimated agency fees payable to the applicable Senior LC Facility Administrative Agent and other anticipated and applicable reimbursable, out of pocket expenses pursuant to Section 10.5(a) and Indemnified Liabilities of the applicable Senior LC Facility Administrative Agent and such Issuing Bank, including, for the avoidance of doubt, a reasonable reserve for documented legal fees of outside counsel for the applicable Senior LC Facility Administrative Agent and each Issuing Bank, taken as a whole.

“Credit Party”: each Borrower and the Blocker.

“Credited Interest”: for any period ended, all accrued interest in respect of the LC Cash Collateral during such period.

“Creditor Party”: the Senior LC Facility Administrative Agents, the Junior TLC Facility Administrative Agent, the Collateral Agents, the Issuing Banks, the Junior TLC Facility Lender and, for the purposes of Section 10.13 only, any other Agent and the Arrangers.

“Cupar”: Cupar Grimmond, LLC, a Delaware limited liability company.

“Cushion”: means the aggregate Dollar Equivalent amount on any date of determination of LC Cash Collateral in all LC Cash Collateral Accounts representing amounts other than collateralization of face amounts of Letters of Credit or interest that has accrued on amounts on deposit or held to the account of LC Cash Collateral Accounts, which amounts are generally held as LC Cash Collateral to secure payment of Credit Exposure not constituting LC Exposure.

“Daily Simple SOFR”: for any day, SOFR, with the conventions for this rate (which will include a lookback) being established by the Applicable Administrative Agent in accordance with the conventions for this rate recommended by the Relevant Governmental Body for determining “Daily Simple SOFR” for syndicated business loans; provided that if the Applicable Administrative Agent decides in its reasonable discretion that any such convention is not administratively feasible for the Applicable Administrative Agent, then the Applicable Administrative Agent, in consultation with the Borrower, may establish another convention in its reasonable discretion.

“Debtor Relief Laws”: means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, general assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization or similar debtor relief laws of the United States, the Netherlands, the United Kingdom or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Deemed Assignment”: as defined in Section 10.22.

“Default”: any of the events specified in Section 8.1, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Issuing Bank”: any Issuing Bank that (a) has failed to promptly and in any case no earlier than three (3) Business Days of the date requested to issue, amend, renew, or extend any Letters of Credit unless such Issuing Bank notifies the Applicable Administrative Agent, the Borrower and the Issuing Banks in writing that such failure is the result of such Issuing Bank’s determination that one or more conditions precedent to issuing (each of which conditions precedent, taken together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (b) has become the subject of a Bankruptcy Event, or (c) has become the subject of a Bail-In Action. Any determination by the Applicable Administrative Agent that an Issuing Bank is a Defaulting Issuing Bank under clauses (a) through (c) above shall be conclusive and binding absent manifest error, and such Issuing Bank shall be deemed to be a Defaulting Issuing Bank upon delivery of written notice of such determination to the Borrower and each Issuing Bank.

“Deficiency Notice”: as defined in Section 2.4(d).

“Deposit Account”: as defined in the Uniform Commercial Code or such other account acceptable to the Borrowers and the applicable LC Collateral Agent; provided that each Deposit Account shall be an interest bearing account.

“Deposit Account Control Agreement”: an agreement, in form and substance that is reasonably satisfactory to the Controlling Administrative Agent establishing the applicable Collateral Agent’s exclusive Control (as defined in the Uniform Commercial Code) of such Deposit Account.

“DIP Credit Agreement”: as defined in the recitals hereto.

“Disclosure Statement”: the Third Amended Disclosure Statement Relating to the Third Amended Joint Chapter 11 Plan of Reorganization of WeWork Inc. and its debtor subsidiaries filed in the Chapter 11 Cases at Docket No. 1818, the adequacy of which was approved by the Bankruptcy Court pursuant to the Confirmation Order.

“Dollar Equivalent”: for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount, (b) if such amount is expressed in an Alternative Currency, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with the Alternative Currency last provided (either by publication or otherwise provided to the applicable Senior LC Facility Administrative Agent) by the applicable Thomson Reuters Corp., Refinitiv, or any successor thereto (“Reuters”) source on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with the Alternative Currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the applicable Senior LC Facility Administrative Agent or the applicable Issuing Bank in its reasonable discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the applicable Senior LC Facility Administrative Agent or the applicable Issuing Bank using any method of determination it deems appropriate in its reasonable discretion) and (c) if such amount is denominated in any other currency, the equivalent of such amount in Dollars as determined by the applicable Senior LC Facility Administrative Agent or the applicable Issuing Bank using any method of determination it deems appropriate in its sole discretion.

“Dollars” and “$”: dollars in lawful currency of the United States.

“Drawn Base”: as defined in Section 6.18(a).

“EEA Financial Institution”: (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any member state of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature”: an electronic symbol attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“EMU”: the Economic and Monetary Union of the European Union.

“Environmental Laws”: any and all foreign, federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees and enforceable requirements of any Governmental Authority or Requirements of Law (including common law) regulating, governing or imposing liability for protection of human health or the environment.

“Environmental Permits”: as defined in Section 6.7(a).

“Equity Interests”: shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest; provided that Equity Interests shall not include any debt securities that are convertible into or exchangeable for any combination of Equity Interests and/or cash.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate”: (a) any entity, whether or not incorporated, that is under common control with a Credit Party within the meaning of Section 4001(a)(14) of ERISA; (b) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which a Credit Party is a member; (c) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which a Credit Party is a member; and (d) solely for purposes of Section 412 of the Code, with respect to any Credit Party, any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Credit Party, any corporation described in clause (b) above or any trade or business described in clause (c) above is a member.

“ERISA Event”: (a) any Reportable Event; (b) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived in accordance with Section 412(c) of the Code or Section 302(c) of ERISA; (c) a determination that any Pension Plan is, or is expected to be, in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (d) the filing pursuant to Section 412 of the Code or Section 302 of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or the incurrence by any Credit Party or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Pension Plan, including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (f) the receipt by any Credit Party or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Pension Plan or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (g) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan pursuant to Sections 431 or 432 of the Code; (h) the incurrence by any Credit Party or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Pension Plan or Multiemployer Plan; (i) the receipt by any Credit Party or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from a Credit Party or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Sections 431 or 432 of the Code or Sections 304 or 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA) or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA or that the PBGC has issued a partition order under Section 4233 of ERISA with respect to the Multiemployer Plan; (j) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA; (k) the withdrawal by any Credit Party or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to any Credit Party or any of their respective ERISA Affiliates pursuant to Section 4063 or 4064 of ERISA; (l) the imposition of liability on any Credit Party or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; or (m) the imposition of a Lien pursuant to Section 430(k) of the Code or pursuant to Section 303(k) or 4068 of ERISA with respect to any Pension Plan.

“Erroneous Payment”: as defined in Section 9.11(a).

“Erroneous Payment Deficiency Assignment”: as defined in Section 9.11(d).

“Erroneous Payment Return Deficiency”: as defined in Section 9.11(d).

“EU Bail-In Legislation Schedule”: the document described as such and published by the Loan Market Association (or any successor Person), from time to time.

“Euros”: the single currency of the Participating Member States.

“Event of Default”: any of the events specified in Section 8.1, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excess Alternative Currency Cash Collateral” as defined in Section 2.4(c).

“Excess WeWork TLC Equity Interests”: at any date of determination, the number of WeWork TLC Equity Interests corresponding to the WeWork TLC Equity Interests then on the books and records of the Transfer Agent in excess of the then-current Maximum WeWork Equity Interest Amount.

“Excluded Taxes”: any of the following Taxes imposed on or with respect to a Creditor Party or required to be withheld or deducted from a payment to a Creditor Party: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Creditor Party being organized under the laws of, or having its principal office in, or otherwise doing business in, or otherwise being resident for tax purposes or taxable in, or, in the case of any Creditor Party, having its applicable lending office or other branch or permanent establishment located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Creditor Party, any U.S. federal withholding or backup withholding Taxes imposed on amounts payable to or for the account of such Creditor Party with respect to an applicable interest in an Issuing Commitment (or otherwise in any Credit Document) pursuant to law in effect as of the date on which (i) such Creditor Party acquires such interest in the Issuing Commitment (or otherwise becomes a party to this Agreement) (in either case, other than pursuant to an assignment request by the Borrower under Section 2.12) or (ii) such Creditor Party changes its lending office, except in each case to the extent that, pursuant to Section 2.10, amounts with respect to such Taxes were payable either to such Creditor Party’s assignor immediately before such Creditor Party acquired the applicable interest in an Issuing Commitment (or otherwise becomes a party to this Agreement) or to such Creditor Party immediately before it changed its lending office, (c) Taxes attributable to such Creditor Party’s failure to comply with Section 2.10(f), (d) any withholding Taxes imposed under FATCA or similar Requirement of Law, and (e) all liabilities, penalties and interest with respect to any of the foregoing.

“Existing Letters of Credit”: those certain letters of credit set forth on Schedule 1.1A which shall be, as of the Closing Date, deemed to be issued under this Agreement.

“Extending Issuing Bank”: as defined in Section 2.15

“Extended Issuing Commitment”: as defined in Section 2.15.

“Extended Letter of Credit”: as defined in Section 2.15.

“Extension”: as defined in Section 2.15.

“Extension Amendment”: as defined in Section 2.15.

“Facilities”: the Senior LC Facility and the Junior TLC Facility.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version, in each case that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules, promulgation, guidance, notes or practices adopted or entered into in connection with any intergovernmental agreement, treaty or convention entered into in connection with the implementation of such Sections of the Code.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day of such transactions received by Goldman Sachs International Bank from three federal funds brokers of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Fee Letters”: the Agency Fee Letter and the Junior TLC Facility Fee Letter.

“Fee Payment Date”: (a) the later of (x) the last day of each March, June, September and December and (y) two (2) Business Days after the receipt by the Junior TLC Facility Lender and the Borrower of the applicable Senior LC Facility Administrative Agent’s and applicable Issuing Bank’s invoice for fees and interest payable in respect of the period ended the last day of each March, June, September and December (or if such invoice is revised after delivery, the date such revised invoice is received by the Junior TLC Facility Lender and the Borrower), in each case, until the later of the date of expiration or termination of each Letter of Credit and (b) the Senior LC Facility Termination Date.

“Floor”: 0.00%.

“Foreign Benefit Arrangement”: any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Credit Party.

“Foreign Plan”: each employee benefit plan (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Credit Party.

“Foreign Plan Event”: with respect to any Foreign Benefit Arrangement or Foreign Plan, (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable law or by the terms of such Foreign Benefit Arrangement or Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any such Foreign Benefit Arrangement or Foreign Plan required to be registered; (c) the failure of any Foreign Benefit Arrangement or Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Benefit Arrangement or Foreign Plan or (d) the incurrence of liability in connection with the termination of, or withdrawal from, any Foreign Benefit Arrangement or Foreign Plan.

“Funding Office”: the office of the Applicable Administrative Agent specified in Section 10.2 or such other office as may be specified from time to time by the Applicable Administrative Agent as its funding office by written notice to the Borrower and the applicable Issuing Banks.

“GAAP”: generally accepted accounting principles in the United States as in effect from time to time. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then if so requested by the Borrower or the Issuing Banks, the Borrower and the Applicable Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, each Applicable Administrative Agent and the Issuing Banks, all standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.

“Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

“Goldman Sachs”: as defined in the preamble hereto.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners) and any supranational bodies such as the European Central Bank and the European Union.

“GS Additional Issuing Commitment”: $56,888,526.53 as of the Closing Date; provided that the GS Additional Issuing Commitment shall automatically reduce to zero on the date that is three Business Days after the date that the aggregate principal amount of draws on Letters of Credit issued by Goldman Sachs equals at least $56,888,526.53, so long as immediately after giving effect to such automatic reduction, the LC Exposure under the Senior GS LC Tranche would not exceed the GS Base Issuing Commitment (such reduction, the “Initial GS Issuing Commitment Reduction”).

“GS Base Issuing Commitment”: $207,894,956.64 as of the Closing Date.

“GS LC Borrower”: as defined in the preamble hereto.

“Guaranty Agreements”: the Senior LC Facility Limited Recourse Guaranty, the WeWork Limited Guaranty, Junior TLC Facility Limited Recourse Guaranty and the Junior TLC Facility Lender Limited Guaranty.

“Highest Lawful Rate”: the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to such Issuing Bank which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Indebtedness”: of any Person means, without duplication, (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (i) trade payables, (ii) any earn-out or holdback obligation not paid when due and payable, (iii) expenses accrued in the ordinary course of business and (iv) obligations resulting from take-or-pay contracts entered into in the ordinary course of business) which purchase price is due more than six (6) months after the date of placing such property in service or taking delivery of title thereto; (e) all Indebtedness of others secured by any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed; provided that the amount of such Indebtedness will be the lesser of (i) the fair market value of such asset as determined by such Person in good faith on the date of determination and (ii) the amount of such Indebtedness of other Persons; (f) all financing lease obligations of such Person; (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, bankers’ acceptances, bank guarantees, surety bonds or other similar instruments; (h) all obligations of such Person under any Swap Agreement; and (i) all guarantees by such Person in respect of the foregoing clauses (a) through (h). The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of the obligations of the Borrower in respect of any Swap Agreement shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower would be required to pay if such Swap Agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP. For purposes of clarity and avoidance of doubt, any joint and several Tax liabilities arising by operation of consolidated return, fiscal unity or similar provisions of applicable law shall not constitute Indebtedness for purposes hereof.

“Indemnified Liabilities”: as defined in Section 10.5(b).

“Indemnified Taxes”: (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a) above, Other Taxes.

“Indemnitee”: as defined in Section 10.5(b).

“Independent Manager”: a natural person who, (a) for the five (5)-year period prior to his or her appointment as Independent Manager, has not been, and during the continuation of his or her service as Independent Manager, is not: (i) an employee, director, stockholder, member, manager, partner or officer of the Borrower or any of its respective Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates of the Borrower that are structured to be “bankruptcy remote”); (ii) a customer or supplier of the Borrower or any of its Affiliates (other than his or her service as an Independent Manager of the Borrower or other Affiliates of the Borrower that are structured to be “bankruptcy remote”); or (iii) any member of the immediate family of a person described in sub-clause (i) or sub-clause (ii) of this clause (a); and (b) has (i) prior experience as an Independent Manager for a corporation or limited liability company whose charter documents required the unanimous consent of all Independent Managers thereof before such corporation or limited liability company could consent to the institution of bankruptcy or insolvency proceedings against it or could file a petition seeking relief under any applicable federal or state law or foreign law relating to bankruptcy and (ii) at least five (5) years of employment experience with one or more entities that provide, in the ordinary course of their respective businesses, advisory, management or placement services to issuers of secured or securitized structured finance instruments, agreements or securities and (c) either (i) has been approved as the “Independent Manager” by the applicable Senior LC Facility Administrative Agent (or after the occurrence of the Senior LC Facility Date of Full Satisfaction, the Junior TLC Facility Administrative Agent), each in its sole and absolute discretion (such approval not to be unreasonably withheld, delayed or conditioned), or (ii) is an individual employed by either MaplesFS Limited or Walkers Fiduciary Limited or is provided by any other service provider approved by the applicable Senior LC Facility Administrative Agent (or after the occurrence of the Senior LC Facility Date of Full Satisfaction, the Junior TLC Facility Administrative Agent).

“Initial GS Issuing Commitment Reduction”: as defined in the definition of “GS Additional Issuing Commitment”.

“Initial JPM Issuing Commitment Reduction”: as defined in the definition of “JPM Additional Issuing Commitment”.

“Insolvent”: with respect to any Multiemployer Plan, the condition that such plan is insolvent within the meaning of Section 4245 of ERISA.

“Intended Tax Treatment”: as defined in Section 6.19.

“Interest Payment Date”: the first Business Day of each January, April, July and October and the applicable Termination Date.

“Investment Grade Rating”: a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and equal to or higher than BBB- (or the equivalent) by S&P or Fitch Ratings or, if the applicable instrument is not then rated by Moody’s or S&P, an equivalent rating by any other rating agency.

“IRS”: the United States Internal Revenue Service, or any successor thereto.

“Issuing Bank Assignee”: (a) an Issuing Bank; (b) an Affiliate of an Issuing Bank; and (c) any financial institution; provided that notwithstanding the foregoing, “Issuing Bank Assignee” shall not include (i) the Borrowers or their Affiliates, (ii) natural persons, and (iii) any Defaulting Issuing Bank or potential Defaulting Issuing Bank or any of their respective subsidiaries or any Person who, upon becoming an Issuing Bank hereunder, would constitute any of the foregoing Persons described in this clause (iii).

“Issuing Bank Cash Collateral Transfer Arrangement” as defined in the definition of “Senior LC Facility Date of Full Satisfaction”.

“Issuing Bank LC Cash Collateral Reallocation” as defined in Section 2.4(c).

“Issuing Bank Register”: as defined in Section 10.6(c)(iv).

“Issuing Banks”: as of the Closing Date, under the Senior GS LC Tranche of the Senior LC Facility, Goldman Sachs International Bank (“Goldman Sachs”) and under the Senior JPM LC Tranche of the Senior LC Facility, JPMorgan Chase Bank, N. A. (“JPMorgan”), including, in each case, each of their respective affiliates and branches, and each other Issuing Bank under the applicable tranche of the Senior LC Facility approved by the applicable Senior LC Facility Administrative Agent, each applicable existing Issuing Bank, the Borrower and the Junior TLC Facility Lender that has agreed in its sole discretion to act as an “Issuing Bank” hereunder. Each reference herein to “Issuing Bank” shall be deemed to be a reference to the applicable Issuing Bank.

“Issuing Commitment”: with respect to each Issuing Bank, the commitment of such Issuing Bank to issue Letters of Credit under the Senior GS LC Tranche and the Senior JPM LC Tranche, as applicable, and with respect to each Extending Issuing Bank, the Extended Issuing Commitments. The Issuing Commitment for Goldman Sachs under the Senior GS LC Tranche is equal to GS Base Issuing Commitment plus the GS Additional Issuing Commitment and for JPMorgan under the Senior JPM LC Tranche is equal to the JPM Base Issuing Commitment plus the JPM Additional Issuing Commitment.

“Jersey General Partner”: as defined in the preamble hereto.

“JPM LC Borrower”: as defined in the preamble hereto.

“JPMorgan” as defined in the definition of “Issuing Banks”.

“JPM Additional Issuing Commitment”: $18,111,473.47 as of the Closing Date; provided that the JPM Additional Issuing Commitment shall automatically reduce to zero on the date that is three Business Days after the date that the aggregate principal amount of draws on Letters of Credit issued by JPMorgan is at least $18,111,473.47, so long as immediately after giving effect to such automatic reduction, the LC Exposure under the Senior JPM LC Tranche would not exceed the JPM Base Issuing Commitment (such reduction, the “Initial JPM Issuing Commitment Reduction”).

“JPM Base Issuing Commitment”: $167,105,043.36 as of the Closing Date.

“Judgment Currency”: as defined in Section 10.23.

“Junior TLC Collateral Agent”: as defined in the preamble hereto.

“Junior TLC Facility”: the facility in respect of the aggregate Junior TLC Facility Commitment and the Term Loans.

“Junior TLC Facility Administrative Agent”: as defined in the preamble hereto.

“Junior TLC Facility Borrowers”: WW SPV Borrower I LLC, a Cayman Islands limited liability company registered with registered number 6999 and WW SPV Borrower II LLC, a Cayman Islands limited liability company registered with registered number 7001.

“Junior TLC Facility Cash Collateral Interest”: all of the Credit Parties’ interests in the LC Cash Collateral and each LC Cash Collateral Account (including, for the avoidance of doubt, the Credit Parties’ reversionary interest in the LC Cash Collateral and each LC Cash Collateral Account) other than, until the occurrence of a Deemed Assignment, interests included in the Senior LC Facility Cash Collateral Interest; provided that any enforcement on the LC Cash Collateral or any LC Cash Collateral Account relating to the Junior TLC Facility Cash Collateral Interest is only permitted to take place after the Senior LC Facility Date of Full Satisfaction and the occurrence of the Junior TLC Facility Trigger Date.

“Junior TLC Facility Collateral”: collectively, the Junior TLC Facility Equity Collateral and the Junior TLC Facility Cash Collateral Interest (including rights arising from the Deemed Assignment).

“Junior TLC Facility Commitment”: the commitment of the Junior TLC Facility Lender to make or otherwise fund a Term Loan to each Borrower on the Closing Date hereunder. As of the Closing Date, the Junior TLC Facility Commitment is $441,613,746.22.

“Junior TLC Facility Credit Document Obligations”: (i) the unpaid principal of and interest on (including interest contemplated by Section 2.5(c) hereof, interest accruing after the maturity of the obligations under the Junior TLC Facility and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the Term Loans and (ii) all other obligations and liabilities of the Borrower to the Junior TLC Facility Lender, Junior TLC Facility Administrative Agent, each Collateral Agent in its capacity as the collateral agent for the Junior TLC Facility, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the Junior TLC Facility Administrative Agent, each Collateral Agent in its capacity as the collateral agent for the Junior TLC Facility, or to the Junior TLC Facility Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Junior TLC Facility Date of Full Satisfaction”: the date that each of the following has occurred: (a) the occurrence of the Senior LC Facility Date of Full Satisfaction and (b) all Junior TLC Facility Credit Document Obligations have been paid in full in cash or in Junior TLC Facility Equity Collateral in accordance herewith, or otherwise addressed in a manner satisfactory to the Junior TLC Facility Lender; provided that all amounts due and payable to the Junior TLC Collateral Agent shall be paid in full in cash.

“Junior TLC Facility Equity Collateral”: WeWork TLC Equity Interests issued to the Blocker pursuant to the Reorganization Plan, which are subject to the Junior TLC Facility Equity Collateral Control Agreement.

“Junior TLC Facility Equity Collateral Control Agreement”: the Junior TLC Facility Equity Collateral Control Agreement dated as of the date hereof among Blocker, the Junior TLC Collateral Agent, WeWork and the Transfer Agent.

“Junior TLC Facility Equity Pledge Agreement”: the Junior TLC Facility Pledge Agreement dated as of the date hereof by and between Blocker and the Junior TLC Collateral Agent.

“Junior TLC Facility Fee Letter”: the fee letter dated as of the date hereof between Acquiom and the Junior TLC Facility Borrowers.

“Junior TLC Facility Lender”: as defined in the preamble hereto.

“Junior TLC Facility Lender Limited Guaranty”: the Limited Guaranty, to be dated as of the Closing Date (as amended, restated, amended and restated, modified or waived from time to time), made by, among others, the Junior TLC Facility Administrative Agent and WeWork substantially in the form of Exhibit K-2.

“Junior TLC Facility Lender Split Protections”: with respect to any modification of the Senior LC Facility, including any amendment, extension, refinancing, renewal, replacement, change with respect to Issuing Banks, whether within this Agreement or a new agreement, (x) the provisions of any such amendment, extension, refinancing, renewal, replacement or change shall be consistent in all material respects to those set forth in this Agreement on the Closing Date; provided that the provisions providing for (i) transfers of WeWork TLC Equity Interests, (ii) releases of LC Cash Collateral in accordance with the LC Cash Collateral Splits and (iii) Junior TLC Facility Collateral (including rights arising from the Deemed Assignment), in each case, may not be adversely affected with respect to the interests of the Junior TLC Facility Lender therein, and (y) solely in respect of any such modification in an agreement separate from this Agreement with, or an amendment to this Agreement that provides for, a structure that is not substantially similar to the structure of this Agreement, the arrangements thereunder must be consented to by the Junior TLC Facility Lender, such consent not to be unreasonably withheld, delayed or conditioned; provided that, the Junior TLC Facility Lender shall be deemed to have consented to any such modification unless the Junior TLC Facility Lender shall have objected thereto in writing within 10 Business Days after having received written notice thereof.

“Junior TLC Facility Limited Recourse Guaranty”: the Limited Recourse Guaranty, to be dated as of the Closing Date (as amended, restated, amended and restated, modified or waived from time to time), made by, among others, the Blocker and the Junior TLC Facility Administrative Agent substantially in the form of Exhibit F-2.

“Junior TLC Facility Secured Parties”: collectively, (a) the Junior TLC Facility Lender, (b) the Junior TLC Collateral Agent and the Junior TLC Facility Administrative Agent, (c) any LC Collateral Agent in its capacity as collateral agent for the Junior TLC Facility Lender after the occurrence of a Senior LC Facility Date of Full Satisfaction (c) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document in respect of the Junior TLC Facility and (d) the permitted successors and assigns of each of the foregoing.

“Junior TLC Treatment Certificate”: as defined in Section 6.18(a).

“Junior TLC Facility Trigger Date”: the earliest of (a) June 11, 2030 (or such later date as the Junior TLC Facility Lender may agree in its sole discretion), (b) the date on which the Term Loans have been voluntarily prepaid by the Borrower pursuant to, and in accordance with, this Agreement, as a result of the refinancing, renewal or replacement of the Senior LC Facility, solely to the extent that the refinanced, renewed or replacement facility no longer requires the commitment and/or use of the cash collateral provided by the Junior TLC Facility Lender pursuant to the Junior TLC Facility or a substantially similar arrangement, which arrangement will be subject to the Junior TLC Facility Lender Split Protections, (c) the occurrence of a Change of Control or a WeWork Change of Control, (d)(x) an Event of Default pursuant to Section 8.1(f) shall have occurred and be continuing or an Event of Default pursuant to Section 8.1(a) with respect to the Junior TLC Facility shall have occurred and be continuing, (y) an Event of Default pursuant to Section 8.1(a) with respect to the Senior LC Facility shall have occurred and be continuing and as a result the Issuing Banks shall have exercised remedies or (z) an Event of Default with respect to the Senior LC Facility shall have occurred and be continuing and as a result, the Issuing Banks shall have exercised remedies in the form of an enforcement to foreclose on the LC Equity Collateral or transferring the LC Cash Collateral from accounts of the Borrowers to accounts of the Issuing Banks, (e) the date on which both (x) the Senior LC Facility Date of Full Satisfaction has occurred and (y) the Credit Parties shall have determined in their reasonable discretion that neither they nor any of their Affiliates will require or desire the commitment and/or use of the cash collateral provided by the Junior TLC Facility Lender pursuant to the Junior TLC Facility or a substantially similar arrangement prior to the date set forth in clause (a) above in connection with obtaining or maintaining any letter of credit or similar facility for use in connection with leases for the business of the WeWork Group Members or to support up to $20,000,000 in general third-party corporate obligations of the WeWork Group Members (other than the Adyen LC), which such arrangement will be subject to adherence with the Junior TLC Facility Lender Split Protections; and (f) an Event of Default pursuant to Section 8.1(d) with respect to a breach of Sections 2.3(b), 2.4(f), 6.13, 6.14, 6.15, 7.3(ii), 7.6, 7.9 or 7.10, (g) an Event of Default pursuant to Sections 8.1(i) (other than with respect to the Senior LC Facility Equity Pledge Agreements) or (j) (solely with respect to the Junior TLC Facility Limited Recourse Guaranty), in each case, shall have occurred and be continuing and (h) the occurrence of a Trigger Event under and as defined in the Junior TLC Facility Lender Limited Guaranty; provided that for the avoidance of doubt, any enforcement on the LC Collateral or any LC Cash Collateral Account by any Applicable Agent or any other person acting at the direction, directly or indirectly, of the Junior TLC Facility Lender or Junior TLC Facility Administrative Agent shall only be permitted to take place after the Senior LC Facility Date of Full Satisfaction; provided, further, that the Junior TLC Facility Administrative Agent shall give prompt written notice to the Junior TLC Collateral Agent of the occurrence of the Junior TLC Facility Trigger Date and the Junior TLC Collateral Agent shall be entitled to conclusively presume that the Junior TLC Facility Trigger Date has not occurred in the absence of receipt of such notice.

“Latest Expiry Date”: as defined in Section 3.1.

“LC Cash Collateral”: cash deposited in or standing to the credit of each LC Cash Collateral Account that is pledged as cash collateral to backstop Credit Exposure of any Issuing Bank under the Senior LC Facility pursuant to any Security Document and is subject to an LC Cash Collateral Account Control Agreement; provided that for the avoidance of doubt, LC Cash Collateral pledged to an Issuing Bank shall only secure the Senior LC Facility Credit Document Obligations under the applicable Senior LC Tranche for such Issuing Bank and in respect of the Junior TLC Facility Cash Collateral Interest and shall not, for the avoidance of doubt, secure any Senior LC Facility Credit Document Obligations under any other Senior LC Tranche or any obligations outside of this Agreement.

“LC Cash Collateral Account”: each Deposit Account in the name of the Borrower, as the account holder, at an Issuing Bank (or any of its affiliates or branches), as the depositary bank, holding LC Cash Collateral. For the avoidance of doubt, (i) security interests in the LC Cash Collateral Accounts include the Senior LC Facility Cash Collateral Interest and, if applicable, the Junior TLC Facility Cash Collateral Interest and (ii) there shall be at least one LC Cash Collateral Account at each Issuing Bank (or any of its affiliates and branches) corresponding to any Letters of Credit outstanding in each Approved Currency issued by such Issuing Bank.

“LC Cash Collateral Account Bank”: each Issuing Bank (or any of its affiliates or branches) in its capacity as the depositary bank in respect of any LC Cash Collateral Account.

“LC Cash Collateral Account Control Agreement”: each Deposit Account Control Agreement or foreign law equivalent document among the Borrower, as the account holder, a Controlling Collateral Agent, as the secured party, and each LC Cash Collateral Account Bank, as depositary bank. Each LC Cash Collateral Account Control Agreement shall give exclusive control over such LC Cash Collateral Account to the Controlling Collateral Agent and acknowledge that the applicable Controlling Collateral Agent will continue to act as secured party on behalf of the Junior TLC Facility Secured Parties on and after the occurrence of a Deemed Assignment. Each LC Cash Collateral Account Control Agreement in effect as of the Closing Date is set forth in Schedule 1.1C.

“LC Cash Collateral Proceeds” as defined in Section 8.2.

“LC Cash Collateral Splits”: the following allocations between the applicable Borrower and the Junior TLC Facility Lender with respect to the following categories:

	Adyen Base	Adyen Burndown	Non-Adyen Base	Non-Adyen Burndown	All Cushion	Credited Interest
Applicable Borrower	100%	100%	33.8%	33.8%	0%	37.5%
Junior TLC Facility Lender	0%	0%	66.2%	66.2%	100%	62.5%

For the avoidance of doubt, the Senior LC Tranche Administrative Agents, LC Collateral Agents, Issuing Banks and the Junior TLC Collateral Agent shall not be responsible for any calculation or determination related to the LC Cash Collateral Splits.

“LC Collateral”: the LC Cash Collateral and the LC Equity Collateral.

“LC Collateral Agent”: as defined in Section 9.1.

“LC Disbursement”: a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Equity Collateral”: equity interests representing 100% of the outstanding equity in each of the Senior LC Facility Borrowers that is pledged to the applicable LC Collateral Agent for the benefit of the applicable Senior LC Facility Secured Parties.

“LC Exposure”: at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of all outstanding Letters of Credit at such time (including, with respect to Letters of Credit issued in Alternative Currencies, the Dollar Equivalent of such amount) plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed pursuant to Section 3.5 at such time under the Senior LC Facility (including, with respect to Letters of Credit issued in Alternative Currencies, the Dollar Equivalent of such amount).

“Legal Reservations”: means:

(a) the principle that equitable remedies are remedies which may be granted or refused at the discretion of the court and principles of good faith and fair dealing;

(b) applicable Debtor Relief Laws;

(c) the existence of timing limitations with respect to the bringing of claims under applicable limitation laws and the defenses of acquiescence, set-off or counterclaim and the possibility that an undertaking to assume liability for, or to indemnify a Person against, non-payment of stamp duty may be void;

(d) the principle that in certain jurisdictions and under certain circumstances a Lien granted by way of fixed charge may be re-characterized as a floating charge or that security purported to be constituted as an assignment may be re-characterized as a charge;

(e) the principle that additional interest imposed pursuant to any relevant agreement may be held to be unenforceable on the grounds that it is a penalty and thus void;

(f) the principle that a court may not give effect to an indemnity for legal costs incurred by an unsuccessful litigant;

(g) the principle that the creation or purported creation of collateral over any claim, other right, contract or agreement which is subject to a prohibition on transfer, assignment or charging may be void, ineffective or invalid and may give rise to a breach of the contract or agreement (or contract or agreement relating to or governing the claim or other right) over which security has purportedly been created;

(h) the principle that a court may not give effect to any parallel debt provisions, covenants to pay or other similar provisions;

(i) the principle that certain remedies in relation to regulated entities may require further approval from government or regulatory bodies or pursuant to agreements with such bodies;

(j) the principles of private and procedural laws which affect the enforcement of a foreign court judgment;

(k) similar principles, rights and defenses under the laws of any relevant jurisdiction; and

(l) any other matters which are set out as qualifications or reservations (however described) in any legal opinion delivered pursuant to the Credit Documents.

“Letters of Credit”: any irrevocable standby letter of credit issued or deemed to be issued under the Senior LC Facility pursuant to Section 3.1 (including the Existing Letters of Credit and each Extended Letter of Credit), which shall be (i) issued for working capital needs and general corporate purposes of the Borrower and/or the WeWork Group Members, (ii) denominated in Dollars or any Alternative Currency and (iii) otherwise in such form as may be reasonably approved from time to time by the applicable Senior LC Facility Administrative Agent and the applicable Issuing Bank.

“Lien”: any mortgage, pledge, hypothecation, assignment, assignment by way of security, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“LLC Act”: the Limited Liability Companies Act (As Revised) of the Cayman Islands.

“Manager”: as defined in the preamble hereto.

“Material Adverse Change”: (1) a material adverse change on the rights and remedies of the Issuing Banks and the Applicable Agent, taken as a whole, under any Credit Document or (2) a material adverse effect on the ability of the Credit Parties (taken as a whole) to perform their payment obligations under this Agreement and the Credit Documents.

“Material Indebtedness”: Indebtedness with respect to any WeWork Group Member in an aggregate principal amount exceeding $50,000,000.

“Material WeWork Group Member”: any WeWork Group Member or any group of WeWork Group Members for whom 10% or more of the face amount of then outstanding Letters of Credit under this Agreement have been issued for the support of their obligations

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products or any hazardous or toxic substances, materials or wastes, classified or regulated as such in or under any Environmental Law, including asbestos, polychlorinated biphenyls and urea-formaldehyde insulation.

“Maximum GS Unused Issuing Commitment Fee”: with respect to Goldman Sachs, the amount of Unused Issuing Commitment Fees payable assuming (x) at any time when the aggregate amount of Issuing Commitments of Goldman Sachs is in excess of the GS Base Issuing Commitment as of the Closing Date, 62.5% of the then-current Issuing Commitment of Goldman Sachs is utilized for the issuance of Letters of Credit and (y) at any time when the aggregate amount of the Issuing Commitments of Goldman Sachs is in equal or less than the GS Base Issuing Commitment as of the Closing Date, 75% of the then-current Issuing Commitment of Goldman Sachs is utilized for the issuance of Letters of Credit.

“Maximum JPM Unused Issuing Commitment Fee”: with respect to JPMorgan, the amount of Unused Issuing Commitment Fees payable assuming (x) at any time when the aggregate amount of Issuing Commitments of JPMorgan is in excess of the JPM Base Issuing Commitment as of the Closing Date, 62.5% of the then current Issuing Commitment of JPMorgan is utilized for the issuance of Letters of Credit and (y) at any time when the aggregate amount of the Issuing Commitments of JPMorgan is equal or less than the JPM Base Issuing Commitment as of the Closing Date, 75% of the then-current Issuing Commitment of JPMorgan is utilized for the issuance of Letters of Credit.

“Maximum WeWork Equity Interest Amount”: as of any date, the maximum remaining number of WeWork TLC Equity Interests that would need to be transferred by the Blocker to the Junior TLC Facility Lender assuming the Junior TLC Facility is outstanding for a full 6 years after the Closing Date, and all remaining Letters of Credit as of such date are drawn after the fourth anniversary of the Closing Date.

“Minimum Cash Collateral Amount”: the amount of LC Cash Collateral on deposit or standing to the credit of the applicable LC Cash Collateral Account at the applicable Issuing Bank denominated in the applicable Approved Currency equal to at least 105% of the LC Exposure in respect of Letters of Credit denominated in such currency that are issued by and outstanding for such Issuing Bank at such time.

“Minimum Cash Collateral Release Requirement” as defined in Section 2.4(f)(i).

“Minimum Cash Collateral Requirement”: a requirement that at any time (1) the amount of LC Cash Collateral deposited in or standing to the credit of each LC Cash Collateral Account for each Approved Currency shall be equal to or greater than the Minimum Cash Collateral Amount applicable for such LC Cash Collateral Account for such Approved Currency and (2) each Issuing Bank, in its capacity as its own LC Collateral Agent, holds LC Cash Collateral on deposit in or standing to the credit of each LC Cash Collateral Account of such LC Collateral Agent in an aggregate amount sufficient to satisfy the requirement described under clause (1) above with respect to all LC Exposure of such Issuing Bank.

“Minimum GS Base Letter of Credit Fee”: with respect to Goldman Sachs, the amount of Base Letter of Credit Fees payable to Goldman Sachs assuming (x) at any time when the aggregate amount of Issuing Commitments of Goldman Sachs exceeds the GS Base Issuing Commitment as of the Closing Date, 62.5% of the then-current Issuing Commitment of Goldman Sachs is utilized and (y) at any time when the aggregate amount of the Issuing Commitments of Goldman Sachs is equal to or less than the GS Base Issuing Commitment as of the Closing Date, 75% of the then-current Issuing Commitment of Goldman Sachs is utilized.

“Minimum JPM Base Letter of Credit Fee”: with respect to JPMorgan, the amount of Base Letter of Credit Fees payable to JPMorgan assuming (x) at any time when the aggregate amount of Issuing Commitments of JPMorgan exceeds the JPM Base Issuing Commitment as of the Closing Date, 62.5% of the then-current Issuing Commitment of JPMorgan is utilized and (y) at any time when the aggregate amount of the Issuing Commitments of JPMorgan is equal to or less than the JPM Base Issuing Commitment as of the Closing Date, 75% of the then-current Issuing Commitment of JPMorgan is utilized.

“Moody’s”: as defined in clause (e) of the definition of “Cash Equivalents”.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Credit Party or any ERISA Affiliate (i) makes or is obligated to make contributions (to the extent any liability to a Credit Party remains) (ii) during the preceding five (5) plan years, has made or been obligated to make contributions (to the extent any liability of a Credit Party remains) or (iii) has any actual or contingent liability.

“Multiple Employer Plan”: a Plan which has two or more contributing sponsors (including any Credit Party or any ERISA Affiliate) at least two of whom are not under common control, as such a plan is described in Section 4064 of ERISA.

“Non-Adyen Base”: the LC Cash Collateral attributable to the aggregate face value of Letters of Credit other than the Adyen LC.

“Non-Adyen Burndown”: Burndown Amounts attributable to the Letters of Credit other than the Adyen LC.

“Non-Controlling Administrative Agent”: Any Administrative Agent that is not the Controlling Administrative Agent.

“Non-Controlling Secured Party”: the Secured Parties whose Administrative Agent is not the Controlling Administrative Agent.

“Non-U.S. Creditor” as defined in Section 2.10(f)(ii)(A).

“Non-U.S. Issuing Bank”: an Issuing Bank that is not a U.S. Person.

“Obligations”: the Senior LC Facility Credit Document Obligations and the Junior TLC Facility Credit Document Obligations.

“Other Connection Taxes”: with respect to any Creditor Party, Taxes imposed as a result of a present or former connection between such Creditor Party and the jurisdiction imposing such Tax (other than connections arising solely from such Creditor Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Credit Document, or sold or assigned an interest in any Credit Document).

“Other Taxes”: all present or future stamp or documentary, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.12).

“parent” as defined in the definition of “Subsidiary”.

“Participant Register”: as defined in Section 10.6(d).

“Participating Member States”: any member state of the European Union that has the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

“Partnership”: as defined in the preamble hereto.

“Patriot Act”: as defined in Section 5.1(f).

“Payment Recipient”: as defined in Section 9.11(a).

“PBGC”: the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA and any successor entity performing similar functions.

“Pension Plan”: any employee benefit plan (including a Multiple Employer Plan, but not including a Multiemployer Plan) which is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (i) which is sponsored, maintained or contributed to by, or required to be contributed to by, any Credit Party or any of their respective ERISA Affiliates or (ii) with respect to which any Credit Party or any of their respective ERISA Affiliates has any actual or contingent liability.

“Perfection Requirements”: (a) the execution and delivery of each Security Document, including each LC Cash Collateral Account Control Agreement for each LC Cash Collateral Account, the delivery of the notice of security interest over the Equity Interests in the Borrowers to the registered office provider of the Borrowers in accordance with Section 11 of the LLC Act and the Junior TLC Facility Equity Collateral Control Agreement, and (b) with respect to any Security Document that is governed by English law, (i) the making or procuring of appropriate registrations, filings, endorsements, notarizations, intimations, stamping or notifications of the relevant Security Documents or the security interests expressed to be created under the Security Documents or entry into any further documents that are required under the Security Documents and (ii) the taking of possession, control or other action by the Applicable Agent of such Collateral with respect to which a security interest may be perfected by possession, control or other action (which possession, control or other action shall be given to the Applicable Agent or taken by the Applicable Agent only to the extent required by any Credit Documents).

“Permitted Investors”: collectively, (a) the Persons listed on Schedule 1.1D, (b) any Affiliate of any such Person, (c) any funds or accounts managed or advised by any Person listed in clause (a) or their affiliates and (d) any Person where the voting of shares of capital stock of the Borrower is controlled by any of the foregoing.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Petition Date”: as defined in the recitals hereto.

“Plan”: any employee benefit plan as defined in Section 3(3) of ERISA, including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA but excluding any Multiemployer Plan), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or, solely with respect to a Pension Plan, any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in section 3(5) of ERISA.

“Pounds Sterling”: the lawful currency of the United Kingdom.

“Prepetition Letters of Credit”: those certain letters of credit set forth on Schedule 1.1B.

“Prime Rate”: the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by Applicable Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by Applicable Administrative Agent)

“Proceeding”: any litigation, investigation or proceeding of or before any arbitrator or Governmental Authority.

“Properties”: as defined in Section 4.17(a).

“Receiving Issuing Bank”: as defined in Section 2.4(c)(iii).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse an Issuing Bank, pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Relevant Governmental Body”: the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Reorganization Plan”: the Third Amended Joint Chapter 11 Plan of Reorganization of WeWork Inc. and Its Debtor Subsidiaries, attached as Exhibit A to the Confirmation Order.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan, other than those events as to which notice is waived pursuant to DOL Reg. Section 4043 as in effect on the date of the event.

“Representatives”: as defined in Section 10.16.

“Requesting Issuing Bank” as defined in Section 2.4(c)(iii).

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Resolution Authority”: any body which has authority to exercise any Write-Down and Conversion Powers.

“Responsible Officer”: any chief executive officer, president, co-president, chief legal officer, general counsel, chief financial officer, treasurer, secretary, assistant secretary, representative director, manager or any other person so designated by the board of managers, managing officers or other appropriate governing body, receptively in a resolution, but in any event, with respect to financial matters, the chief financial officer or treasurer.

“Restricted Junior Payment” means (a) any dividend or other distribution, direct or indirect, on account of any class of membership interests of any Credit Party now or hereafter outstanding; (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any class of membership interests of any Credit Parties now or hereafter outstanding, (c) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire membership interests of any Credit Party now or hereafter outstanding, and (d) any payment of management fees by any Credit Party. For the avoidance of doubt, (i) payments and reimbursements due to the Independent Manager pursuant to the applicable services agreement in accordance with this Agreement or any other Credit Document do not constitute Restricted Junior Payments and (ii) releases of LC Cash Collateral in accordance with Section 2.4(f) shall not constitute Restricted Junior Payments.

“Reuters”: as defined in the definition of Dollar Equivalent.

“S&P”: as defined in clause (e) of the definition of “Cash Equivalents”.

“Sanctioned Country”: at any time, a country, region or territory that is itself the subject or target of comprehensive Sanctions (at the time of this Agreement, the Crimea region, so-called Donetsk People’s Republic and Luhansk People’s Republic of Ukraine, Cuba, Iran, North Korea and Syria).

“Sanctioned Person”: at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the U.S. government, including, without limitation, lists maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any European Union member state or His Majesty’s Treasury of the United Kingdom, (b) any Person operating from, or organized or resident in, a Sanctioned Country or (c) any Person 50% or more owned or otherwise controlled by (as such concepts are defined in applicable Sanctions) any such Person.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including, without limitation, those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or (b) the United Nations Security Council, the European Union or any European Union member state, His Majesty’s Treasury of the United Kingdom or extended to the Cayman Islands pursuant to any Order in Council.

“SEC”: the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Secured Parties”: collectively, (a) each Agent, (b) each Issuing Bank, (c) the Junior TLC Facility Lender, (d) the beneficiaries of each indemnification obligation undertaken by any Credit Party under any Credit Document and (e) the permitted successors and assigns of each of the foregoing.

“Security Agreement”: that certain Pledge and Security Agreement, to be dated as of the Closing Date (as amended, restated, amended and restated, modified or waived from time to time), made by, among others, the Borrower and the Credit Parties in favor of the Goldman Sachs, as a LC Collateral Agent substantially in the form attached hereto as Exhibit E.

“Security Documents”: the collective reference to the Security Agreement, each LC Cash Collateral Account Control Agreement, each pledge or charge agreement for each LC Cash Collateral Account (or the local law equivalent thereof) , the Senior LC Facility Equity Pledge Agreements, the Junior TLC Facility Equity Pledge Agreement, the Junior TLC Facility Equity Collateral Control Agreement and all other security documents delivered to any Collateral Agent (or bailee or agent thereof) granting or perfecting a Lien on any property of any Person to secure the obligations and liabilities of any Credit Party under any Credit Document. Each Security Document in effect as of the Closing Date is set forth in Schedule 1.1C.

“Senior GS LC Tranche”: the tranche under the Senior LC Facility in respect of the aggregate Issuing Commitments, outstanding Letters of Credit and Credit Exposure of Goldman Sachs in its capacity as an Issuing Bank.

“Senior JPM LC Tranche”: the tranche under the Senior LC Facility in respect of the aggregate Issuing Commitments, outstanding Letters of Credit and Credit Exposure of JPMorgan in its capacity as an Issuing Bank.

“Senior LC Facility”: the facility in respect of the aggregate Issuing Commitments and Credit Exposure of the Issuing Banks, which shall consist of two separate tranches, the Senior GS LC Tranche and the Senior JPM LC Tranche (each a “Senior LC Tranche”).

“Senior LC Facility Administrative Agent”: as defined in Section 9.1.

“Senior LC Facility Borrowers”: as defined in the preamble hereto.

“Senior LC Facility Cash Collateral Interest”: all of the security interests granted to and purported to be created by any Security Document for the benefit of each Senior LC Facility Administrative Agent, each LC Collateral Agent and/or each Issuing Bank with respect to all of the LC Cash Collateral, each LC Cash Collateral Account.

“Senior LC Facility Credit Document Obligations”: (i) with respect to either the Senior GS LC Tranche or the Senior JPM LC Tranche under the Senior LC Facility, shall mean the unpaid principal of and interest on (including interest accruing after the maturity of the Reimbursement Obligations under the applicable tranche under Senior LC Facility and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the applicable Borrower, whether or not a claim for post-filing or post-petition interest is allowed or allowable in such proceeding) the LC Exposure under the applicable tranche under the Senior LC Facility, other Credit Exposure and all other obligations and liabilities of the applicable Borrower to the applicable Senior LC Facility Administrative Agent, the applicable LC Collateral Agent or the applicable Issuing Bank, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Credit Document, the Letters of Credit or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including all fees, charges and disbursements of counsel to the applicable Senior LC Facility Administrative Agent, the applicable LC Collateral Agent or the applicable Issuing Bank that are required to be paid by the applicable Borrower pursuant hereto) or otherwise or (ii) with respect to the Senior LC Facility, shall mean the Senior LC Facility Credit Document Obligations under the Senior GS LC Tranche, the Senior JPM LC Tranche and any Extension.

“Senior LC Facility Date of Full Satisfaction”: as of any date, that on or before such date: (a) all amounts due and payable to each Senior LC Facility Administrative Agent and each Issuing Bank (including, for the avoidance of doubt, all the principal of and interest accrued to all unreimbursed draws, fees and expenses due and payable on such date (other than, for the avoidance of doubt, Credit Exposure addressed under clause (c) below)) shall have been paid in full in cash, and each Senior LC Facility Administrative Agent has received written confirmation from the applicable Issuing Bank that (b) all Issuing Commitments under each tranche of the Senior LC Facility shall have expired or been terminated with respect to such Issuing Bank, and (c) at the sole option of the applicable Issuing Bank, such Issuing Bank shall, within two (2) Business Days of the Senior LC Facility Termination Date, either (x) have received backstop letters of credit in form satisfactory to such Issuing Bank (including, without limitation, as to currency, identity of issuer, and other terms) (1) backstopping all contingent Credit Exposure of such Issuing Bank in an amount that would otherwise satisfy the Minimum Cash Collateral Requirement with respect to such Issuing Bank plus additional applicable charges or expenses related to backstop letters of credit and (2) which are acceptable to each Issuing Bank based on any regulatory capital treatment for such Issuing Bank (as determined by such Issuing Bank) or (y) transfer LC Cash Collateral in an amount that would otherwise satisfy the Minimum Cash Collateral Requirement held by such Issuing Bank in its capacity as its own LC Collateral Agent into Deposit Accounts in the name of such Issuing Bank (or any of its affiliates or branches) to continue to be held by such Issuing Bank (or any of its affiliates or branches) as LC Cash Collateral for the purpose of cash collateralizing Credit Exposure of such Issuing Bank in a manner consistent with the terms hereof (which shall include an obligation to promptly return excess LC Cash Collateral after the final termination and/or expiration of all outstanding Letters of Credit and the satisfaction of all Credit Exposure of such Issuing Bank) or otherwise satisfactory to such Issuing Bank (the arrangements described in this clause (y), the “Issuing Bank Cash Collateral Transfer Arrangement”); provided that if the Senior LC Facility Date of Full Satisfaction has not occurred within two (2) Business Days after the occurrence of the Senior LC Facility Termination Date (or such later date as each applicable Issuing Bank may reasonably agree), each Issuing Bank shall be authorized hereunder to effectuate the Issuing Bank Cash Collateral Transfer Arrangement without the further consent of any other parties and pursue other remedies under the Credit Documents immediately without the consent of any Credit Party or the Junior TLC Facility Lender. Each of the parties hereto hereby authorize each Issuing Bank to take such actions as it reasonably deems necessary to effect the provisions of this definition, including, but not limited to, entering into or amending or otherwise modifying any Credit Document, and establishing or modifying any procedures set forth therein or herein, in each case without the consent of any other party hereto and solely to facilitate the Issuing Bank Cash Collateral Transfer Arrangement (to the extent permitted by this definition) as reasonably necessary to facilitate the same. Each Issuing Bank may agree that the Senior LC Facility Date of Full Satisfaction has occurred with respect to such Issuing Bank under other circumstances in its sole discretion.

“Senior LC Facility Equity Pledge Agreement (GS)”: means the Cayman Islands law governed Security Deed in respect of the LC Equity Collateral in GS LC Borrower to be dated as of the Closing Date (as amended, restated, amended and restated, modified or waived from time to time), made by, the Blocker as mortgagor and Goldman Sachs International Bank as an LC Collateral Agent in favor of the applicable Senior LC Facility Secured Parties, substantially in the form attached hereto as Exhibit I.

“Senior LC Facility Equity Pledge Agreement (JPM)”: means the Cayman Islands law governed Security Deed in respect of the LC Equity Collateral in JPM LC Borrower to be dated as of the Closing Date (as amended, restated, amended and restated, modified or waived from time to time), made by, the Blocker as mortgagor and JPMorgan Chase Bank, N.A. as an LC Collateral Agent in favor of the applicable Senior LC Facility Secured Parties, substantially in the form attached hereto as Exhibit I.

“Senior LC Facility Equity Pledge Agreements”: the Senior LC Facility Equity Pledge Agreement (GS) and the Senior LC Facility Equity Pledge Agreement (JPM).

“Senior LC Facility Limited Recourse Guaranty”: the Limited Recourse Guaranty, to be dated as of the closing date (as amended, restated, amended and restated, modified or waived from time to time), made by, among others, the Blocker and each LC Collateral Agent substantially in the form of Exhibit F-1.

“Senior LC Facility Secured Parties”: Secured Parties in respect of the Senior LC Facility.

“Senior LC Facility Termination Date”: the earliest of the following dates:

(a) June 11, 2028, unless earlier terminated pursuant to this Agreement or solely with respect to any Extending Issuing Bank, otherwise extended pursuant to any Extension Amendment;

(b) the date of termination of any Issuing Bank’s Issuing Commitments and the acceleration of any obligations of the Senior LC Facility Secured Parties in accordance with the terms hereunder; and

(c) the occurrence of the Junior TLC Facility Trigger Date.

“Senior LC Tranche”: each, either or both of Senior GS LC Tranche and Senior JPM LC Tranche.

“Singapore Dollars”: freely transferable lawful money of Singapore.

“SOFR”: a rate per annum equal to the secured overnight financing rate for such Business Day published by the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate) on the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org (or any successor source for the secured overnight financing rate identified as such by the administrator of the secured overnight financing rate from time to time).

“Solvent”: as of any date of determination, means that, (i) the sum of the debt (including contingent liabilities) of the such Person and its subsidiaries, taken as a whole, does not exceed the fair value of the assets (on a going concern basis) of such Person and its subsidiaries, taken as a whole, (ii) the present fair saleable value of the assets (on a going concern basis) of such Person and its subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of such Person and its subsidiaries, taken as a whole, on their debts as they become absolute and matured in the ordinary course of business; (iii) the capital of such Person and its subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person and its subsidiaries, taken as a whole, contemplated as of the date hereof; (iv) the Person is able to pay its debts as they fall due and (v) such Person and its subsidiaries, taken as a whole, do not intend to incur, or believe that they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debt as they mature in the ordinary course of business. For purposes of this definition, (A) “debt” means liability on a “claim”, and (B) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Stockholders Agreement”: that certain Stockholders Agreement, dated as of the date hereof, by and among WeWork and the stockholders bound thereto.

“Subsidiary”: with respect to any Person (the “parent”) at any date, any corporation, partnership, limited liability company, association or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.

“Swap Agreement”: any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or any of its Subsidiaries shall be a “Swap Agreement”.

“Taxes”: all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Loans”: the term C loans under the Junior TLC Facility borrowed on the Closing Date.

“Term SOFR Determination Day” as defined in the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate”: a one (1)-month interest period, the Term SOFR Reference Rate at approximately 5:00 a.m. (Chicago time) two (2) Business Days prior to the commencement of such tenor comparable to the applicable interest period, as such rate is published by the CME Term SOFR Administrator.

“Term SOFR Reference Rate”: for any day and time (such day, the “Term SOFR Determination Day”), for a one (1)-month interest period, the rate per annum determined by the applicable Senior LC Facility Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 p.m. on the fifth U.S. Government Securities Business Day immediately following any Term SOFR Determination Day, the Term SOFR Reference Rate for the applicable tenor has not been published by the CME Term SOFR Administrator, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Termination Date”: refers to either the Junior TLC Facility Trigger Date or the Senior LC Facility Termination Date, as the context may require.

“Total Unutilized LC Commitment”: at any time, with respect to the Senior LC Facility, an amount equal to the remainder of (x) the total Issuing Commitments then in effect less (y) the total LC Exposure at such time. The Total Unutilized LC Commitment of any Issuing Bank shall be, at any time, an amount equal to the remainder of (a) the Issuing Commitment of such Issuing Bank then in effect less (b) the LC Exposure of such Issuing Bank at such time.

“Transfer Agent”: Continental Stock Transfer & Trust Company, a New York limited purpose trust company, in its role as the sole transfer agent and registrar for the WeWork TLC Equity Interests, and its successors.

“UK Bail-In Legislation”: Part I of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings).

“Uniform Commercial Code”: the Uniform Commercial Code or any successor provision thereof as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code or any successor provision thereof (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.

“United States”: the United States of America.

“Unused Issuing Commitment Fee”: as defined in Section 3.3(c).

“U.S. Government Securities Business Day”: any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person”: a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate”: as defined in Section 2.10(f)(ii)(A)(3).

“WeWork”: WeWork Inc.

“WeWork Change of Control”: the earliest to occur of:

(a) the Permitted Investors, taken together, ceasing to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, securities or other Equity Interests having a majority of the ordinary voting power for the election of the board of directors of WeWork measured by voting power rather than number of shares or other Equity Interest (determined on a fully diluted basis but not giving effect to contingent voting rights which have not vested), unless the Permitted Investors, taken together, beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, (x) at least 50% (determined on a fully diluted basis but not giving effect to contingent voting rights which have not vested) of the outstanding voting interests in the Equity Interest of WeWork, and (y) on a fully diluted basis but not giving effect to contingent voting rights which have not vested, more of the outstanding combined voting interests in the Equity Interest of WeWork than any other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act);

(b) Cupar ceasing to beneficially own (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, on a fully diluted basis but not giving effect to contingent voting rights which have not vested, more of the outstanding combined voting interests in the Equity Interest of WeWork than any other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act); or

(c) any other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) having the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate or appoint more directors of WeWork than Cupar.

“WeWork Group Members”: the collective reference to WeWork and its Subsidiaries (other than the Credit Parties).

“WeWork Limited Guaranty”: the Limited Guaranty, to be dated of the Closing Date (as amended, restated, amended and restated, modified or waived from time to time), made by, among others, the LC Collateral Agents and WeWork substantially in the form of Exhibit K-1.

“WeWork TLC Equity Interests”: Equity Interests, par value $0.0001 per share, of WeWork issued pursuant to the Reorganization Plan which, as of the Closing Date, shall be 19,318,943 shares of common stock. In the event of (i) any dividend, distribution, stock split, reverse stock split, subdivision, combination, or (ii) any recapitalization, reclassification, tender or exchange offer or other similar transaction, in each case under this clause (ii), in connection with a merger or other transaction where such common stock is exchanged or converted into other securities, property or assets, the WeWork TLC Equity Interests and any applicable conversion price per share contemplated by this Agreement shall be equitably adjusted for such dividend, distribution, stock split, reverse stock split, subdivision, combination, recapitalization, reclassification, tender or exchange offer or other similar transaction, as the case may be, to provide for the same economic effect as contemplated by this Agreement prior to such action.

“Withdrawal Liability”: any liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are used in Sections 4203 and 4205, respectively, of ERISA.

“Write-Down and Conversion Powers”:

(a) in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule;

(b) in relation to the UK Bail-In Legislation, any powers under that UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that UK Bail-In Legislation that are related to or ancillary to any of those powers; and

(c) in relation to any other applicable Bail-In Legislation:

(i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii) any similar or analogous powers under that Bail-In Legislation.

1.2 Other Definitional Provisions. Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(a) As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms relating to any Credit Party not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP (provided that all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to (i) any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower at “fair value”, as defined therein and (ii) with respect to the Credit Party any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof), (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interest, securities, revenues, accounts, leasehold interests and contract rights, (v) references to agreements or other Contractual Obligations shall, unless otherwise specified, be deemed to refer to such agreements or Contractual Obligations as amended, supplemented, restated or otherwise modified from time to time and (vi) any determination of any amount owing or permitted to be outstanding under this Agreement will be determined using Dollars, or for purposes of Letters of Credit issued in Alternative Currencies under this Agreement, the Dollar Equivalent of such amount.

(b) The words “hereof”, “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(d) As used herein and in the other Credit Documents, the words “issue” or “issuance” when used in connection with any Letter of Credit, shall include without limitation, to roll, replace, reissue, amend, extend, increase, renew or otherwise continue any Letter of Credit or the rolling, replacement, reissuance, amendment, extension or renewal or otherwise continuation of any Letter of Credit.

1.3 Exchange Rates; Currency Equivalents. Unless expressly provided otherwise, any amounts specified in this Agreement shall be in Dollars.

(a) The Senior LC Facility Administrative Agents or as applicable, each Issuing Bank, shall determine the Dollar Equivalent of any Letter of Credit issued in an Alternative Currency in accordance with the terms set forth herein, and a determination thereof by the applicable Senior LC Facility Administrative Agent or the applicable Issuing Bank shall be presumptively correct absent manifest error.

(b) Each Senior LC Facility Administrative Agent or each applicable Issuing Bank shall determine the Dollar Equivalent of any Letter of Credit issued in an Alternative Currency as of:

(i) (A) the first day of each month and each such amount shall be the Dollar Equivalent of such Letter of Credit for purposes of determining the Dollar Equivalent amount of any Letter of Credit denominated in an Alternative Currency pursuant to the terms of this Agreement until the next required calculation thereof pursuant to this Section 1.3(b)(i); provided that for the avoidance of doubt any transfer or exchange of LC Cash Collateral from any currency to a different currency pursuant to any Borrower LC Cash Collateral Reallocation or Issuing Bank LC Cash Collateral Reallocation are not subject to the calculations as set out in this Section 1.3(b)(i) and shall be made pursuant to the requirements of Section 2.4.

(ii) for purposes of determining the amount of any Obligation, (A) the date on which such Obligation is due and (B) during the continuance of an Event of Default, any other Business Day as reasonably requested by the applicable Senior LC Facility Administrative Agent or any Issuing Bank, and each such amount shall be the Dollar Equivalent of the amount of such Obligation for purposes of determining the amount of any Obligation in respect thereof until the next required calculation thereof pursuant to this Section 1.3(b)(ii); and

(iii) for all other purposes not described in the foregoing clauses (i) and (ii), (A) the first day of each month and (B) during the continuance of an Event of Default, any other Business Day as reasonably requested by the applicable Senior LC Facility Administrative Agent or any Issuing Bank, and each such amount shall be the Dollar Equivalent of such Letter of Credit for all other purposes not described in the foregoing clauses (i) and (ii) until the next required calculation thereof pursuant to this Section 1.3(b)(iii).

(c) The Senior LC Facility Administrative Agents and the applicable Issuing Bank shall notify the Borrower, the Junior TLC Facility Lender, the other Issuing Banks and the Applicable Agent of each such determination and revaluation of the Dollar Equivalent of each a Letter of Credit issued in an Alternative Currency.

(d) The Senior LC Facility Administrative Agents may set up appropriate rounding-off mechanisms or otherwise round off amounts pursuant to this Section 1.3 to the nearest higher or lower amount in whole Dollars to ensure amounts owing by any party hereunder or that otherwise need to be calculated or converted hereunder are expressed in whole Dollars, as may be necessary or appropriate.

(e) Unless otherwise provided, Dollar Equivalent amounts set forth in Section 2 or Section 3 (other than for purposes of determining the amount of any cash collateral required pursuant to the terms of this Agreement) may be exceeded by up to a percentage amount equal to 5% of such amount; provided, that such excess is solely as a result of fluctuations in applicable currency exchange rates after the last time such determinations were made and, in any such cases, the applicable limits set forth in Section 2 or Section 3 (other than for purposes of determining the amount of any cash collateral required pursuant to the terms of this Agreement), as applicable, will not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

(f) Notwithstanding anything to the contrary in the foregoing, and solely for the purposes of compliance with the Minimum Cash Collateral Requirement, determining the Minimum Cash Collateral Amount or any other determination of Credit Exposure that is required to be paid, backstopped or cash collateralized pursuant hereto to the extent such Credit Exposure is or shall be backstopped or cash collateralized in the same currency, any Letter of Credit issued in an Alternative Currency that has been cash collateralized by the LC Cash Collateral in the applicable LC Cash Collateral Account in the applicable Approved Currency shall be excluded from any of the required calculations of Dollar Equivalents for all purposes of clause (b) above.

1.4 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

1.5 Letter of Credit Amount. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

SECTION 2. TERMS OF COMMITMENTS AND CREDIT EXTENSIONS

2.1 The Commitments and Loans.

(a) Subject to and upon the terms and conditions hereof, the Junior TLC Facility Lender agrees to make, on the Closing Date, a Term Loan to each Borrower in an aggregate amount equal to the Junior TLC Facility Commitment. The Borrowers may make only one borrowing under the Junior TLC Facility Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. The Term Loan shall be funded in accordance with a letter of direction to be entered into by and among the Borrowers, the Issuing Banks, the Junior TLC Facility Lender and the Junior TLC Facility Administrative Agent.

(b) Subject to the terms and conditions hereof, Goldman Sachs, in its capacity as an Issuing Bank severally agrees to make available to the GS LC Borrower, on the Closing Date and during the Commitment Period, the Issuing Commitments for the issuance of Letters of Credit in an aggregate amount up to but not exceeding such Issuing Bank’s Issuing Commitment under the Senior GS LC Tranche under the Senior LC Facility. Goldman Sachs’ Issuing Commitment shall expire on the Senior LC Facility Termination Date and all outstanding Letters of Credit and Credit Exposure of Goldman Sachs shall be satisfied in full in cash or cash collateralized in a manner consistent with the requirements pursuant to the Senior LC Facility Date of Full Satisfaction.

(c) Subject to the terms and conditions hereof, JPMorgan, in its capacity as an Issuing Bank severally agrees to make available to the JPM LC Borrower, on the Closing Date and during the Commitment Period, the Issuing Commitments for the issuance of Letters of Credit in an aggregate amount up to but not exceeding such Issuing Bank’s Issuing Commitment under the Senior JPM LC Tranche under the Senior LC Facility. JPMorgan’s Issuing Commitment shall expire on the Senior LC Facility Termination Date and all outstanding Letters of Credit and Credit Exposure of JPMorgan shall be satisfied in full in cash or cash collateralized in a manner consistent with the requirements pursuant to the Senior LC Facility Date of Full Satisfaction.

For the avoidance of doubt, (i) each of the GS LC Borrower and the JPM LC Borrower shall not be jointly liable but only severally liable for their respective Senior LC Facility Credit Document Obligations under the Senior GS LC Tranche and the Senior JPM LC Tranche, respectively, and (ii) each of the Junior TLC Facility Borrowers shall be jointly and not severally liable for the Junior TLC Facility Credit Document Obligations under the Junior TLC Facility.

2.2 Voluntary Prepayment of Term Loans or Termination or Reduction of Issuing Commitments .

(a) The Borrowers shall have the right, at any time after the Initial GS Issuing Commitment Reduction and the Initial JPM Issuing Commitment Reduction, upon not less than three (3) Business Days’ notice to the Senior LC Facility Administrative Agents, to terminate the Total Unutilized LC Commitment, or from time to time in connection with any designation of Burndown set forth in a Junior TLC Treatment Certificate, to permanently reduce the amount of the Total Unutilized LC Commitment; provided that (i) any such partial reduction in the amount of the Total Unutilized LC Commitments (w) shall not occur more than once per fiscal quarter, (x) shall be in an amount equal to $1,000,000, or a whole multiple thereof, (y) shall be applied to the Issuing Commitment of each Issuing Bank under their respective Senior LC Tranche on a pro rata basis, and (z) reduce permanently the Issuing Commitments then in effect, and (ii) the Borrower may not terminate or permanently reduce the amount of the Total Unutilized LC Commitment under the Senior LC Facility if, after giving effect thereto, (x) the total LC Exposure under the Senior LC Facility would exceed the total Issuing Commitment or (y) the LC Exposure of any Issuing Bank would exceed the Issuing Commitment of such Issuing Bank; provided further that such notice may be conditioned upon the effectiveness of other credit facilities or a debt or equity financing or any other transaction, in which case such notice may be revoked. All fees, interest or any other amounts accrued until the effective date of any termination of the Total Unutilized LC Commitment shall be paid on the effective date of such termination or prepayment.

(b) So long as the Minimum Cash Collateral Requirement continues to be satisfied after giving effect thereto, the Borrower shall have the right, upon not less than three (3) Business Days’ notice to the Junior TLC Facility Administrative Agent, to prepay all or any portion of the Junior TLC Facility Credit Document Obligations; provided that any such prepayment of Junior TLC Facility Credit Document Obligations shall be in an amount equal to $1,000,000, or a whole multiple thereof or if less, the remaining amount of all Junior TLC Facility Credit Document Obligations; provided further that such notice may be conditioned upon the effectiveness of other credit facilities or a debt or equity financing or any other transaction, in which case such notice may be revoked; provided further that such prepayment shall not be permitted without the prior written consent of the Issuing Banks (so long as the Senior LC Facility Date of Full Satisfaction has not otherwise occurred) and the Junior TLC Facility Lender. All fees, interest or any other amounts accrued until the effective date of any prepayment of the Junior TLC Facility Credit Document Obligations shall be paid on the effective date of such prepayment.

2.3 Termination or Mandatory Reduction of Commitments and Payment of Obligations; Junior TLC Obligations Limited Recourse.

(a) Unless earlier terminated pursuant to Section 2.2 or pursuant to the Initial GS Issuing Commitment Reduction or the Initial JPM Issuing Commitment Reduction, each Issuing Bank’s Issuing Commitments shall terminate at 5:00 p.m. (New York City time) on the Senior LC Facility Termination Date. Upon the occurrence of the Senior LC Facility Termination Date, all outstanding Letters of Credit and Credit Exposure of each Issuing Bank shall be satisfied in full in cash or cash collateralized in a manner consistent with the requirements pursuant to the Senior LC Facility Date of Full Satisfaction.

(b) The Junior TLC Facility Commitments shall terminate on the Closing Date after the borrowing of the Term Loans on the Closing Date. The Term Loans shall be due and payable, solely with transfers of WeWork TLC Equity Interests by the Blocker to the Junior TLC Facility Lender at the Applicable Valuations and releases of LC Cash Collateral in accordance with the LC Cash Collateral Splits, in full, on the Junior TLC Facility Trigger Date. THE TERM LOANS, THE JUNIOR TLC FACILITY LENDER AND ANY OF ITS AFFILIATES SHALL HAVE NO RECOURSE TO ANY ASSETS OR EQUITY INTERESTS OF THE CREDIT PARTIES OR THEIR AFFILIATES, EXCEPT WITH RESPECT TO THE WEWORK TLC EQUITY INTERESTS AND LC CASH COLLATERAL, AS SET FORTH HEREIN. If on or after the Junior TLC Facility Trigger Date, any amounts of Term Loans are then outstanding and no additional LC Cash Collateral remains, all remaining amounts in respect of the Term Loans will be automatically and irrevocably satisfied in full with transfers of WeWork TLC Equity Interests by the Blocker as provided in this Section 2.3(b). The Term Loans shall not be subject to any mandatory prepayments or amortization; provided that:

(i) With respect to reimbursements of Drawn Base (other than the Adyen LC), the Blocker will within 5 business days after completion of a Junior TLC Treatment Certificate notify the Junior TLC Facility Administrative Agent to instruct the Junior TLC Collateral Agent to deliver a Transfer Instruction (as defined in the Junior TLC Facility Equity Collateral Control Agreement) to the Transfer Agent in accordance with the Junior TLC Facility Equity Collateral Control Agreement to transfer on the Transfer Agent’s books and records to the Junior TLC Facility Lender a number of WeWork TLC Equity Interests equal to (x) when the Aggregate Draws are less than $74,371,204, such Drawn Base equitized at the Applicable Valuation and (y) when the Aggregate Draws are greater than or equal to $74,371,204, (i) 33.8% of such Drawn Base divided by a conversion price of $50.00 per share and (ii) 66.2% of such Drawn Base equitized at the Applicable Valuation, and upon any such transfer, the principal amount of the Junior TLC Facility will automatically and irrevocably be reduced by the amount of such Drawn Base. Upon its receipt of a notification from the Blocker as contemplated by the immediately preceding sentence, the Junior TLC Facility Administrative Agent shall prepare a Transfer Instruction in accordance with this Section 2.3(b)(i) and the Junior TLC Facility Equity Collateral Control Agreement (including the number of WeWork TLC Equity Interests to be transferred) and deliver such Transfer Instruction to the Junior TLC Collateral Agent, together with a written instruction to the Junior TLC Collateral Agent to execute and deliver such Transfer Instruction to the Transfer Agent. Solely in reliance on such instruction from the Junior TLC Facility Administrative Agent, the Junior TLC Collateral Agent shall, without independent inquiry or investigation, execute and deliver to the Transfer Agent such Transfer Instruction provided to it, and the Junior TLC Collateral Agent shall have no responsibility or obligation to calculate, determine, verify or monitor any conditions, amounts or calculations in connection therewith and shall have no liability in connection therewith. In connection therewith, the Blocker will deliver to the Transfer Agent any such stock powers as may be reasonably required by the Transfer Agent to effect such transfer.

(ii) With respect to Non-Adyen Burndown, (x) the Blocker will, substantially concurrently with any release thereof pursuant to Section 2.4, notify the Junior TLC Facility Administrative Agent to instruct the Junior TLC Collateral Agent to deliver a Transfer Instruction to the Transfer Agent in accordance with the Junior TLC Facility Equity Collateral Control Agreement to transfer on the Transfer Agent’s books and records to the Junior TLC Facility Lender a number of WeWork TLC Equity Interests equal to such released Burndown Amount multiplied by 33.8% divided by a conversion price of $50.00 per share and (y) the Junior TLC Facility Lender may request that the Issuing Banks release corresponding LC Cash Collateral Split amounts of such Non-Adven Burndown to the Junior TLC Facility Lender in accordance with this Section 2.3(b)(ii), and record such transfer of WeWork TLC Equity Interests on its books and records. Upon its receipt of a notification from the Blocker as contemplated by the immediately preceding sentence, the Junior TLC Facility Administrative Agent shall prepare a Transfer Instruction in accordance with this Section 2.3(b)(ii) and the Junior TLC Facility Equity Collateral Control Agreement (including the number of WeWork TLC Equity Interests to be transferred) and deliver such Transfer Instruction to the Junior TLC Collateral Agent, together with a written instruction to the Junior TLC Collateral Agent to execute and deliver such Transfer Instruction to the Transfer Agent. Solely in reliance on such instruction from the Junior TLC Facility Administrative Agent, the Junior TLC Collateral Agent shall, without independent inquiry or investigation, execute and deliver to the Transfer Agent such Transfer Instruction provided to it, and the Junior TLC Collateral Agent shall have no responsibility or obligation to calculate, determine, verify or monitor any conditions, amounts or calculations in connection therewith and shall have no liability in connection therewith. Upon any such transfer of WeWork TLC Equity Interests and/or release of corresponding LC Cash Collateral Split amounts, the principal amount of the Junior TLC Facility will automatically and irrevocably be reduced by the aggregate amount of such Non-Adyen Burndown Amount (including, but without duplication, Non-Adyen Burndown released to the Borrowers in accordance herewith).

(iii) With respect to Adyen Burndown, the Borrower may request that the Issuing Banks release such Adyen Burndown in cash as directed to an account of Borrower if, immediately after giving effect to such Borrower’s instruction, the Minimum Cash Collateral Release Requirement is satisfied.

(c) On the Junior TLC Facility Trigger Date, but after the Senior LC Facility Date of Full Satisfaction, any remaining LC Cash Collateral will be released as follows, and upon such release, the Junior TLC Facility Date of Full Satisfaction will occur:

(i) Each of the Borrowers and the Junior TLC Facility Lender will receive LC Cash Collateral then-remaining in LC Cash Collateral Accounts in accordance with the LC Cash Collateral Splits.

(ii) The Junior TLC Collateral Agent (at the direction of the Junior TLC Facility Administrative Agent) will instruct the Transfer Agent to transfer to the Junior TLC Facility Lender a number of WeWork TLC Equity Interests corresponding to the amount of LC Cash Collateral (minus any amounts relating to the Adyen LC) released to the Borrowers in accordance with clause (c)(i) above divided by a conversion price of $50.00 per share, and to record such transfer of WeWork TLC Equity Interests on its books and records.

2.4 Cash Collateral for the Senior LC Facility.

(a) The Borrowers shall maintain LC Cash Collateral in each LC Cash Collateral Account at each LC Collateral Agent in a manner that satisfies the Minimum Cash Collateral Requirement at all times.

(b) At the option of the Borrower, the Borrower may request the transfer or rebalancing of LC Cash Collateral between or among the LC Cash Collateral Accounts (a “Borrower LC Cash Collateral Reallocation”) at any time subject to the following requirements:

(i) LC Cash Collateral shall not be transferred from any LC Cash Collateral Account to any account that is not an LC Cash Collateral Account;

(ii) After giving effect to any requested Borrower LC Cash Collateral Reallocation, the Borrower shall be in compliance with the Minimum Cash Collateral Requirement;

(iii) No Default or Event of Default shall have occurred and be continuing or shall result from the requested Borrower LC Cash Collateral Reallocation;

(iv) Each Borrower LC Cash Collateral Reallocation shall (1) involve transfers in excess of at least $1,000,000 in the aggregate, (2) shall only include transfers as between different Issuing Banks once per calendar quarter, during the time period that is within 10 Business Days of delivery of quarterly invoices from the later of each Issuing Bank to the Borrowers and (3) shall in no event, occur more than once per calendar month unless agreed to by the applicable Issuing Banks in their sole discretion;

(v) Any Borrower LC Cash Collateral Reallocation between any LC Cash Collateral Account denominated in one Approved Currency to any LC Cash Collateral Account denominated in a different Approved Currency shall be subject to an exchange rate provided by the applicable Issuing Bank originating any fund transfer and reasonably satisfactory to such Issuing Bank, and made available to the Borrower promptly after such trade; provided that the Borrower shall be deemed to have authorized all currency exchanges at the exchange rate as required by the applicable Issuing Bank pursuant to each exchange and transfer under any Borrower LC Cash Collateral Reallocation; and

(vi) The Borrower shall have delivered to each applicable Senior LC Facility Administrative Agent and each applicable Issuing Bank a written notice substantially in the form of Exhibit G-1 requesting such Borrower LC Cash Collateral Reallocation by 10:00 a.m. (New York City time) at least five (5) Business Days (or such shorter period as each applicable Issuing Bank and the applicable Senior LC Facility Administrative Agent may agree in each of their sole discretion) prior to the date of the requested Borrower LC Cash Collateral Reallocation and certifying as to each requirement under clauses (i) through (iv) above. Each applicable Issuing Bank shall notify the Borrower within two (2) Business Days after receipt of such notice requesting a Borrower LC Cash Collateral Reallocation with a confirmation that such reallocation conforms with the Minimum Cash Collateral Requirement (provided that, for the avoidance of doubt, until receipt of such confirmation, such notice may be rescinded by the Borrower in its discretion), and then each Issuing Bank, together with the Senior LC Tranche Administrative Agents, shall make, or shall cause the LC Collateral Agent to make, the requested transfers and exchange trades in order to effectuate such Borrower LC Cash Collateral Reallocation within three (3) Business Days thereafter.

(c) If at any time (1) the LC Cash Collateral deposited in or standing to the credit of any LC Cash Collateral Account is less than or is reasonably expected to be less than the Minimum Cash Collateral Amount for any reason and there is a corresponding surplus of LC Cash Collateral in excess of the Minimum Cash Collateral Amount in one or more LC Cash Collateral Accounts or (2) the amount of LC Cash Collateral deposited in or standing to the credit of any LC Cash Collateral Account in any Alternative Currency exceeds the Minimum Cash Collateral Amount for such account by an amount in excess of $250,000 as a result of the expiration of any Letters of Credit without any draws under such Letter of Credit (the aggregate amount of the excess over the Minimum Cash Collateral Amount, the “Excess Alternative Currency Cash Collateral”), then in each cases of (1) and (2) the applicable Senior LC Facility Administrative Agent or applicable Issuing Bank shall be permitted and authorized by each party hereto to transfer or rebalance, or cause the LC Collateral Agent to transfer or rebalance, LC Cash Collateral as between or among the LC Cash Collateral Accounts in order to satisfy the Minimum Cash Collateral Requirement and/or transfer any Excess Alternative Currency Cash Collateral to the LC Cash Collateral Account for Dollar LC Cash Collateral (any such transfers, an “Issuing Bank LC Cash Collateral Reallocation”), in each case, subject to the following requirements:

(i) LC Cash Collateral shall not be transferred from any LC Cash Collateral Account to any account that is not an LC Cash Collateral Account;

(ii) After giving effect to the Issuing Bank LC Cash Collateral Reallocation, the Borrower shall be in compliance with the Minimum Cash Collateral Requirement;

(iii) In connection with any Issuing Bank LC Cash Collateral Reallocations between an LC Cash Collateral Account of one LC Collateral Agent to an LC Cash Collateral Account of another LC Collateral Agent, the requesting Issuing Bank (the “Requesting Issuing Bank”) shall deliver written notice substantially in the form of Exhibit G-2 no later than 10:00 a.m. (New York City time) to all other Issuing Banks (each, a “Receiving Issuing Bank”) and the Senior LC Facility Administrative Agents (with a copy to the Borrower) requesting such Issuing Bank LC Cash Collateral Reallocation at least five (5) Business Days (or such shorter period as each applicable Issuing Bank and the Senior LC Facility Administrative Agents may reasonably agree) prior to the date of such Issuing Bank LC Cash Collateral Reallocation; provided that the Receiving Issuing Bank shall notify the Requesting Issuing Bank and the Senior LC Facility Administrative Agents (with a copy to the Borrower) within two (2) Business Days after the receipt of such notice requesting an Issuing Bank LC Cash Collateral Reallocation with a confirmation that such reallocation conforms with the Minimum Cash Collateral Requirement and subsequently, each applicable Issuing Bank shall make, or shall cause the LC Collateral Agent to make, the requested transfers and exchange trades in order to effectuate such Issuing Bank LC Cash Collateral Reallocation within three (3) Business Days thereafter;

(iv) In connection with any Issuing Bank LC Cash Collateral Reallocations between LC Cash Collateral Accounts of the same Issuing Bank, the requesting Issuing Bank shall deliver written notice by no later than 10:00 a.m. (New York City time) to the applicable Senior LC Facility Administrative Agent requesting such Issuing Bank LC Cash Collateral Reallocation at least one (1) Business Day (or such shorter period as the Senior LC Facility Administrative Agent may reasonably agree) prior to the date of such Issuing Bank LC Cash Collateral Reallocation; provided that solely in the case for any Issuing Bank LC Cash Collateral Reallocation of Excess Alternative Currency Cash Collateral, the applicable Issuing Bank shall provide written notice to the Borrower (which may be by email) of such reallocation five (5) Business Days prior to the date of such reallocation and such Issuing Bank LC Cash Collateral Reallocation shall only be permitted to be made if the Borrower consents or does not object in each case in writing (which may be by email) to such Issuing Bank LC Cash Collateral Reallocation within such five (5) Business Day period;

(v) Any Issuing Bank LC Cash Collateral Reallocation between any LC Cash Collateral Account denominated in one Approved Currency to any LC Cash Collateral Account denominated in a different Approved Currency shall be subject to exchange rates provided by the applicable Issuing Bank originating any fund transfer and reasonably satisfactory to such Issuing Bank, and such exchange rate shall be made available to the Borrower promptly after such trade; provided that the Borrower shall be deemed to have authorized all currency exchanges at the exchange rate as required by the applicable Issuing Bank pursuant to each exchange and transfer under any Issuing Bank LC Cash Collateral Reallocation; and

(vi) The applicable Senior LC Facility Administrative Agent or the applicable Issuing Bank shall have delivered to the Borrower a written notice describing such Issuing Bank LC Cash Collateral Reallocation no later than the date of the Issuing Bank LC Cash Collateral Reallocation.

(d) At any time that an Issuing Bank is aware that the Borrower is not in compliance with the Minimum Cash Collateral Requirement with respect to any Issuing Bank, such Issuing Bank may deliver a written notice substantially in the form of Exhibit H describing the shortfall in LC Cash Collateral to the Borrower and the Junior TLC Facility Lender (such notice, a “Deficiency Notice”) and failure to remedy such shortfall in a manner that would satisfy the Minimum Cash Collateral Requirement within three (3) Business Days following the date of receipt by the Borrower of such Deficiency Notice shall constitute a Default and an Event of Default; provided that (i) each Issuing Bank shall use commercially reasonably efforts to effectuate any Borrower LC Cash Collateral Reallocation and Issuing Bank LC Cash Collateral Reallocation, as applicable, before delivering a Deficiency Notice, (ii) if the aggregate amount of LC Cash Collateral held by any Issuing Bank is sufficient to meet the Minimum Cash Collateral Requirement on an aggregate basis with respect to such Issuing Bank after giving effect to any Issuing Bank LC Cash Collateral Reallocation, then such Issuing Bank shall not be permitted to send a Deficiency Notice and (iii) for the avoidance of doubt and notwithstanding the obligations under clause (i) above, a failure to comply with the Minimum Cash Collateral Requirement within three (3) Business Days after the delivery of a Deficiency Notice shall constitute a Default and an Event of Default.

(e) Amounts on deposit in any LC Cash Collateral Account shall bear interest in accordance with the policies of the applicable Issuing Bank for similarly situated accounts and pursuant to the depository agreements entered into, or governing the relationship of, the Borrower to the applicable Issuing Bank. Amounts on deposit in any LC Cash Collateral Account shall not be used for any other investment by the applicable Issuing Bank.

(f) The Borrower may request the transfer or release of surplus LC Cash Collateral in respect of Adyen Burndown and Non-Adyen Burndown and/or Credited Interest to the Borrower (or an Affiliate) and the Junior TLC Facility Lender, and the Junior TLC Facility Lender may request the transfer or release of Non-Adyen Burndown, collectively, on a monthly basis promptly after finalization of a Junior TLC Treatment Certificate (as defined herein), in accordance with the LC Cash Collateral Splits; provided that the Borrower will not be obligated to request the transfer or release of Credited Interest more frequently than once every six months. Each release or transfer referred to in this clause (f) shall be a “Borrower LC Cash Collateral Release” and shall be subject to the following requirements:

(i) After giving effect to any requested Borrower LC Cash Collateral Release, the Borrowers shall be in compliance with the Minimum Cash Collateral Requirement (the requirement to comply with the Minimum Cash Collateral Requirement, the “Minimum Cash Collateral Release Requirement”);

(ii) No Default or Event of Default shall have occurred and be continuing or shall result from the requested Borrower LC Cash Collateral Release;

(iii) Each Borrower LC Cash Collateral Release shall involve release of funds in excess of at least $1,000,000 in the aggregate and there shall not be more than one Borrower LC Cash Collateral Release per month;

(iv) The Borrower shall have delivered to the Applicable Agent and each Issuing Bank a written notice requesting such Borrower LC Cash Collateral Release by 10:00 a.m. (New York City time) at least five (5) Business Days (or such shorter period as each applicable Issuing Bank and the Applicable Agent may agree in each of their sole discretion) prior to the date of the requested Borrower LC Cash Collateral Release and (x) certifying as to each requirement under clauses (i) through (iv) above and (y) setting forth reasonably detailed calculations of the respective amounts of surplus LC Cash Collateral (and the Non-Adyen Burndown) to be released to the Borrower and Junior TLC Facility Lender in accordance with the LC Cash Collateral Splits (such calculations of the Borrowers being conclusive absent manifest error). Each applicable Issuing Bank shall notify the Borrower and Junior TLC Facility Lender within two (2) Business Days after receipt of such notice requesting a Borrower LC Cash Collateral Release with a confirmation that such release conforms with the Minimum Cash Collateral Release Requirement (provided that, for the avoidance of doubt, until receipt of such confirmation, such notice may be rescinded by the Borrower in its discretion), and then each Issuing Bank, together with the Applicable Agent, shall make, or shall cause the LC Collateral Agent to make, the requested transfers or release of LC Cash Collateral to effectuate such Borrower LC Cash Collateral Release within three (3) Business Days thereafter.

It is understood and agreed that, for the avoidance of doubt, a Borrower LC Cash Collateral Release shall constitute a reduction of (or result in a reduction of) the Junior TLC Facility Credit Document Obligations in the amount of the Burndown Amount (other than in respect of Adyen Burndown) that is released pursuant to this Section 2.4(g).

2.5 Interest Rates, Fees, Payment Dates.

(a) Interest shall not be payable on any drawing paid under any Letter of Credit or any other Senior LC Facility Credit Document Obligations that is reimbursed with LC Cash Collateral on a timely basis. If a drawing paid under any Letter of Credit is not reimbursed with LC Cash Collateral on a timely basis as a result of there being an insufficient amount of LC Cash Collateral available therefor, then interest on such Reimbursement Obligation shall accrue at the rate specified in Section 3.5. If all or a portion of any amount of any Senior LC Facility Credit Document Obligations that are not reimbursed with LC Cash Collateral are not paid when due on a timely basis (after giving effect to any applicable grace period), all outstanding Senior LC Facility Credit Document Obligations (whether or not overdue) shall bear interest at a rate per annum equal to the rate otherwise applicable plus 2.00%, in each case, from the date of such non-payment until such amount is paid in full (as well after as before judgment) (or, in the event there is no applicable rate, 2.00% per annum in excess of the rate otherwise applicable to LC Disbursements from time to time). Such interest shall be payable on demand.

(b) Each Issuing Bank shall have the right (but not the obligation) to cause the applicable LC Collateral Agent to apply proceeds on deposit in, or standing to the credit of, each LC Cash Collateral Account at such LC Collateral Agent to make payments to, or for the account of, the applicable Senior LC Facility Administrative Agent and/or such Issuing Bank, as applicable, for the purposes of (A) satisfying any Letter of Credit draw requests and Reimbursement Obligations and (B) prior to the occurrence of an Event of Default, solely to the extent and up to the amount equal to the Credited Interest the applicable Borrower would be entitled thereto in accordance with the LC Cash Collateral Splits (1) payment of (x) any fees and reimbursable expenses related to the issuance, reimbursement or maintenance of the Letters of Credit and any additional costs fees and expenses reimbursable hereunder, (y) any Indemnified Liabilities under this Agreement or any other Credit Document and (z) any fees payable under the Fee Letters and (2) to the extent such amounts are not satisfied by the Borrower, the payment of legal fees of Milbank LLP as counsel to the Senior LC Facility Administrative Agents and the Issuing Banks, in each case, without the consent of the Borrower, the Junior TLC Facility Lender or any other Person; provided that (1) the applicable Issuing Bank shall provide notice to the Borrower of any payments made pursuant to the foregoing as soon as reasonably practicable, (2) amounts paid pursuant to clauses (B) shall be made no earlier than two (2) Business Days after invoices with respect thereto are issued and delivered to the Borrower and (3) any payments made pursuant to clause (A) or clause (B) to the extent related to an LC Disbursement can be made by the applicable Issuing Bank substantially concurrently with the funding of any LC Disbursement by such Issuing Bank.

(c) The Junior TLC Facility shall bear interest (i) prior to the third anniversary of the Closing Date, at a rate of 1.00% per annum on 62.5% of the face value of the outstanding Letters of Credit and (ii) on or following the third anniversary of the Closing Date, at a rate of 2.00% per annum on 62.5% of the face value of the outstanding Letters of Credit, in each case, payable in arrears on each Interest Payment Date at the option of the Borrower in cash or by notification of the Blocker to the Junior TLC Facility Administrative Agent to instruct the Junior TLC Collateral Agent to deliver a Transfer Instruction to the Transfer Agent in accordance with the Junior TLC Facility Equity Collateral Control Agreement to transfer to the Junior TLC Facility Lender a number of the WeWork TLC Equity Interests corresponding to such interest amount at a $30.00 conversion price per share, and record such transfer of WeWork TLC Equity Interests on its books and records. Upon its receipt of a notification from the Blocker as contemplated by the immediately preceding sentence, the Junior TLC Facility Administrative Agent shall prepare a Transfer Instruction in accordance with this Section 2.5(c) and the Junior TLC Facility Equity Collateral Control Agreement (including the number of WeWork TLC Equity Interests to be transferred) and deliver such Transfer Instruction to the Junior TLC Collateral Agent, together with a written instruction to the Junior TLC Collateral Agent to execute and deliver such Transfer Instruction to the Transfer Agent. Solely in reliance on such instruction from the Junior TLC Facility Administrative Agent, the Junior TLC Collateral Agent shall, without independent inquiry or investigation, execute and deliver to the Transfer Agent such Transfer Instruction provided to it, and the Junior TLC Collateral Agent shall have no responsibility or obligation to calculate, determine, verify or monitor any conditions, amounts or calculations in connection therewith and shall have no liability in connection therewith.

(d) If all or a portion of any amount of any Junior TLC Facility Credit Document Obligations shall not be paid when due (after giving effect to any applicable grace period), such overdue amounts shall bear interest at 2.00% per annum from the date of such non-payment until such amount is paid in full (as well after as before judgment). Such interest shall be payable on demand.

(e) Interest accruing pursuant to paragraph (a) of this Section 2.5 shall be payable by the Borrower in arrears on each Interest Payment Date, or if earlier, each prepayment date pursuant to Section 2.3(b) or on the applicable Termination Date. Interest accruing pursuant to paragraph (c) of this Section 2.5 shall only be payable by the Borrowers in the manner contemplated thereby.

2.6 Computation of Interest and Fees; Interest Elections.

(a) Interest and fees payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed (including the first day but excluding the last day), except that, with respect to Obligations or other amounts payable hereunder bearing interest based on the ABR, the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. Any change in the interest rate payable under the Facilities resulting from a change in the ABR shall become effective as of the opening of business on the day on which such change becomes effective. The Applicable Administrative Agent shall as soon as practicable notify the Borrower of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Applicable Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the applicable Credit Parties in the absence of manifest error.

2.7 Alternate Rate of Interest.

(a) Replacing Future Benchmarks. Upon the occurrence of a Benchmark Transition Event, the Benchmark Replacement will replace the then-current Benchmark for all purposes hereunder and under any Credit Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Issuing Banks without any amendment to, or further action or consent of any other party to, this Agreement or any other Credit Document so long as the Applicable Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from the Issuing Banks. At any time that the administrator of the then-current Benchmark has permanently or indefinitely ceased to provide such Benchmark or such Benchmark has been announced by the regulatory supervisor for the administrator of such Benchmark pursuant to public statement or publication of information to be no longer representative of the underlying market and economic reality that such Benchmark is intended to measure and that representativeness will not be restored, the component of ABR based upon the Benchmark will not be used in any determination of ABR.

(b) Benchmark Replacement Conforming Changes. In connection with the implementation and administration of a Benchmark Replacement, the Applicable Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time in consultation with the Borrower and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided further that such amendment would not result in material adverse Tax consequences to the Borrower and/or its affiliates or direct or indirect beneficial owners, as reasonably determined by the Borrower in consultation with the Applicable Administrative Agent.

(c) Notices; Standards for Decisions and Determinations. The Applicable Administrative Agent will promptly notify the Borrower and the Issuing Banks of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Benchmark Replacement Conforming Changes. Any determination, decision or election that may be made by the Applicable Agent, the Borrower or, if applicable, any Issuing Banks pursuant to this Section 2.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this Section 2.7.

(d) Unavailability of Tenor of Benchmark. At any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including Term SOFR), then the Applicable Administrative Agent may remove any tenor of such Benchmark that is unavailable or non-representative for Benchmark (including Benchmark Replacement) settings and (ii) the Applicable Administrative Agent may reinstate any such previously removed tenor for Benchmark (including Benchmark Replacement) settings.

2.8 Pro Rata Treatment and Payments.

(a) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of interest, fees or otherwise, shall be made without setoff, recoupment or counterclaim and shall be made prior to 10:00 a.m., New York City time, on the due date thereof to the Applicable Administrative Agent, for the account of the Issuing Banks and Junior TLC Facility Lender, at the Funding Office (unless otherwise provided herein, including in payments made by debiting an LC Cash Collateral Account), in Dollars (except as otherwise provided herein) and immediately available funds. The Applicable Administrative Agent shall distribute such payments to each relevant Issuing Bank or the Junior TLC Facility Lender promptly upon receipt in like funds as received, net of any amounts owing by such Issuing Banks or the Junior TLC Facility Lender pursuant to Section 9.7. If any payment hereunder becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day.

(b) Unless the Applicable Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment due to be made by the Borrower hereunder that the Borrower will not make such payment to the Applicable Administrative Agent, the Applicable Administrative Agent may assume that the Borrower are making such payment, and the Applicable Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Issuing Banks or the Junior TLC Facility Lender their applicable respective pro rata shares of a corresponding amount. If such payment is not made to the Applicable Administrative Agent by the Borrower within three (3) Business Days after such due date, the Applicable Administrative Agent shall be entitled to recover, on demand, from each Issuing Bank or the Junior TLC Facility Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Applicable Agent or any Issuing Banks or the Junior TLC Facility Lender against the Borrower.

(c) If any Issuing Bank or the Junior TLC Facility Lender shall fail to make any payment required to be made by it pursuant to Section 2.10(e) or 9.7 and such failure is continuing, then the Applicable Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Applicable Administrative Agent for the account of such Issuing Bank or Junior TLC Facility Lender for the benefit of the Applicable Administrative Agent or the applicable Issuing Bank or Junior TLC Facility Lender to satisfy such Issuing Bank’s or Junior TLC Facility Lender’s obligations, as applicable, to it under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Issuing Bank or the Junior TLC Facility Lender under any such Section, in the case of each of clauses (i) and (ii) above, in any order as determined by the Applicable Administrative Agent in its discretion.

2.9 Requirements of Law.

(a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Issuing Bank or other Creditor Party with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof shall:

(i) subject any Creditor Party to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(ii) impose, modify or hold applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit (or participations therein) by, or any other acquisition of funds by, any office of such Issuing Bank; or

(iii) impose on such Issuing Bank any other condition (other than Taxes);

and the result of any of the foregoing is to increase the cost to such Issuing Bank, by an amount that such Issuing Bank deems to be material, of issuing Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Issuing Bank, upon its demand, any additional amounts necessary to compensate such Issuing Bank for such increased cost or reduced amount receivable. For the avoidance of doubt, the Borrower shall not be required to further pay such Issuing Bank for any additional Taxes imposed by reason of such payments. If any Issuing Bank becomes entitled to claim any additional amounts pursuant to this paragraph, it shall promptly notify the Borrower (with a copy to the Senior LC Facility Administrative Agent) of the event by reason of which it has become so entitled (and any related calculations).

(b) If any Issuing Bank shall have determined that the adoption of or any change in any Requirement of Law regarding capital or liquidity requirements or in the interpretation or application thereof or compliance by such Issuing Bank or any corporation controlling such Issuing Bank with any request or directive regarding capital or liquidity requirements (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Issuing Bank’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Issuing Bank or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Issuing Bank’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Issuing Bank to be material, then from time to time, after submission by such Issuing Bank to the Borrower (with a copy to the Applicable Administrative Agent) of a written request therefor, the Borrower shall pay to such Issuing Bank such additional amount or amounts as will compensate such Issuing Bank or such corporation for such reduction; provided that notwithstanding this Section 2.9(b), the Credit Parties hereby agree to use commercially reasonable efforts to accommodate and negotiate in good faith any amendments to the cash collateral structure (including opening new accounts, amending or entering into new cash collateral documentation or any additional actions related to the forgoing) requested by JPMorgan or Goldman Sachs in order to improve capital treatment for JPMorgan or Goldman Sachs under the applicable Senior LC Tranche, provided that the fees and expenses of JPMorgan or Goldman Sachs and their respective counsels in connection with any such amendments or changes related to the LC Cash Collateral shall be payable by JPMorgan or Goldman Sachs, respectively and such amendments or changes shall not place undue burden or cost on the Credit Parties.

(c) Notwithstanding anything herein to the contrary, (i) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or by United States or foreign regulatory authorities, in each case pursuant to Basel III, and (ii) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall in each case be deemed to be a change in law, regardless of the date enacted, adopted, issued or implemented.

(d) A certificate as to any additional amounts payable pursuant to this Section 2.9 submitted by any Issuing Bank to the Borrower (with a copy to the applicable Senior LC Facility Administrative Agent) shall be conclusive in the absence of manifest error. Notwithstanding anything to the contrary in this Section 2.9, the Borrower shall not be required to compensate an Issuing Bank pursuant to this Section 2.9 for any amounts incurred more than nine (9) months prior to the date that such Issuing Bank notifies the Borrower of such Issuing Bank’s intention to claim compensation therefor; provided that, if the circumstances giving rise to such claim have a retroactive effect, then such nine (9)-month period shall be extended to include the period of such retroactive effect. The obligations of the Borrower pursuant to this Section 2.9 shall survive the termination of this Agreement and the payment of all amounts payable hereunder.

2.10 Taxes.

(a) Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good-faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.10), the amounts received with respect to this Agreement by the applicable Creditor Party shall equal the sum which would have been received had no such deduction or withholding been made.

(b) Without duplication of any Tax paid under Section 2.10(a), the Credit Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Applicable Administrative Agent timely reimburse it for, Other Taxes.

(c) As soon as practicable after any payment of Taxes by any Credit Party to a Governmental Authority pursuant to this Section 2.10, such Credit Party shall deliver to the Applicable Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Applicable Administrative Agent.

(d) The Credit Parties shall jointly and severally indemnify each Creditor Party, within ten (10) days after written demand therefor specifying the amount of such Indemnified Taxes, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.10) payable or paid by such Creditor Party or required to be withheld or deducted from a payment to such Creditor Party and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Creditor Party (with a copy to the Applicable Administrative Agent), or by the Applicable Administrative Agent on its own behalf or on behalf of a Creditor Party, shall be conclusive absent manifest error.

(e) Each Issuing Bank shall severally indemnify the applicable Senior LC Facility Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Issuing Bank (but, in the case of Indemnified Taxes or Other Taxes for which the Credit Parties are responsible pursuant to paragraph (a) of this Section 2.10, only to the extent that any Credit Party has not already indemnified the applicable Senior LC Facility Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so) and (ii) any Excluded Taxes attributable to such Issuing Bank, in each case, that are payable or paid by the Applicable Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Issuing Bank by the applicable Senior LC Facility Administrative Agent shall be conclusive absent manifest error. Each Issuing Bank hereby authorizes the applicable Senior LC Facility Administrative Agent to set off and apply any and all amounts at any time owing to such Issuing Bank under any Credit Document or otherwise payable by the applicable Senior LC Facility Administrative Agent to such Issuing Bank from any other source against any amount due to the applicable Senior LC Facility Administrative Agent under this paragraph (e).

(f) (i) Any Issuing Bank or the Junior TLC Facility Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Applicable Administrative Agent, at the time or times and in the manner prescribed by applicable law and such other time or times reasonably requested by the Borrower or the Applicable Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Applicable Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Issuing Bank or the Junior TLC Facility Lender, if reasonably requested by the Borrower or the Applicable Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Applicable Administrative Agent as will enable the Borrower or the Applicable Administrative Agent to determine whether or not such Issuing Bank or the Junior TLC Facility Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 2.10(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in such Issuing Bank’s or the Junior TLC Facility Lender’s reasonable judgment such completion, execution or submission would subject such Issuing Bank or the Junior TLC Facility Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Issuing Bank or the Junior TLC Facility Lender.

(ii) Without limiting the generality of the foregoing,

(A)

any Non-U.S. Issuing Bank or the Junior TLC Facility Lender (each, a “Non-U.S. Creditor”), to the extent it is legally entitled to do so, deliver to the Borrower and the Applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Creditor becomes an Issuing Bank under this Agreement (and from time to time thereafter upon the reasonable request of either the Borrower or the Applicable Administrative Agent), whichever of the following is applicable:

(1)

in the case of a Non-U.S. Creditor claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form), as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)

in the case of a Non-U.S. Creditor claiming that its extension of credit will generate income effectively connected with the conduct of a trade or business within the United States (within the meaning of Section 882 of the Code), executed originals of IRS Form W-8ECI (or any successor form);

(3)

in the case of a Non-U.S. Creditor claiming the benefits of the exemption for portfolio interest under Section 871(h) or 881(c) of the Code, (x) a certificate substantially in the form of Exhibit C-1 to the effect that such Non-U.S. Creditor is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or IRS Form W-8BEN-E (or any applicable successor form), as applicable; or

(4)

to the extent a Non-U.S. Creditor is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN (or IRS Form W-8BEN-E, if applicable) (or any applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-2 or Exhibit C-3, IRS Form W-9 (or any successor form), and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Creditor is a partnership and one or more direct or indirect partners of such Non-U.S. Creditor are claiming the portfolio interest exemption, such Non-U.S. Creditor may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit C-4 on behalf of each such direct and indirect partner;

(5)	other applicable forms, certificates or documents prescribed by the IRS; and

(B)

any Non-U.S. Creditor shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Applicable Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Creditor becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Applicable Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Applicable Administrative Agent to determine the withholding or deduction required to be made; and

(C)

if a payment made to an Issuing Bank or the Junior TLC Facility Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Issuing Bank or the Junior TLC Facility Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Issuing Bank or the Junior TLC Facility Lender shall deliver to the Borrower and the Applicable Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Applicable Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Applicable Administrative Agent as may be necessary for the Borrower and the Applicable Administrative Agent to comply with their obligations under FATCA and to determine that such Issuing Bank or the Junior TLC Facility Lender has complied with such Issuing Bank’s or the Junior TLC Facility Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(D)

For the avoidance of doubt, each person that shall become an Issuing Bank pursuant to Section 10.6 shall, upon the effectiveness of the related transfer, be required to provide all of the forms and statements required pursuant to this Section 2.10(f).

Each Issuing Bank and or the Junior TLC Facility Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Applicable Administrative Agent in writing of its legal inability to do so.

(iii) On or prior to the Closing Date, the Applicable Administrative Agent shall deliver to the Borrower either (A) a duly completed original of IRS Form W-9 certifying that the Applicable Administrative Agent is a U.S. Person or (B) (x) a duly completed original IRS W-8ECI (or any successor form) or Form W-8BEN-E (or any successor form) with respect to payments received by it as a beneficial owner and (y) a duly completed original of IRS Form W-8IMY certifying (A) in Part I that the Applicable Administrative Agent is a U.S. branch of a foreign bank and certifying in Part VI, Line 19.b., that the Applicable Agent agrees to be treated as a U.S. Person with respect to any payments made to it under any Credit Document or (B) that it is a qualified intermediary that assumes primary withholding responsibility under Chapters 3 and 4 and primary Form 1099 reporting and backup withholding responsibility for payments to such account. The Applicable Administrative Agent agrees that if such IRS Form W-9, W-8ECI, W-8BEN-E or W-8IMY previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or promptly notify the Borrower in writing of its legal inability to do so.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.10 (including by the payment of additional amounts pursuant to this Section 2.10), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.10 with respect to the Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Each party’s obligations under this Section 2.10 shall survive the resignation or replacement of the Applicable Administrative Agent or any assignment of rights by, or the replacement of, an Issuing Bank, the termination of the Issuing Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

(i) For purposes of this Section 2.10 (and related definitions) and references in this Agreement to this Section 2.10, the term “Issuing Bank” includes any Senior LC Facility Administrative Agent and any Arranger, and the term “applicable law” includes FATCA.

2.11 Change of Lending Office. Each Issuing Bank agrees that, upon the occurrence of any event giving rise to indemnification or payment under Section 2.9 or 2.10 with respect to such Issuing Bank, it will, if requested by the Borrower, use reasonable efforts to mitigate or reduce such indemnifiable or payable amounts (or any similar amount that may thereafter accrue), acting in good faith, which reasonable efforts may include designating or assigning its rights and obligations hereunder to another lending office, branch or affiliate, with the object of avoiding the consequences of such event; provided that such designation or assignment is made on terms that, in the sole judgment of such Issuing Bank, cause such Issuing Bank and its lending offices to suffer no material economic, legal or regulatory disadvantage, and provided further that nothing in this Section 2.11 shall affect or postpone any of the obligations of the Borrower or the rights of any Issuing Bank pursuant to Section 2.9 or 2.10(a).

2.12 Replacement of Issuing Banks. The Borrower shall be permitted to replace any Issuing Bank that (a) requests reimbursement for amounts owing pursuant to Section 2.9 or 2.10 or requires the Borrower to pay any additional amount (including to any Governmental Authority) pursuant to Section 2.10 or requires the Borrower to enter into an amendment to alter the structure or the jurisdiction of the Borrower or the LC Cash Collateral Accounts or (b) becomes a Defaulting Issuing Bank; provided that (i) such replacement does not conflict with any Requirement of Law, (ii) no Event of Default shall have occurred and be continuing at the time of such replacement, (iii) prior to any such replacement, such Issuing Bank shall have taken no action under Section 2.11 so as to eliminate the continued need for payment of amounts owing pursuant to Section 2.9 or 2.10, (iv) the replacement financial institution shall purchase, at par, all amounts owing to such replaced Issuing Bank on or prior to the date of replacement, and in connection therewith, shall pay to the replaced Issuing Bank in respect thereof an amount equal to the sum of (x) all LC Disbursements that have been funded by (and not reimbursed to) such replaced Issuing Bank, together with all then unpaid interest with respect thereto at such time and (y) all accrued but unpaid fees owing to the replaced Issuing Bank pursuant to this Agreement, and the Borrower will have arranged for any outstanding Letters of Credit issued by such replaced Issuing Bank to either be returned to the replaced Issuing Bank for cancellation, or, if acceptable to the replaced Issuing Bank, backstopped by the replacement Issuing Bank or cash collateralized in a manner that would satisfy the requirements under the Senior LC Facility Date of Full Satisfaction with respect to such Issuing Bank, (v) the replacement financial institution shall be reasonably satisfactory to the replaced Issuing Bank, (vi) the replaced Issuing Bank shall be obligated to make such replacement in accordance with the provisions of Section 10.6, including, for the avoidance of doubt, reflecting such replacement in the Issuing Bank Register (provided that the Borrower shall be obligated to pay the registration and processing fee referred to in Section 10.6), (vii) until such time as such replacement shall be consummated, the Borrower shall pay all additional amounts (if any) required pursuant to Section 2.9 or 2.10, as the case may be, and (viii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Applicable Agent or any other Issuing Bank shall have against the replaced Issuing Bank. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Applicable Agent and the assignee, and that the Issuing Bank required to make such assignment need not be a party thereto in order for such assignment to be effective.

2.13 Defaulting Issuing Banks. Notwithstanding any provision of this Agreement to the contrary, if any Issuing Bank becomes a Defaulting Issuing Bank, then the following provisions shall apply for so long as such Issuing Bank is a Defaulting Issuing Bank:

(a) Fees shall cease to accrue on the unutilized portion of the Issuing Commitment of such Defaulting Issuing Bank pursuant to Section 3.3.

(b) In the event that the applicable Senior LC Facility Administrative Agent, the Borrower and the applicable Issuing Banks each agree that a Defaulting Issuing Bank has adequately remedied all matters that caused such Issuing Bank to be a Defaulting Issuing Bank, then such Defaulting Issuing Bank shall no longer be considered a Defaulting Issuing Bank.

Notwithstanding the above, the Borrower’s right to replace a Defaulting Issuing Bank pursuant to this Agreement shall be in addition to, and not in lieu of, all other rights and remedies available to the Borrower against such Defaulting Issuing Bank under this Agreement, at law, in equity or by statute.

2.14 WeWork TLC Equity Interest Transfer Procedures. Notwithstanding any provision of this Agreement to the contrary, any transfer of WeWork TLC Equity Interests by the Blocker to the Junior TLC Facility Lender pursuant to any provision of this Agreement shall be effectuated by recording such transfer on the books and records of the Transfer Agent.

2.15 Extensions of the Commitment Period.

(a) Notwithstanding anything to the contrary in this Agreement, each Borrower may agree with one or more Issuing Bank(s) to extend the maturity date of such Issuing Bank’s Issuing Commitment (including extending the Senior LC Facility Termination Date as applicable to such Issuing Bank(s) and the applicable Senior LC Tranche) and to otherwise modify the terms of such Issuing Bank’s Letters of Credit and/or Issuing Commitments (including amending the interest rate or fees payable in respect of such Issuing Bank’s Letters of Credit and/or Issuing Commitments) (it being understood that no Issuing Bank shall be obligated to participate in any Extension (as defined below) unless it shall have consented thereto). Any such extension (an “Extension”) agreed to between the applicable Borrower and any such Issuing Bank (an “Extending Issuing Bank”) will be established under this Agreement for such Issuing Bank treating such extended issuing commitment as an Issuing Commitment hereunder if such Issuing Bank is extending an existing Issuing Commitment (such extended Issuing Commitment, an “Extended Issuing Commitment”, and any Letter of Credit made pursuant to such Extended Issuing Commitment, an “Extended Letter of Credit”).

(b) The applicable Senior LC Facility Borrower and each Extending Issuing Bank shall execute an amendment to this Agreement (an “Extension Amendment”) and such other documentation as shall be necessary to evidence the Extended Issuing Commitments of such Extending Issuing Bank. Each Extension Amendment shall specify the terms of the applicable Extended Issuing Commitments; provided that the Extended Letters of Credit shall have a final maturity date no later than the Junior TLC Facility Trigger Date and any Extension Amendment shall comply with the Junior TLC Facility Lender Split Protections. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Letters of Credit and/or Extended Issuing Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the applicable Senior LC Facility Administrative Agent with the applicable Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto. If provided in any Extension Amendment with respect to any Extended Issuing Commitments, and with the consent of each Issuing Bank, participations in Letters of Credit shall be reallocated to the Issuing Bank holding such Extended Issuing Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Issuing Commitment or upon or prior to the maturity date of such Letters of Credit.

(c) Upon the effectiveness of any such Extension, the applicable Extending Issuing Bank’s Issuing Commitment will be automatically designated an Extended Issuing Commitment.

(d) Notwithstanding anything to the contrary set forth in this Agreement or any other Credit Document, (i) no Extended Issuing Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Issuing Bank may extend all or any portion of its Issuing Commitment pursuant to one or more extension offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Issuing Commitment), (iii) there shall be no condition to any Extension of any Letters of Credit or Issuing Commitment at any time or from time to time other than notice to the applicable Senior LC Facility Administrative Agent of such Extension and the terms of the Extended Issuing Commitment implemented thereby, (iv) all Extended Issuing Commitments and all obligations in respect thereof shall be Senior LC Facility Credit Document Obligations under this Agreement and the other Credit Documents that rank equally and ratably in right of security with all other Senior LC Facility Credit Document Obligations, (v) no Issuing Bank shall be obligated to issue Letters of Credit under such Extended Issuing Commitments unless it shall have consented thereto and (vi) there shall be no borrower (other than the Senior LC Facility Borrowers) and no guarantors (other than the guarantors under the Guaranty Agreements) in respect of any such Extended Issuing Commitments.

SECTION 3. LETTERS OF CREDIT

3.1 Issuing Commitment. Subject to the terms and conditions of this Section 3, each applicable Issuing Bank, agrees to issue Letters of Credit under the applicable Senior LC Tranche at the request of the Borrower as the applicant thereof, for the benefit of a bona fide third-party beneficiary thereof which shall not be any of the Credit Parties, WeWork Group Members or their respective affiliates, for the support of the Borrower’s obligations on any Business Day during the Commitment Period in such form as may be reasonably approved from time to time by such Issuing Bank; provided that such Issuing Bank shall not be permitted to issue any Letter of Credit if, after immediately giving effect to such issuance, (i) (x) the Minimum Cash Collateral Requirement would not be satisfied or (y) the LC Exposure of such Issuing Bank would exceed its Issuing Commitment under the applicable Senior LC Tranche. Each Letter of Credit shall (i) be denominated in an Approved Currency, (ii) subject to clause (i) above, be in such amount (and provide for such reductions therein at such dates, or upon such events) as shall be requested by the Borrower pursuant to Section 3.2, and (iii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date that is five (5) Business Days prior to the Senior LC Facility Termination Date (the “Latest Expiry Date”), provided that (A) any Letter of Credit with a one (1)-year term may provide for the automatic extension thereof for additional one (1)-year periods and (B) notwithstanding clause (iii) above, at the request of the Borrower and in the sole discretion of any Issuing Bank and the Junior TLC Facility Lender, a Letter of Credit may have an expiry date of greater than one year. Notwithstanding the foregoing, any Letter of Credit providing for automatic one (1)-year extensions, shall automatically extend, so long as the conditions in Section 5.2(a) and Section 5.2(b) are satisfied during the period in which the applicable Issuing Bank has a right to deliver a non-extension notice to the beneficiary of the applicable Letter of Credit; provided that in each case, in no event shall the final expiry date of any Letter of Credit extend beyond the Latest Expiry Date, unless an Issuing Bank agrees to such expiry date at its sole discretion.

(a) All Existing Letters of Credit shall be deemed to have been issued pursuant to this Agreement, for the account of the Borrowers, as applicable, and from and after the Closing Date shall be subject to and governed by the terms and conditions hereof.

(b) No Issuing Bank shall at any time be obligated to issue any Letter of Credit if such issuance would conflict with, or cause such Issuing Bank to exceed any limits imposed by, any applicable Requirement of Law or would violate any internal policies of such Issuing Bank related to the issuance of letters of credit generally applied to similarly situated obligors under comparable credit facilities.

3.2 Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that any Issuing Bank issue a Letter of Credit by delivering to such Issuing Bank at its address for notices specified herein (x) an Application therefor, completed to the satisfaction of such Issuing Bank and (y) such other certificates, documents and other papers and information as such Issuing Bank may request. Upon receipt of the completed Application from the Borrower, the applicable Issuing Bank will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby (but in no event shall such Issuing Bank be required to issue any Letter of Credit earlier than, three (3) Business Days after its receipt of the Application therefor) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by such Issuing Bank and the Borrower. Upon request, the applicable Issuing Bank shall furnish a copy of such Letter of Credit to the Borrower promptly following the issuance thereof. Each Issuing Bank shall deliver a monthly report with respect to its Senior LC Tranche to the Junior TLC Facility Lender and the Borrower, no later than five (5) Business Days after the last day of each month indicating the number and amount of Letters of Credit issued or amended by such Issuing Bank during that month.

3.3 Fees and Other Charges.

(a) Letter of Credit Fee. The Borrower will pay, (x) to each Issuing Bank, a fee at a per annum rate equal to 1.35% (the “Base Letter of Credit Fee”) on the average daily outstanding amount of Letters of Credit issued by such Issuing Bank and outstanding, which shall be payable in Dollars (or at the sole discretion of the applicable Issuing Bank, payable in the same currency as the applicable Letter of Credit) and payable quarterly in arrears on each Fee Payment Date plus (y) after the occurrence of any Event of Default, the Base Letter of Credit Fee shall increase to a rate of 3.35% for the period starting on the date of occurrence of such Event of Default until and through the date such Event of Default is waived or terminated pursuant to the terms hereunder. Notwithstanding the foregoing, if (x) the amount of Base Letter of Credit Fees due for any payment period to Goldman Sachs is less than the Minimum GS Base Letter of Credit Fee, then the Base Letter of Credit Fee due to Goldman Sachs for such payment period shall equal the Minimum GS Base Letter of Credit Fee and (y) if the amount of Base Letter of Credit Fees due for any payment period to JPMorgan is less than the Minimum JPM Base Letter of Credit Fee, then the Base Letter of Credit Fee due to JPMorgan for such payment period shall equal the Minimum JPM Base Letter of Credit Fee.

(b) Fronting Fee. The Borrower shall pay to the applicable Issuing Bank for its own account a fronting fee, payable in Dollars (or at the sole discretion of the applicable Issuing Bank, payable in the same currency as the applicable Letter of Credit), at a rate of 0.125% per annum on the undrawn and unexpired Dollar Equivalent amount of each Letter of Credit issued by the applicable Issuing Bank under the Senior LC Facility (or, if paid in the same currency as each applicable Letter of Credit, calculated at a rate of 0.125% per annum on the undrawn and unexpired amount of such Letter of Credit in the currency of such Letter of Credit), payable quarterly in arrears on each Fee Payment Date after the issuance date.

(c) Unused Issuing Commitment Fee. The Borrower agrees to pay to each Issuing Bank under the Senior LC Facility a commitment fee (the “Unused Issuing Commitment Fee”), payable in Dollars, from the Closing Date through to the Senior LC Facility Termination Date, computed at the Commitment Fee Rate on the average daily Dollar Equivalent amount of the Total Unutilized LC Commitment of such Issuing Bank under the Senior LC Facility during the period for which payment is made, payable quarterly in arrears on each Fee Payment Date, commencing on the first such date to occur after the Closing Date. Notwithstanding the foregoing, if (x) the amount of Unused Issuing Commitment Fee due and payable for any payment period to Goldman Sachs is greater than the Maximum GS Unused Issuing Commitment Fee, then the Unused Issuing Commitment Fee due and payable to Goldman Sachs for such payment period shall equal the Maximum GS Unused Issuing Commitment Fee and (y) the amount of Unused Issuing Commitment Fee due and payable for any payment period to JPMorgan is greater than the Maximum JPM Unused Issuing Commitment Fee, then the Unused Issuing Commitment Fee due and payable to JPMorgan for such payment period shall equal the Maximum JPM Unused Issuing Commitment Fee

(d) In addition to the foregoing fees, the Borrower shall pay or reimburse the applicable Issuing Bank under the Senior LC Facility for such normal and customary costs and expenses as are incurred or charged by such Issuing Bank in issuing, document examination, effecting payment under, amending or otherwise administering any Letter of Credit.

(e) Payment of Fees. Notwithstanding the foregoing, each Issuing Bank shall deliver an invoice to the Borrower for any fees payable pursuant to this Section 3.3 no later than two (2) Business Days prior to the related Fee Payment Date and any fees payable pursuant to this Section 3.3 shall be payable by the Borrower but, to the extent unpaid after such two (2) Business Day period, are permitted to be deducted (but not required to be deducted) by the applicable Issuing Bank from the applicable LC Cash Collateral Account held by such Issuing Bank on the applicable Fee Payment Date solely to the extent up to an amount equal to the amount of Credited Interest the applicable Borrower would be entitled thereto in accordance with the LC Cash Collateral Splits; provided that the due and payable amount in each invoice delivered to the Borrower (the aggregate amount of such amount for each invoice, the “Invoiced Amount”) and any calculations in respect thereof will be conclusive absent manifest error and will be deemed accepted and agreed by the Borrower within 2 Business Days after delivery by the applicable Issuing Bank or Senior LC Facility Administrative Agent and shall be final and immediately payable pursuant to the terms of this Agreement, unless the Borrower expressly objects with reasonable detail supporting a change to the Invoiced Amount of at least $50,000 for such invoice; provided further that if the Borrower objects with reasonable detail any changes to the Invoiced Amounts of $50,000 or less for any invoice, the Borrower must pay such invoice immediately and pursuant to the terms hereunder and subsequently, the applicable Issuing Bank or Senior LC Facility Administrative Agent hereby agrees to use commercial reasonable efforts to determine the merit of such objection and rebate any amount (if applicable) to the applicable Borrower after reviewing the merits of such objection with the Borrower in a timely manner. Fees described under clauses (a) and (b), above, shall be earned, due and payable for so long as the applicable Letters of Credit are outstanding, regardless of whether the Senior LC Facility Date of Full Satisfaction has occurred; provided that with respect to any Letter of Credit that is backstopped by a letter of credit in accordance with the terms hereunder in connection with the Senior LC Facility Date of Full Satisfaction, the Base Letter of Credit Fee payable on such backstopped Letters of Credit shall be a rate per annum to be mutually agreed as between the applicable Issuing Bank, the Borrower and the Junior TLC Facility Lender.

3.4 [Reserved].

3.5 Reimbursement Obligation of the Borrower.

(a) If any LC Disbursement or other amount is payable under or in respect of any Letter of Credit, the applicable Senior LC Facility Administrative Agent or the applicable Issuing Bank, such Issuing Bank shall cause the applicable LC Collateral Agent to debit such amount from the applicable LC Cash Collateral Account pursuant to Section 2.5. If there is insufficient LC Cash Collateral to pay any LC Disbursement or any other amount that is payable under or in respect of any Letter of Credit, the Borrower shall reimburse the applicable Issuing Bank for the amount of (i) any amount so paid or payable and (ii) any fees, charges or other costs or expenses incurred by such Issuing Bank in connection with such payment, not later than 12:00 noon, New York City time, no later than two (2) Business Days immediately following the day that the Borrower received notice of such payment and insufficient funds with respect thereto. Each such payment shall be made by the Borrower to the applicable Issuing Bank at its address for notices referred to herein in Dollars and in immediately available funds. Interest shall be payable on any such amounts from the date on which the relevant LC Disbursement is paid until payment in full; provided that interest shall accrue (x) for the Business Day immediately after the date of the relevant notice, at a rate per annum equal to the ABR and (y) thereafter, commencing on the second Business Day after the date of the relevant notice, at a rate per annum equal to the ABR plus the default rate set forth in Section 2.5(a). In the case of a Letter of Credit denominated in an Alternative Currency, the applicable Issuing Bank shall notify the Borrower of the Dollar Equivalent of the amount of the LC Disbursement and each other amount payable promptly following the determination thereof if such LC Disbursement or other amount is not paid by debiting the applicable LC Cash Collateral Account pursuant to Section 2.5.

3.6 Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute, unconditional and irrevocable under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the applicable Issuing Bank, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the applicable Issuing Bank that such Issuing Bank shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, (a) any lack of validity or enforceability of any Letter of Credit, any Application or any Credit Document, or any term or provision therein, (b) any draft or other document presented under a Letter of Credit proving to be invalid, fraudulent or forged in any respect or any statement therein being untrue or inaccurate in any respect, (c) any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee, purported transferee, or any other Person, (d) payment by the applicable Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of each Letter of Credit, (e) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder, in each case, except in the case of bad faith, gross negligence or willful misconduct on the part of the applicable Issuing Bank (as determined by a final non-appealable judgment by a court of competent jurisdiction) or (f) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Borrower or in the relevant currency markets generally. Neither the Applicable Agent, nor any Issuing Bank, nor any of their respective related parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or message or advice, however transmitted, in connection with any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms, any error in translation, or any consequence arising from causes beyond the control of such Issuing Bank; provided that the foregoing, and the preceding sentence, shall not be construed to excuse such Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the applicable Issuing Bank (as determined by a final, non-appealable judgment by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

3.7 Letter of Credit Payments. If documents shall be presented for payment under any Letter of Credit, the applicable Issuing Bank will examine documents to determine if the documents are compliant. If documents are compliant, the applicable Issuing Bank shall promptly notify the Borrower of the payment date and amount thereof. The responsibility of the applicable Issuing Bank to the Borrower in connection with documents presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment substantially comply with the terms and conditions of such Letter of Credit.

3.8 Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce each Agent, the Issuing Banks and the Junior TLC Facility Lender to enter into this Agreement and (in the case of the Issuing Banks) to issue Letters of Credit and (in the case of the Junior TLC Facility Lender) to provide the Term Loans, each Credit Party hereby represents and warrants to each Agent, each Issuing Bank and the Junior TLC Facility Lender, on the Closing Date and each other date required pursuant to Section 5.2 that (provided that any representation and/or warranty shall be subject to the Legal Reservations and Perfection Requirements insofar as it relates to any Security Document that is governed by English law):

4.1 [Reserved].

4.2 No Change. Since the Closing Date, there has been no development or event that has had or would reasonably be expected to have a Material Adverse Change.

4.3 Existence; Compliance with Law. Each Credit Party (a) is duly formed and registered, validly existing and in good standing under the laws of the jurisdiction of its formation and registration, (b) has the requisite power and authority, and the legal right, to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification (to the extent such concept exists in such jurisdiction) and (d) is in compliance with all Requirements of Law except to the extent that the failure to be so qualified or to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Change.

4.4 Power; Authorization; Enforceable Obligations. Each Credit Party has the power and authority, and the legal right, to make, deliver and perform the Credit Documents to which it is a party and, in the case of the Borrower, to obtain extensions of credit hereunder. Each Credit Party has taken all necessary organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party and, in the case of the Borrower, to authorize the extensions of credit on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Credit Documents, except (i) consents, authorizations, filings and notices that have been obtained or made and are in full force and effect, (ii) the filings referred to in Section 4.19 and (iii) such consents, authorizations, filings and notices the failure to obtain or perform which would not reasonably be expected to have a Material Adverse Change. Each Credit Document has been duly executed and delivered on behalf of each Credit Party party thereto. This Agreement has been duly executed and delivered by each Credit Party, and constitutes, and each other Credit Document to which any Credit Party is to be a party, when executed and delivered by such Credit Party, will constitute, a legal, valid and binding obligation of each Credit Party (as the case may be), enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law and other matters which are set out as qualifications or reservations as to matters of law of general application in any legal opinion delivered to the Applicable Agent in connection with the Credit Documents.

4.5 No Legal Bar. The execution and delivery of each Credit Document by each Credit Party party thereto and its performance of this Agreement and the Credit Documents, the issuance of Letters of Credit and the use of proceeds thereof: (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect and (ii) filings necessary to perfect Liens created under the Credit Documents, (b) will not violate (i) any applicable law or regulation or (ii) the charter, by-laws or other organizational or constitutional documents of such Credit Party or (iii) any order of any Governmental Authority binding on such Credit Party, (c) will not violate or result in a default under Contractual Obligation, and (d) will not result in or require the creation or imposition of any Lien on any asset of the Credit Parties, except Liens created under and Liens permitted by the Credit Documents, and except to the extent such violation or default referred to in clause (b)(i) above could not reasonably be expected to result in a Material Adverse Change.

4.6 Litigation. Other than as set forth on Schedule 4.6, no Proceeding is pending or, to the knowledge of any Credit Party, threatened by or against any Credit Party or against any of their respective properties or revenues with respect to any of the Credit Documents or any of the transactions contemplated hereby or thereby.

4.7 No Default. No Credit Party is in default under or with respect to any of its Contractual Obligations in any respect that would reasonably be expected to have a Material Adverse Change. No Default or Event of Default has occurred and is continuing.

4.8 Ownership of Property; Liens. Each Borrower has uncontested ownership of each LC Cash Collateral Account and the Blocker has uncontested ownership of 100% of the Equity Interest of each Borrower and none of such title or interest is subject to any Lien except as permitted by Section 7.1.

4.9 [Reserved].

4.10 Taxes. Each Credit Party has filed or caused to be filed all U.S. federal, state and other material Tax returns that are required to be filed by such Credit Party and has paid all Taxes due and payable by such Credit Party to any Governmental Authority (other than (i) any such Taxes not overdue by more than thirty (30) days, (ii) any such Taxes, the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the relevant Credit Party or (iii) any such Taxes in an amount less than $50,000 in the aggregate.

4.11 Federal Regulations. No extensions of credit hereunder will be used by the Borrower, whether directly or indirectly, (a) for “buying” or “carrying” any “margin stock” (within the respective meanings of each of the quoted terms under Regulation U, as now and from time to time hereafter in effect) or (b) for any purpose that violates Regulations T, U, or X of the Board, as now and from time to time hereinafter in effect. If requested by any Creditor Party, the Borrower will furnish to such Creditor Party a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1, as applicable, referred to in Regulation U.

4.12 Labor Matters. (i) Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Change: (a) there are no strikes or other labor disputes against any Credit Party pending or, to the knowledge of the Borrower, threatened; (b) hours worked by and payment made to employees of each Credit Party have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matter and (ii) all payments due from any Credit Party on account of employee health and welfare insurance have been paid or accrued as a liability on the books of the relevant Credit Party.

4.13 ERISA. No ERISA Event or Foreign Plan Event has occurred or is expected to occur that, individually or in the aggregate would reasonably be expected to result in a Material Adverse Change, and neither the Borrower nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event except where the same would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

4.14 Investment Company Act. No Credit Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

4.15 Subsidiaries. The Borrowers have no Subsidiaries.

4.16 Use of Proceeds. On the Closing Date, the Term Loans shall be used to cash fund LC Cash Collateral, in an aggregate amount equal to the Junior TLC Facility Commitment, to support the Senior LC Facility (including the Existing Letters of Credit), as required hereby. On and after the Closing Date, the Letters of Credit shall be used to support the general corporate obligations of the WeWork Group Members.

4.17 Environmental Matters. Except as, in the aggregate, would not reasonably be expected to have a Material Adverse Change:

(a) Materials of Environmental Concern have not been released (and there is no threat of release) at any facilities or properties currently owned, or, to the knowledge of the Borrower, leased or operated, by any Credit Party or Material WeWork Group Members (the “Properties”) or, to the knowledge of the Borrower, any other location, in violation by a Credit Party of, or that would reasonably be expected give rise to liability on the part of a Credit Party under, any Environmental Law;

(b) no Credit Party has received any written, or to the knowledge of the Borrower, verbal (and that would reasonably be expected to result in a written) notice of violation, alleged violation, non-compliance, liability or potential liability on the part of a Credit Party under or pursuant to Environmental Laws with regard to any of the Properties or the business operated by any Credit Party or Material WeWork Group Members (the “Business”), nor does the Borrower have knowledge that any such notice is threatened and reasonably expected to result in a written notice of violation;

(c) Materials of Environmental Concern have not been transported or disposed of from the Properties in violation by a Credit Party or a Material WeWork Group Member of, or, to the knowledge of the Borrower, that would reasonably be expected to give rise to liability on the part of a Credit Party under, any applicable Environmental Law, nor have any Materials of Environmental Concern been generated, treated, stored or disposed of at, on or under any of the Properties in violation by a Credit Party or a Material WeWork Group Member of, or that would reasonably be expected to give rise to liability on the part of a Credit Party under, any applicable Environmental Law;

(d) no judicial proceeding or governmental or administrative action is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law against any Credit Party with respect to the Properties or the Business, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders outstanding, to which any Credit Party is subject under any Environmental Law with respect to the Properties or the Business;

(e) the Credit Party and, to the knowledge of the Borrower, the Properties and all operations at the Properties, are in compliance, and have in the last five (5) years been in compliance, with all applicable Environmental Laws; and

(f) no Credit Party has affirmatively assumed by contract any liability of any other Person under Environmental Laws.

4.18 Accuracy of Information, etc. As of the Closing Date, no written statement or information (other than any projected financial information and information of a general economic or industry nature) contained in this Agreement, any other Credit Document or any other document, certificate or statement furnished by or on behalf of any WeWork Group Member or Credit Party to any Creditor Party, for use in connection with the transactions contemplated by this Agreement or the other Credit Documents, in each case as modified or supplemented by other information so furnished and when taken as a whole, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (after giving effect to all supplements and updates thereto).

4.19 Security Documents. Subject to (i) applicable bankruptcy, insolvency, reorganization, moratorium, capital impairment, recognition of judgments, recognition of choice of law, enforcement of judgments or other similar laws or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law, (ii) the Perfection Requirements and (iii) the provisions of this Agreement and the other relevant Credit Documents, the Security Documents and the Confirmation Order create legal, valid and enforceable Liens on (x) all of the Junior TLC Facility Equity Collateral in favor of the Junior TLC Collateral Agent, for the benefit of the Junior TLC Facility Secured Parties, and (y) all of the other Collateral in favor of the applicable LC Collateral Agents, for the benefit of themselves, the Issuing Banks, each other Applicable Agent and the Junior TLC Facility Lender, as applicable, and such Liens constitute perfected Liens on the Collateral securing the Obligations, in each case as and to the extent set forth therein. Subject to the provisions of this Agreement and the other relevant Credit Documents, the Security Documents and the Confirmation Order create legal, valid and enforceable Liens on all of the LC Cash Collateral (including the Senior LC Facility Cash Collateral Interest and the Junior TLC Facility Cash Collateral Interest) in favor of the LC Collateral Agents, for the benefit of themselves, each applicable Issuing Bank, each other Applicable Agent and the Junior TLC Facility Lender, and such Liens constitute perfected Liens on the LC Cash Collateral securing the applicable Obligations, in each case as and to the extent set forth therein.

4.20 [Reserved].

4.21 Other Contracts. No Credit Party has entered into any material contract or agreement with any Person unless such contract or agreement contains a non-petition covenant with respect to such Credit Party substantially consistent with such provision set forth in Section 10.24(a).

4.22 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by the Credit Party and their respective directors, officers, employees and agents (in their capacity as such) with Anti-Corruption Laws and applicable Sanctions, and the Credit Party and their respective officers and directors, and to the knowledge of the Borrower, their respective employees and agents, are in compliance with applicable Anti-Corruption Laws and Sanctions in all material respects. None of (a) Credit Parties or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the any Credit Party that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The Borrower will not, directly or knowingly indirectly, use the proceeds of any Letter of Credit issued hereunder in violation of applicable Anti-Corruption Laws or Sanctions.

4.23 EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

4.24 Sole Purpose. The Borrower and Blocker has been formed solely for the purpose of engaging in transactions contemplated by this Agreement and the other Credit Documents, and has not engaged in any business activity other than the negotiation, execution and to the extent applicable, performance of this Agreement and the transactions contemplated by the Credit Documents, and obtaining or maintaining any letter of credit or similar facility for (x) use in connection with leases for the business of the WeWork Group Members or (y) to support up to $20,000,000 in general third-party corporate obligations of the WeWork Group Members (other than the Adyen LC) pursuant to the Credit Documents, in each case, inclusive of the Existing Letters of Credit.

4.25 Borrower LLC Agreement in Effect. The Borrower LLC Agreement and Blocker LLC Agreement each remains in full force and effect and there exists no breach of, default under, or threatened breach of, the Borrower LLC Agreement or the Blocker LLC Agreement by the Borrower or Blocker.

4.26 Indebtedness. No Credit Party has any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation), other than Indebtedness incurred under the terms of this Agreement and the other Credit Documents.

4.27 Tradenames. No Credit Party has changed its name since its formation and does not have tradenames, fictitious names, assumed names or “doing business as” names under which it has done or is doing business.

4.28 Solvency. The Credit Parties, on a consolidated basis (in the case of the Blocker), are, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and under all other Credit Documents will be and will continue to be, Solvent.

SECTION 5. CONDITIONS PRECEDENT

5.1 Conditions to Closing Date. The Junior TLC Facility Commitments of the Junior TLC Facility Lender and the Issuing Commitment of each Issuing Bank shall become effective upon satisfaction of the following conditions precedent (or waiver thereof in accordance with Section 10.1):

(a) Credit Agreement. Each Senior LC Facility Administrative Agent and the Junior TLC Facility Administrative Agent shall have received this Agreement, executed and delivered by the Borrower and the Junior TLC Facility Lender.

(b) Legal Opinions and Memoranda. (i) Each Senior LC Facility Administrative Agent and the Junior TLC Facility Administrative Agent shall have received an executed legal opinion of Kirkland & Ellis LLP, counsel to the Credit Parties, addressed to the Issuing Banks, the Junior TLC Facility Lender and the Agents, which shall cover such customary matters incident to the transactions contemplated by this Agreement as the Issuing Banks and the Junior TLC Facility Lender may reasonably require, including the enforceability of the security interests in the LC Cash Collateral, the Junior TLC Facility Equity Collateral and non-consolidation of the Borrowers and the Blocker, (ii) each Senior LC Facility

Administrative Agent and the Junior TLC Facility Administrative Agent shall have received an executed legal opinion of Maples and Calder (Cayman) LLP, Cayman Islands counsel to the Credit Parties, addressed to the Issuing Banks, the Junior TLC Facility Lender and the Agents, which shall cover such customary matters incident to the transactions contemplated by this Agreement as the Issuing Banks and the Junior TLC Facility Lender may reasonably require, including the enforceability of the security interests in the LC Equity Collateral and non-consolidation of the Borrowers and the Blocker and (iii) JPMorgan, in its capacity as an Issuing Bank shall have received an executed legal opinion of Milbank LLP, counsel to the Issuing Banks, each in a form reasonably acceptable to JPMorgan.

(c) Credit Parties Signing Certificates; Certified Certificate of Registration; Good Standing Certificates, Solvency Certificate. The Senior LC Facility Administrative Agents and the Junior TLC Facility Administrative Agent shall have received (i) a certificate of the Credit Parties, dated the Closing Date, with appropriate insertions and attachments, including the certificate of incorporation, registration or formation of each Credit Party certified by the relevant authority of the jurisdiction of organization of such Credit Party, the Constituent Documents, resolutions of the board of directors, managers or other appropriate governing body of such Credit Party and incumbency certificates, (ii) a long form good standing certificate (or equivalent) for each of the Credit Parties from its respective jurisdiction of organization, (iii) statutory registers, (iv) in the case of each Credit Party, the duly executed services agreement for, or other reasonably satisfactory evidence of the engagement of, the Independent Manager for such party and (v) a solvency certificate of the Credit Parties, dated as of the Closing Date, substantially in the form of Exhibit D-2 from a Responsible Officer of the Credit Parties.

(d) Junior TLC Facility Lender Signing Certificates; Certified Certificate of Incorporation; Good Standing Certificates; Solvency Certificate. The Senior LC Facility Administrative Agents shall have received (i) a certificate of the Junior TLC Facility Lender, dated the Closing Date, with appropriate insertions and attachments, including the certificate of incorporation or formation of the Junior TLC Facility Lender certified by the relevant authority of the jurisdiction of organization of the Junior TLC Facility Lender, resolutions of the board of directors or other appropriate governing body of the Junior TLC Facility Lender and incumbency certificates and (ii) a solvency certificate of the Junior TLC Facility Lender, dated as of the Closing Date, substantially in the form of Exhibit D-1 from a senior financial officer of the Junior TLC Facility Lender.

(e) Representations and Warranties. Each of the representations and warranties made by any Credit Party in the Credit Documents or any notice or certificate delivered in connection therewith shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) as of such earlier date.

(f) KYC Information. Each of the Creditor Parties shall have received, at least three (3) Business Days in advance of the Closing Date, (i) all documentation and other information required by any Governmental Authority under applicable “know-your-customer” and anti-money laundering rules and regulations, including, without limitation, as required by the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT) Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), the Borrower as of the Closing Date and (ii) in connection with applicable “beneficial ownership” rules and regulations, a customary certification regarding beneficial ownership or control of the Borrower, in each case, that has been reasonably requested in writing by such Creditor Party, as applicable, by no later than ten (10) days before the Closing Date.

(g) Fees and Expenses. The Issuing Banks, Junior TLC Facility Lender and the Agents shall have received payment of all fees and expenses that are payable as of the Closing Date under this Agreement or any other Credit Document for which invoices have been presented (including the reasonable fees and expenses of legal counsel), at least one (1) Business Day before the Closing Date.

(h) Security Documents. The Senior LC Facility Administrative Agents shall have received the Security Documents, executed and delivered by the Borrower and the Credit Parties party thereto. The Junior TLC Facility Administrative Agent shall have received the Security Documents executed and delivered by the Borrower and the Credit Parties party thereto.

(i) Guaranties. The Senior LC Facility Administrative Agents and the Junior TLC Facility Administrative Agent shall have received each applicable Guaranty Agreement, executed and delivered by the Borrower and the guarantors party thereto.

(j) Officer’s Certificates. The Senior LC Facility Administrative Agents and the Junior TLC Facility Administrative Agent shall have received a certificate of a Responsible Officer of the Borrower certifying compliance with Sections 5.1(o) and 5.2(a), (b) and (d) as of the Closing Date.

(k) Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statements) required by the Security Documents or under law or reasonably requested by any Collateral Agent to be filed, registered or recorded in order to create in favor of such Collateral Agent, for the benefit of itself and the applicable Secured Parties, a perfected Lien on the Collateral described herein or therein or in the Confirmation Order, shall be in proper form for filing, registration or recordation.

(l) Control Agreements. Each Issuing Bank shall have received duly executed LC Cash Collateral Account Control Agreements for each LC Cash Collateral Account. The Junior TLC Facility Administrative Agent shall have received a duly executed Junior TLC Facility Equity Collateral Control Agreement.

(m) No Material Adverse Change. Since May 30, 2024, there shall not exist any action, suit, investigation, litigation or proceeding pending (other than the Chapter 11 Cases) or, to the knowledge of the Borrower, threatened in writing in any court or before any arbitrator or Governmental Authority that, in the opinion of the Senior LC Facility Administrative Agents, each Issuing Bank and the Junior TLC Facility Lender, affects any of the transactions contemplated hereby, or that has or would be reasonably likely to have a material adverse change or material adverse condition in or affecting the businesses, assets, operations or financial condition of any of the Credit Parties, taken as a whole, or any of the transactions contemplated hereby; provided that none of (i) the Chapter 11 Cases or (ii) the actions required to be taken pursuant to the Credit Documents or the Confirmation Order, shall constitute a “material adverse effect”, “material adverse change” or words of similar import for any purpose.

(n) (i) The Confirmation Order shall be in full force and effect and shall not have been vacated, reversed, modified, amended or stayed without the prior written consent of the Senior LC Facility Administrative Agents, each Issuing Bank and the Junior TLC Facility Lender, and there shall be no appeal pending with respect thereto, (ii) the Reorganization Plan confirmed by the Bankruptcy Court shall not have been formally amended, stayed, supplemented or otherwise modified in any material respect that is materially adverse to the rights and interests of the Issuing Banks and the Junior TLC Facility Lender, in their capacities as such, unless consented to in writing by each Issuing Bank and the Junior TLC Facility Lender and (iii) Effective Date (defined in the Reorganization Plan) of the Reorganization Plan shall have occurred.

(o) The availability under the Senior LC Facility and the funding of Term Loans under the Junior TLC Facility shall not violate any requirement of law and shall not be enjoined, temporarily, preliminarily or permanently.

(p) Minimum Liquidity. The aggregate principal amount of all cash and Cash Equivalents deposited in or credited to accounts of the WeWork Group Members (other than the Credit Parties and for the avoidance of doubt, excluding all LC Cash Collateral) shall be equal to or greater than $200,000,000 immediately after giving effect to the transactions contemplated hereunder.

(q) DIP Credit Agreement. (i) The Senior LC Facility Administrative Agents and the Junior TLC Facility Lender shall have received a duly executed satisfaction letter certifying to the occurrence of the Senior LC Facility Date of Full Satisfaction and the Junior TLC Facility Date of Full Satisfaction, each as defined under the DIP Credit Agreement, after giving effect to the transactions contemplated on the Closing Date, (ii) such satisfaction letter shall provide that each Issuing Bank under the DIP Credit Agreement shall have agreed to release LC Cash Collateral (as defined under the DIP Credit Agreement) in an amount sufficient to fund the Term Loans on the Closing Date and (iii) after giving effect to the transaction on the Closing Date, the DIP Credit Agreement shall have been repaid (or deemed repaid) in full and all security interests securing the obligations under the DIP Credit Agreement shall be released and terminated (or deemed released and terminated).

5.2 Conditions to Each Extension of Credit. The agreement of each Issuing Bank and the Junior TLC Facility Lender to make any extension of credit requested to be made by it on any date (including its initial extension of credit on the Closing Date) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Credit Party in the Credit Documents or any notice or certificate delivered in connection therewith (other than the representations and warranties contained in Section 4.1, which shall be true and correct in all respects as of the Closing Date) shall be true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) on and as of such date as if made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any representation or warranty that is qualified by materiality shall be true and correct in all respects) as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Application. The applicable Issuing Bank shall have received an Application duly completed by the Borrower.

(d) Minimum Cash Collateral Requirement. After giving effect to any issuance of any Letters of Credit (including the deemed issuance of the Existing Letters of Credit on the Closing Date), the Minimum Cash Collateral Requirement shall be satisfied.

(e) Senior LC Facility Termination Date. The Senior LC Facility Termination Date shall not have occurred.

Each issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

Until the later of the Senior LC Facility Date of Full Satisfaction and Junior TLC Facility Date of Full Satisfaction, each Credit Party hereby agrees that it shall and shall cause each other Credit Party to:

6.1 [Reserved].

6.2 Certificates; Other Information. Furnish to the Senior LC Facility Administrative Agents or the Junior TLC Facility Administrative Agent, as applicable, for distribution to each Issuing Bank and the Junior TLC Facility Lender:

(a) within 60 days after the end of each fiscal quarter of the Borrower, a Compliance Certificate certifying as to whether a Default, which has not previously been disclosed or which has not been cured, has occurred and, if such a Default is continuing, specifying the details thereof and any action taken or proposed to be taken with respect thereto;

(b) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any ERISA Affiliate may request with respect to any Multiemployer Plan or any documents described in Section 101(f) of ERISA that any Credit Party or any ERISA Affiliate may request with respect to any Pension Plan; provided that if the relevant Credit Party or ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plans, then, upon reasonable request of the Applicable Agent, such Credit Party or the ERISA Affiliate shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Applicable Agent promptly after receipt thereof; and

(c) promptly, such material non-privileged information regarding the operations, business affairs and financial condition of any Credit Party, or compliance with the terms of any Credit Document, as the Applicable Agent, any Issuing Bank or the Junior TLC Facility Lender may reasonably request from time to time.

Notwithstanding anything to the contrary contained in any Credit Document, the Borrower will have no obligation to host telephone conferences or regular earnings calls with any Secured Party.

6.3 Payment of Taxes. Pay, discharge or otherwise satisfy at or before maturity or before they become more than thirty (30) days delinquent, as the case may be, all its material taxes, assessments and governmental charges or levies, except where (i) the amount or validity thereof is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the relevant Credit Party or (ii) the failure to pay such taxes, assessments and governmental charges or levies, either individually or in the aggregate in an amount less than $50,000.

6.4 Maintenance of Existence; Compliance. (a) (i) Preserve, renew and keep in full force and effect its organizational existence, and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or material to the normal conduct of its business; (b) comply with all Requirements of Law (but not including Anti-Corruption Laws or applicable Sanctions, which are addressed below in clause (c)) except to the extent that failure to comply therewith would not, in the aggregate, reasonably be expected to have a Material Adverse Change; (c) comply (i) with applicable Anti-Corruption Laws in all material respects and (ii) with applicable Sanctions; and (d) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by the Credit Parties and their respective directors, officers, employees and agents (in their capacity as such) with applicable Anti-Corruption Laws and Sanctions.

6.5 Maintenance of Property; Insurance. (a) Keep all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted and (b) maintain with financially sound and reputable insurance companies insurance on all its property in at least such amounts and against at least such risks (but including in any event public liability, product liability and business interruption) as are usually insured against in the same general area by companies engaged in the same or a similar business.

6.6 Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in all material respects in conformity with GAAP in all material respects and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of the Collateral Agents, upon reasonable notice, to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time, not to exceed one visit in any fiscal year during normal business hours, and to discuss the business, operations, properties and financial and other condition of the Credit Parties with officers of the Credit Parties and with their independent certified public accountants; provided that such rights under this Section 6.6 shall be conducted in a manner so as not to materially disrupt the normal operations of the Credit Parties. The Credit Parties shall have no obligation to disclose materials that are protected by attorney-client privilege or similar privilege or constitute attorney work product, or would violate applicable law or confidentiality obligations; provided that the Borrower shall (i) use commercially reasonable efforts to communicate such materials in a manner that would not waive such privilege or violate such applicable law or confidentiality obligations and (ii) notify the applicable Collateral Agent to the extent that any such materials are not being disclosed on such grounds.

6.7 Notices. Promptly give notice to the Applicable Agent on behalf of each Creditor Party upon a Responsible Officer acquiring knowledge of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default under any Contractual Obligation of any Credit Party or (ii) litigation, investigation or proceeding that may exist at any time between any Credit Party and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Change;

(c) any litigation or proceeding affecting any Credit Party (i) in which the amount of potential liability involved on the part of any Credit Party would reasonably be expected to have a Material Adverse Change, (ii) in which injunctive or similar relief is sought against any Credit Party which would reasonably be expected to have a Material Adverse Change or (iii) which relates to any Credit Document;

(d) as soon as possible upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event or Foreign Plan Event which would reasonably be expected to have a Material Adverse Change, a written notice specifying the nature thereof, what action the Borrower, any of the Credit Party or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the IRS, the Department of Labor or the PBGC with respect thereto;

(e) any development or event that has had or would reasonably be expected to have a Material Adverse Change; and

(f) any notice of default, notice of election or exercise of any rights or remedies under any the Borrower LLC Agreement or any other Constituent Document of a Credit Party, and copies thereof.

Each notice pursuant to this Section 6.7 shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the relevant Credit Party proposes to take with respect thereto.

6.8 Environmental Laws.

(a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws (“Environmental Permits”); provided that, in any case, any noncompliance with any Environmental Law or Environmental Permit, and any other noncompliance with Environmental Law, shall not be deemed a breach of this covenant where any such noncompliance, individually or in the aggregate, could not reasonably be expected to give rise to a Material Adverse Change. For purposes of this Section 6.8(a), noncompliance by any Credit Party with any applicable Environmental Law or Environmental Permit shall further be deemed not to constitute a breach of this covenant provided that, upon learning of any such noncompliance, such Credit Party shall promptly undertake all reasonable efforts to achieve material compliance with applicable Environmental Law.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities pursuant to applicable Environmental Laws, other than such orders and directives as to which an appeal or other challenge or request for relief has been timely and properly taken in good faith, and where any such action could not reasonably be expected to give rise to a Material Adverse Change.

6.9 [Reserved].

6.10 [Reserved].

6.11 Certain Post-Closing Obligations. As promptly as practicable, and in any event within the applicable time period set forth on Schedule 6.11 (or such later date as the applicable Issuing Banks may agree to in their sole discretion), the Borrower shall deliver or cause to be delivered each item listed on Schedule 6.11; provided that Schedule 6.11 may be updated on the Closing Date as reasonably agreed by the Borrower and the Applicable Administrative Agent. All representations and warranties contained in this Agreement and the other Credit Documents shall be deemed modified to the extent necessary to effect the foregoing (and to permit the taking of the actions described above within the time periods required above and in Schedule 6.11, rather than as elsewhere provided in the Credit Documents); provided that (x) to the extent any representation and warranty would not be true because the foregoing actions were not taken on the Closing Date, the respective representation and warranty shall be required to be true and correct (subject to any materiality qualifier contained therein) at the time the respective action is taken (or was required to be taken) in accordance with the foregoing provisions of this Section 6.11 (and Schedule 6.11) and (y) all representations and warranties relating to the assets set forth on Schedule 6.11 pursuant to the Security Documents shall be required to be true (subject to any materiality qualifier contained therein) immediately after the actions required to be taken under this Section 6.11 (and Schedule 6.11) have been taken (or were required to be taken), except to the extent any such representations and warranties expressly relate to an earlier date in which case such representations and warranties shall be true and correct (subject to any materiality qualifier contained therein) as of such earlier date.

6.12 [Reserved].

6.13 Organizational Procedures and Scope of Business. Each Credit Party will observe all organizational procedures required by its Constituent Documents and the laws of its jurisdiction of formation. Without limiting the foregoing, each Credit Party will limit the scope of its business to: (i) entering into, delivering, and/or performing its obligations under the Credit Documents and (ii) engaging in any activity and to exercise any powers permitted under such Credit Party’s Constituent Documents and limited liability companies under the laws of the Cayman Islands that are related to the foregoing and necessary, convenient or advisable to accomplish the foregoing, which are both (x) not prohibited by the laws of the Cayman Islands, and (y) expressly permitted by the terms of this Agreement or any other Credit Documents (and, solely to the extent in connection with performing activities or exercising its powers expressly permitted by the terms of this Agreement or any other Credit Agreement, the Borrower shall have the powers set out in Section (9)(4) of the LLC Act (subject always to the provisions of the Borrower Constituent Documents)) and (iii) obtaining or maintaining any letter of credit or similar facility for use in connection with leases for the business of the WeWork Group Members or to support up to $20,000,000 in general third-party corporate obligations of the WeWork Group Members (other than the Adyen LC) pursuant to the Credit Documents (which shall include the Existing Letters of Credit).

6.14 Special Purpose Entity Requirements. Each Credit Party will at all times: (i) maintain at least one (1) Independent Manager; (ii) maintain its own books and records and bank accounts separate and apart from those of any other Person; (iii) hold itself out to the public and all other Persons as a legal entity separate from the WeWork Group Members and any other Person; (iv) file its own tax returns, if any, as may be required under any Requirement of Law, to the extent it is (A) not part of a consolidated group filing a consolidated return or returns or (B) not treated as a division for tax purposes of another taxpayer, and pay any Taxes so required to be paid under any Requirement of Law in accordance with the terms of this Agreement; (v) not commingle its assets with assets of any of its Affiliates, or of any other Person and maintain its assets in such a manner that its individual assets and liabilities can be readily and inexpensively ascertained as separate from those of any other Person; (vi) conduct its business in its own name and strictly comply with all organizational formalities to maintain its separate existence; (vii) maintain separate financial statements; (viii) pay its own liabilities and expenses only out of its own funds; (ix) except for capital contributions or distributions permitted under the terms and conditions of this Agreement and its Constituent Documents and properly reflected on the books and records of such Credit Party, maintain an arm’s-length relationship with its Affiliates and not enter into any transaction with an Affiliate, except upon terms and conditions that are (a) commercially reasonable (including limited recourse and non-petition provisions), (b) taken as a whole, not less favorable to such Credit Party than those available with unaffiliated parties in an arm’s-length transaction and (c) in compliance with the terms of the Credit Documents; (x) pay the salaries of its own employees, if any; (xi) not hold out its credit or assets as being available to satisfy the obligations of others; (xii) allocate fairly and reasonably any overhead for shared office space; (xiii) to the extent used, use separate stationery, invoices and checks; (xiv) except to secure the Obligations pursuant to the Credit Documents, not pledge its assets as security for the obligations of any other Person; (xv) correct any known misunderstanding regarding its separate identity and not identify itself as a department or division of any other person; (xvi) maintain adequate capital in light of its contemplated business purpose transactions and liabilities and pay its operating expenses and liabilities from its own assets; (xvii) cause the managers, officers, agents and other representatives of such Credit Party to act at all times with respect to such Credit Party consistently and in furtherance of the foregoing and in the best interests of such Credit Party; (xviii) not acquire the obligations or any securities of its Affiliates (except, in the case of the Blocker, the Equity Interests in each Borrower and the Junior TLC Facility Equity Collateral); (xix) not enter into any material contract or agreement with any Person (other than with respect to each LC Cash Collateral Account Control Agreement with any LC Collateral Agent) that does not contain a non-petition covenant with respect to such Credit Party substantially consistent with such provision set forth in Section 10.24(a); (xx) not divide or permit any division of any Credit Party; (xxi)

pay the fees and expenses under the services agreement (or equivalent document) for such “Independent Manager” as and when they become due; (xxii) receive capital contributions from the immediate parent of such Credit Party; (xxiii) not have its obligations guaranteed by an Affiliate or any other person, and not hold out the credit or assets of its Affiliates or any other person as being available to satisfy the Credit Parties’ obligations (in each case under this sub-clause (xxiv), other than obligations of the Blocker under the Guaranty Agreements); and (xxv) not operate or purport to operate as a single, legal entity with respect to any other Person. Where necessary, each Credit Party will obtain proper authorization from its members for limited liability company action.

6.15 Compliance with Legal Opinions. Each Credit Party shall conduct its business and activities in all material respects in compliance with the factual assumptions set forth in the legal opinions of Kirkland & Ellis LLP, as special counsel to the Credit Parties and Maples and Calder (Cayman) LLP, as special Cayman Islands counsel to the Credit Parties relating to substantive consolidation issues.

6.16 Satisfaction of Obligations. Each Credit Party shall pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves with respect thereto have been provided on the books of such Credit Party or where failure to do so would not be reasonably expected to result in a Material Adverse Change.

6.17 Disregarded Entity. Each Credit Party is intended to be disregarded as entities separate from its owner pursuant to Treasury Regulation Section 301.7701-3(b)(ii), and neither any Credit Party nor any other Person on its behalf shall make an election to be treated as other than an entity disregarded from its owner under Treasury Regulation Section 301.7701-3(c).

6.18 Junior TLC Treatment Certificate.

(a) Within 10 Business Days of the later of the end of each calendar quarter and the delivery by each Issuing Bank of the invoices for the applicable calendar quarter, the Borrowers will deliver to the Junior TLC Facility Administrative Agent and the Junior TLC Facility Lender a certificate (i) setting forth the aggregate principal amount of drawings on Letters of Credit reimbursed with LC Cash Collateral (the “Drawn Base”) during the prior calendar quarter and the aggregate principal amount of undrawn Letters of Credit, (ii) providing the aggregate face amount of all surplus of LC Cash Collateral with respect to each of the Senior GS LC Tranche and the Senior JPM LC Tranche of the Senior LC Facility and providing reasonable detail as to whether such surplus amounts are in respect of (x)(A) the Adyen LC or (B) other Letters of Credit, in each case, that were reduced, cancelled or otherwise terminated during the prior calendar quarter and which are to remain in LC Cash Collateral Accounts and to be available to support the issuance, renewal, extension or replacement of Letters of Credit, and (y) (A) the Adyen LC or (B) other Letters of Credit, in each case, that were reduced, cancelled or otherwise terminated during the prior calendar quarter which are to constitute “Burndown” for such quarter or during any other prior period but which have not yet been so designated, and the resulting aggregate amount of “Burndown” (such aggregate amounts, the “Burndown Amounts”); provided that any such amounts in respect of Adyen LCs that were reduced, cancelled or otherwise terminated and not constituting refinancings or replacements thereof may be designated as Adyen Burndown, (iii) setting forth aggregate amount of Cushion on deposit in Cash Collateral Accounts as of the last business day of such calendar quarter, (iv) setting forth the aggregate Dollar equivalent amount of Credited Interest on the last business day of such calendar quarter that accrued on amounts on deposit in all Cash Collateral Accounts during such calendar quarter, (v) setting forth the outstanding principal amount of the Junior TLC Facility as of the last business day of such calendar quarter, (vi) the Maximum WeWork Equity Interest Amount as of the last business day of such calendar quarter (vii) setting forth to the extent reasonably practicable, (w) anticipated lease renewals and (x) leases supported by Letters of Credit that have received an active default notice that has yet to be cured as of the end of such quarter, (y) leases supported by Letters of Credit that are not in default and have a scheduled burndown in the succeeding fiscal quarter and (z) leases supported by Letters of Credit that are expiring in the succeeding fiscal quarter and the reasonably anticipated Letter of Credit reductions, cancellations, terminations or draws with respect thereto and (viii) to the extent applicable, setting forth detailed wiring instructions for any Borrower LC Cash Collateral release pursuant to Section 2.4(f). The amounts set forth by the Borrowers in any Junior TLC Treatment Certificates (as defined below) and any calculations in respect thereof will be conclusive absent manifest error and will be deemed accepted and agreed by the Junior TLC Facility Lender within 5 Business Days after delivery by the Borrowers thereof and such certificate shall be final, unless the Junior TLC Facility Lender expressly objects with reasonable detail supporting such objection. If the Junior TLC Facility Lender does so object, the Junior TLC Facility Lender and the Borrowers will cooperate to resolve any dispute as promptly as reasonably practicable, and upon such resolution, the Borrowers will deliver an updated certificate for the applicable calendar quarter, and such updated certificate will be final. In no event will a Default or an Event of Default arise as a result of any dispute with respect to the amounts set forth in any such certificate. The final certificate delivered pursuant to this paragraph with respect to any calendar quarter will be referred to as the “Junior TLC Treatment Certificate”.

(b) Notwithstanding the foregoing, the Borrowers may (but have no obligation to) from time to time deliver an updated certificate to the Junior TLC Facility Lender and the Junior TLC Facility Administrative Agent (i) setting forth the Drawn Base since the end of the prior calendar quarter, (ii) designating additional Burndown Amounts (and specifying whether such Burndown Amounts are Ayden Burndown or non-Ayden Burndown) since the end of the prior calendar quarter. The amounts set forth by the Borrowers in any such certificates and any calculations in respect thereof will be determined final in accordance with the same procedures set forth with respect to quarterly Junior TLC Treatment Certificates in clause (a) above and if any such additional certificate is delivered and so finalized, it will update the applicable amounts set forth in the most recent quarterly Junior TLC Treatment Certificate.

6.19 Intended Tax Treatment. Notwithstanding anything herein to the contrary, the parties hereto acknowledge and agree that for U.S. federal (and applicable state and local) income tax purposes, (i) any WeWork TLC Equity Interests transferred to the Junior TLC Facility Lender pursuant to this Agreement shall, taken together with the contribution of cash and certain third-party claims to WeWork in connection with the transactions contemplated by the Reorganization Plan, be treated as an equity issuance in exchange for the contribution of the DIP TLC Claims (as defined in the Reorganization Plan) to WeWork in a transaction described in Section 351(a) of the Code and (ii) any cash or other property (aside from the WeWork TLC Equity Interests) transferred to the Junior TLC Facility Lender pursuant to this Agreement shall, taken together with the contribution of cash and certain third-party claims to WeWork in connection with the transactions contemplated by the Reorganization Plan, be treated as the receipt of property in exchange for the contribution of the DIP TLC Claims (as defined in the Reorganization Plan) to WeWork in a transaction described in Section 351(b) of the Code (the “Intended Tax Treatment”). Each of the parties hereto shall file their respective tax returns in a manner consistent with the Intended Tax Treatment, and shall not take any position inconsistent with the Intended Tax Treatment in any proceeding before any Governmental Authority, in each case except as required by applicable law.

SECTION 7. NEGATIVE COVENANTS

Until the later of the Senior LC Facility Date of Full Satisfaction and Junior TLC Facility Date of Full Satisfaction, each Credit Party hereby agrees that it shall not:

7.1 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, whether now owned or hereafter acquired, except, (i) Liens granted in favor of the applicable Secured Parties under the Security Documents, (ii) solely with respect to the LC Cash Collateral, any Liens in favor of each Issuing Bank (or their affiliates or branches) in its capacity as a depositary bank, (iii) customary Liens in favor of depository banks and (iv) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of the applicable Credit Party.

7.2 Indebtedness. Incur, create or assume any Indebtedness, other than Indebtedness incurred under the Credit Documents.

7.3 Disposition of Assets. (i) Transfer or dispose of any Equity Interests in any Borrower by the Blocker or (ii) transfer, dispose or otherwise move any cash from an LC Cash Collateral Account to any other bank account of the Borrowers or any third party in a manner not expressly permitted by the terms hereunder.

7.4 Restricted Payments. The Credit Parties shall not make any Restricted Junior Payment unless immediately after giving effect to any such Restricted Junior Payment, the Borrowers shall be Solvent and shall have LC Cash Collateral sufficient to be reasonably able to pay fees and other charges in accordance with Section 3.3 hereof for the subsequent 6-month period immediately following such Restricted Junior Payment; provided that in the event the Credit Parties cannot meet the foregoing conditions to make Restricted Junior Payments, the Borrowers shall be permitted to make Restricted Junior Payments to Blocker (subject to the release provisions in Section 2.4(f)) to be held in a separate deposit account in the name of Blocker at one of the LC Collateral Agents until such time that the Credit Parties can meet the foregoing conditions, at which point the Credit Parties may make Restricted Junior Payments with respect to such amounts; provided further that notwithstanding anything to the contrary in the Credit Documents, the creation of this account at Blocker shall be permitted under the Credit Documents.

7.5 Investments. No Credit Party shall be permitted to make any investments not expressly permitted by this Agreement; provided that investments in respect of LC Cash Collateral, Equity Interests in each Borrower by the Blocker and the Junior TLC Facility Equity Collateral shall be permitted under this Section 7.5.

7.6 Use of Proceeds. Except as otherwise provided herein or approved by the Senior LC Facility Administrative Agents, each Issuing Bank and the Junior TLC Facility Lender (email to suffice), shall not directly or indirectly use the proceeds of any Term Loans or Letters of Credit in a manner or for a purpose other than those consistent with this Agreement. The proceeds of the Term Loans shall be used to fund LC Cash Collateral and reimburse LC Disbursements but shall not be used to pay fees and expenses under the Credit Documents.

7.7 [Reserved].

7.8 Jurisdiction. Change its jurisdiction of formation.

7.9 Special Purpose Entity Requirements. No Credit Party shall (i) guarantee, become obligated for, or hold itself out to be responsible for the Indebtedness or any obligation of any Person, including any Affiliate, except, in the case of the Blocker, for the Obligations hereunder and the applicable Guaranty Agreement, (ii) engage, directly or indirectly, in any business, other than the actions required or permitted to be performed under the Credit Documents, (iii) make or permit to remain outstanding any loan or advance to, or own or acquire any Equity Interests or securities of, any Person (except, in the case of the Blocker, the Equity Interests in each Borrower and the Junior TLC Facility Equity Collateral), (iv) fail to pay its debts and liabilities from its assets when due, (v) to the fullest extent permitted by law, engage in any dissolution, liquidation, provisional liquidation, consolidation, merger, restructuring, sale, transfer by way of continuation or other transfer of any of its assets other than upstream disbursements expressly permitted hereunder and such other activities as are expressly permitted pursuant to this Agreement or any other Credit Document, or (vi) create, form or otherwise acquire any Subsidiaries.

7.10 Requirements for Material Actions. Each Credit Party shall not fail to provide (and at all times each Credit Party’s Constituent Documents shall reflect) that the unanimous consent of all managers (including the consent of the Independent Manager(s)) is required for such Credit Party to (i) file any insolvency, or reorganization case or proceeding, (ii) institute proceedings to have such Credit Party be adjudicated bankrupt or insolvent, (iii) institute proceedings under any applicable insolvency law, (iv) seek any relief under any law relating to relief from debts or the protection of debtors, (v) consent to the filing or institution of bankruptcy or insolvency proceedings against such Credit Party, (vi) file a petition seeking, or consent to, reorganization or relief with respect to such Credit Party under any applicable federal or state law or foreign law relating to bankruptcy or insolvency, (vii) seek or consent to the appointment of a receiver, liquidator, provisional liquidator, restructuring officer, interim restructuring officer, assignee, trustee, sequestrator, custodian, or any similar official of or for such Credit Party, or a substantial part of its property, (viii) admit in writing its inability to pay its debts generally as they become due, or (ix) take any action in furtherance of any of the foregoing.

7.11 Organizational Documents. No Credit Party shall amend, modify or terminate any of its Constituent Documents without the prior written consent of the Senior LC Facility Administrative Agent, each Issuing Bank and the Junior TLC Facility Lender.

7.12 Merger, Acquisitions, Sales, etc. No Credit Party shall change its organizational structure, enter into any transaction of merger or consolidation or amalgamation, or asset sale, or liquidate, wind up or dissolve itself (or suffer any liquidation, provisional liquidation, winding up or dissolution) without the prior written consent of the Senior LC Facility Administrative Agent, each Issuing Bank and the Junior TLC Facility Lender.

7.13 Limited Assets. Each Credit Party shall not hold or own any assets that are not part of the Collateral except for deposit accounts holding cash to fund costs and expenses of such Borrower (including fees payable to the Independent Manager) and cash released from the LC Cash Collateral Accounts (pending distribution thereof).

SECTION 8. EVENTS OF DEFAULT

8.1 Events of Default. If any of the following events shall occur and be continuing:

(a) Solely with respect to the Senior LC Facility, any Borrower shall fail to pay any Reimbursement Obligation within two (2) Business Days of the applicable due date in accordance with the terms hereof; or any Borrower shall fail to pay any interest on any Reimbursement Obligation or any other amount payable hereunder (including but not limited to any fees or expenses payable related to any Letter of Credit) or under any other Credit Document in respect of the Senior LC Facility, within five (5) Business Days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) any representation or warranty made or deemed made by any Credit Party herein or in any other Credit Document or that is contained in any certificate, document or financial statement furnished by it at any time under or in connection with this Agreement or any such other Credit Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) Solely with respect to the Senior LC Facility, any Credit Party shall default in the observance or performance of any agreement contained in Sections 2.4(a) (solely after giving effect to the three (3) Business Day cure period as specified in Section 2.4(d) following the delivery of a Deficiency Notice), clause (i) or (ii) of Section 6.4(a), 6.7(a), 6.13, 6.14 or 7 of this Agreement; or

(d) any Credit Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Credit Document (other than as provided in paragraphs (a) through (c) of this Section 8.1), and such default shall continue unremedied for a period of thirty (30) days after notice to any Borrower from the Applicable Agent, the Issuing Banks or the Junior TLC Facility Lender; or

(e) any Material WeWork Group Member (x) shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any of its Material Indebtedness, when and as the same shall become due and payable beyond any applicable grace period or (y) default in the observance or performance of any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition that results in such Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits, after giving effect to any applicable grace period, the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; or

(f) (A) any Material WeWork Group Member or Credit Party shall commence any case, proceeding or other action (x) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, restructuring, arrangement, adjustment, winding-up, liquidation, provisional liquidation, dissolution, composition or other relief with respect to it or its debts, or (y) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or (B) there shall be commenced against any Material WeWork Group Member or any Credit Party any case, proceeding or other action of a nature referred to in clause (A) above that (x) results in the entry of an order for relief or any such adjudication or appointment and (y) remains undismissed or undischarged for a period of sixty (60) days; or (C) there shall be commenced against any Material WeWork Group Member or Credit Party any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within sixty (60) days from the entry thereof; or (D) any Material WeWork Group Member or Credit Party shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (A), (B), or (C) above; or

(g) an ERISA Event and/or a Foreign Plan Event shall have occurred and such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a Material Adverse Change; or

(h) one or more final judgments or decrees shall be entered against any Credit Party in any amount or any Material WeWork Group Member in an aggregate amount exceeding $50,000,000 and all such judgments or decrees shall not have been paid, vacated, discharged, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(i) any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Credit Party or any Affiliate of any Credit Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby, for any reason other than as a result of acts or omissions by any Collateral Agent or any Issuing Bank (in the case of any Security Document that is governed by English law, subject to the Legal Reservations and Perfection Requirements); or

(j) any Guaranty Agreement shall cease, for any reason, to be in full force and effect or any Credit Party or any Affiliate of any Credit Party shall so assert; or

(k) solely with respect to the Senior LC Facility, a WeWork Change of Control or a Change of Control shall occur; or

(l) Solely with respect to the Senior LC Facility, any Borrower shall fail to comply with the Minimum Cash Collateral Requirement (solely after giving effect to the three (3) Business Day cure period as specified in Section 2.4(d) following the delivery of a Deficiency Notice) or with the Minimum Cash Collateral Release Requirement; or

(m) the failure to comply with Section 6.15; or

(n) (i) failure of any Credit Party to maintain at least one Independent Manager that satisfies each of the criteria in the definition thereof (other than as a result of the resignation, death, incapacitation or other unavailability of the Independent Manager, in which case such failure to maintain at least one Independent Manager continues for 30 days) or (ii) the removal of any Independent Manager of any Credit Party without “cause” (as such term is defined in the organizational document of such Credit Party) or without giving prior written notice to each Senior LC Facility Administrative Agent, the Junior TLC Facility Administrative Agent or each Issuing Bank.

then, and in any such event, either Issuing Bank may directly (without consultation or prior notice to any other Issuing Bank or any Senior LC Facility Administrative Agent), by notice to the Borrower and the Junior TLC Facility Lender, declare that the Senior LC Facility Termination Date has occurred, whereupon all Issuing Commitments under the Senior LC Facility shall terminate immediately and all amounts owing under this Agreement and the other Credit Documents in respect of the Senior LC Facility (including all applicable Credit Exposure) shall immediately become due and payable and the Borrower be required to immediately satisfy the requirements of the Senior LC Facility Date of Full Satisfaction. Except as expressly provided above in this Section 8, presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Borrower.

Upon and after the occurrence and continuation of any Default or Event of Default and until the occurrence of the Senior LC Facility Date of Full Satisfaction, no payment in cash of any principal, interest or fees due and payable to the Junior TLC Facility Lender shall be permitted to be paid by any Credit Party or Applicable Agent.

Notwithstanding anything to the contrary contained herein, no Default or Event of Default with respect to the Junior TLC Facility will give rise to the right of any of the Junior TLC Facility Lender, the Junior TLC Facility Administrative Agent or the Junior TLC Collateral Agent to take any remedial or enforcement actions with respect to the Junior TLC Facility Collateral unless and until the Junior TLC Facility Trigger Date occurs and the Senior LC Facility Date of Full Satisfaction occurs. After the occurrence of the Junior TLC Facility Trigger Date and the Senior LC Facility Date of Full Satisfaction, the Junior TLC Facility Administrative Agent may instruct the Controlling Collateral Agent to take remedies or enforcement actions with respect to the Junior TLC Facility Collateral.

8.2 Priority of Payments with Respect to the Collateral. Anything contained herein or in any of the Credit Documents to the contrary notwithstanding, if an Event of Default has occurred and is continuing, and any Secured Party is taking action to enforce rights, in respect of any LC Collateral, or any Secured Party receives any payment pursuant to any Credit Document (other than this Agreement (to the extent such payment represents an application of LC Cash Collateral Proceeds (defined below) made pursuant to this Section 8.2)) with respect to any LC Cash Collateral, the proceeds of any sale, collection or other liquidation of any such LC Cash Collateral by any Secured Party or received by any Secured Party pursuant to any agreement with respect to such LC Cash Collateral, a plan of reorganization or liquidation, or as adequate protection and proceeds of any such distribution (subject, in the case of any such distribution, to the sentence immediately following) (all proceeds of any sale, collection or other liquidation of any LC Cash Collateral and all proceeds of any such distribution being collectively referred to as “LC Cash Collateral Proceeds”), shall be applied (i) FIRST, to the payment in full in cash of all amounts owing to the Senior LC Facility Administrative Agents, and each LC Collateral Agent (each in its capacity as such) pursuant to the terms of the Credit Documents on a ratable basis, (ii) SECOND, with respect to all LC Cash Collateral held by each Issuing Bank in its capacity as an LC Collateral Agent, to the payment in full in cash of the Senior LC Facility Credit Document Obligations of such Issuing Bank in order to satisfy the requirements of the Senior LC Facility Date of Full Satisfaction with respect to such Issuing Bank, (iii) THIRD, with respect to all LC Cash Collateral held by each Issuing Bank in its capacity as an LC Collateral Agent, to the payment in full of the Senior LC Facility Credit Document Obligations of each other Issuing Bank in order to satisfy the requirements of the Senior LC Facility Date of Full Satisfaction with respect to such other Issuing Bank, (iv) FOURTH, following the occurrence of the Senior LC Facility Date of Full Satisfaction and the Deemed Assignment, to the payment in full in cash of all amounts owing to the Junior TLC Facility Administrative Agent and Junior TLC Collateral Agent (each in its capacity as such) pursuant to the terms of the Credit Documents on a ratable basis, and to the Junior TLC Facility Lender, solely to the extent the Junior TLC Facility Lender would be entitled thereto in accordance with the LC Cash Collateral Splits and (v) FIFTH, following the occurrence of the Junior TLC Facility Date of Full Satisfaction and after payment of all Obligations, to the Borrowers or their successors or assigns, as their interests may appear, or to whosoever may be lawfully entitled to receive the same, or as a court of competent jurisdiction may direct. If, despite the provisions of this Section 8.2, any Secured Party shall receive any payment or other recovery in excess of its portion of payments on account of the Obligations to which it is then entitled in accordance with this Section 8.2, such Secured Party shall hold such payment or recovery in trust for the benefit of all Secured Parties for distribution in accordance with this Section 8.2.

SECTION 9. THE AGENTS

9.1 Appointment. Each Issuing Bank hereby irrevocably designates and appoints such Issuing Bank, as the administrative agent of such Issuing Bank under this Agreement (in such capacity, a “Senior LC Facility Administrative Agent”), and each Issuing Bank irrevocably authorizes the applicable Senior LC Facility Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Senior LC Facility Administrative Agents by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. The Junior TLC Facility Lender hereby irrevocably designates and appoints the Junior TLC Facility Administrative Agent as the administrative agent of the Junior TLC Facility Lender under this Agreement, and the Junior TLC Facility Lender irrevocably authorizes the Junior TLC Facility Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and to exercise such powers and perform such duties as are expressly delegated to the Junior TLC Facility Administrative Agent by the terms of this Agreement, together with such other powers as are reasonably incidental thereto. Each Issuing Bank, each Senior LC Facility Administrative Agent, the Junior TLC Facility Lender and the Junior TLC Facility Administrative Agent hereby irrevocably designate and appoint each Issuing Bank, to serve as the collateral agent of such Secured Party (in such capacity, an “LC Collateral Agent”), and each such Issuing Bank, each Senior LC Facility Administrative Agent, the Junior TLC Facility Lender and the Junior TLC Facility Administrative Agent irrevocably authorize such the LC Collateral Agent, in such capacity, to take such action on its behalf under the provisions of the Security Documents, Guaranties and each other Credit Document and to exercise such powers and perform such duties as are expressly delegated to the LC Collateral Agent by the terms of this Agreement, the Security Documents, the Guaranties and each other Credit Document, together with such other powers as are reasonably incidental thereto. The Junior TLC Facility Lender, the Junior TLC Facility Administrative Agent and the LC Collateral Agents (in their capacity as collateral agent for the Junior TLC Facility Lender after the occurrence of a Senior LC Facility Date of Full Satisfaction) irrevocably designate and appoint Acquiom to act on behalf of the Junior TLC Facility Secured Parties as Junior TLC Collateral Agent and authorize Acquiom to serve as the collateral agent of the Junior TLC Facility Secured Parties (in such capacity, the “Junior TLC Collateral Agent”), and the Junior TLC Facility Lender, the Junior TLC Facility Administrative Agent and the LC Collateral Agents (in their capacity as collateral agent for the Junior TLC Facility Lender after the occurrence of a Senior LC Facility Date of Full Satisfaction) irrevocably authorize the Junior TLC Collateral Agent, in such capacity, to take such action on behalf of the Junior TLC Facility Secured Parties hereunder and under the provisions of the Security Documents and each other applicable Credit Document and to exercise such powers and perform such duties as are expressly delegated to the Junior TLC Collateral Agent by the terms of this Agreement, the Security Documents and each other applicable Credit Document, together with such other powers as are reasonably incidental thereto. The provisions of this Section 9 are solely for the benefit of the Applicable Agents, the Issuing Banks and the Junior TLC Facility Lender, as applicable, and neither the Borrower nor any other person shall have rights as a third-party beneficiary of any such provision. It is understood and agreed that the use of the term “agent” herein or in any other Credit Document with reference to such Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

9.2 Delegation of Duties.

(a) The Applicable Agent may execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Applicable Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care. Notwithstanding anything therein to the contrary, the parties hereto and the other Credit Parties agree that any agreement relating to cash collateral required under any provision of this Agreement or any other Credit Document that is entered into by or on behalf of an Issuing Bank or the Junior TLC Facility Lender shall, prior to the occurrence of the terminations described in Section 10.14(b), be for the benefit of the holders of the Obligations, and such Issuing Bank or the Junior TLC Facility Lender shall, prior to the occurrence of the terminations described in Section 10.14(b), (i) be acting as gratuitous bailee and as a non-fiduciary agent of the Applicable Agent, as applicable (such bailment and agency being intended, among other things, to satisfy the requirements of Sections 9-313(c), 9-104, 9-105 and 9-106 of the Uniform Commercial Code), with respect to any security interest granted therein and perfection thereof and (ii) hold such cash collateral and any applicable security interest therein for the benefit of the Applicable Agent as agent on behalf of the holders of the Obligations.

9.3 Exculpatory Provisions. Neither any Applicable Agent nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Credit Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Issuing Banks or the Junior TLC Facility Lender or any other Person for (a) any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Applicable Agents under or in connection with, this Agreement or any other Credit Document, (b) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document or for any failure of any Credit Party a party thereto to perform its obligations hereunder or thereunder, (c) the value or sufficiency of any Collateral or (d) determining or confirming the satisfaction of any covenant or condition set forth in this Agreement or in any other Credit Document. The Applicable Agents shall not be under any obligation to any Issuing Bank or the Junior TLC Facility Lender or any other Person to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party.

9.4 Reliance by the Applicable Agent. Each Applicable Agent shall be entitled to conclusively rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy or email message, statement, order or other document or conversation (including any of the foregoing delivered in electronic format) believed by it to be genuine and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by such Applicable Agent. Each Applicable Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Applicable Required Creditor Parties (or, if so specified by this Agreement, all Issuing Banks, the applicable Issuing Bank or the Junior TLC Facility Lender) as it deems appropriate or it shall first be indemnified to its satisfaction by the applicable Secured Parties against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Applicable Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Applicable Required Creditor Parties (or, if so specified by this Agreement, all Issuing Banks, the applicable Issuing Bank or the Junior TLC Facility Lender), and shall not be liable for any action taken or not taken by it in accordance therewith, such request and any action taken or failure to act pursuant thereto shall be binding upon all the applicable Creditor Parties.

9.5 Notice of Default. Each Applicable Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Applicable Agent has received notice from an Issuing Bank, the Junior TLC Facility Lender, another Applicable Agent or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that any Applicable Administrative Agent receives such a notice, such Applicable Administrative Agent shall give notice thereof to the Creditor Parties under the Applicable Facility and the other Agents. Each Applicable Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by, in the case of the Applicable Administrative Agents, the Applicable Required Creditor Parties (or, if so specified by this Agreement, the applicable Issuing Banks or the Junior TLC Facility Lender) and, in the case of the Collateral Agents, the Applicable Controlling Administrative Agent; provided that unless and until such Applicable Agent shall have received such directions, such Applicable Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the applicable Creditor Parties.

9.6 Non-Reliance on Applicable Agents and Other Issuing Banks. Each Issuing Bank and the Junior TLC Facility Lender expressly acknowledges that neither the Applicable Agents nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Applicable Agent hereafter taken, including any review of the affairs of a Credit Party or any affiliate of a Credit Party, shall be deemed to constitute any representation or warranty by any Applicable Agent to any Issuing Bank or the Junior TLC Facility Lender. Each Issuing Bank and the Junior TLC Facility Lender represents to the Applicable Agents that it has, independently and without reliance upon any Applicable Agent or any other Creditor Party, and based on such documents and information as it has deemed appropriate, made its own appraisal of, and investigation into, the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their affiliates and made its own decision to make its extensions of credit hereunder and enter into this Agreement. Each Issuing Bank and the Junior TLC Facility Lender also represents that it will, independently and without reliance upon any Applicable Agent or any other Issuing Bank or the Junior TLC Facility Lender (in the case of each Issuing Bank), and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Credit Parties and their affiliates. Except for notices, reports and other documents expressly required hereunder to be furnished to each other Applicable Agent, to Issuing Banks by each Applicable Agent and to the Junior TLC Facility Lender by each Applicable Agent, neither Applicable Agent shall have any duty or responsibility to provide any Issuing Bank, the Junior TLC Facility Lender or any other Applicable Agent with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Credit Party or any affiliate of a Credit Party that may come into the possession of such Applicable Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7 Indemnification.

(a) Each Issuing Bank and the Junior TLC Facility Lender severally agrees to indemnify the Agents, and their respective affiliates, and their respective affiliates’, respective officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by the Borrower and without limiting the obligation of the Borrower to do so), ratably according to its pro rata share of the aggregate amount of the Issuing Commitments in effect and Term Loans outstanding on the date on which indemnification is sought under this Section 9.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the applicable Issuing Commitments, the Junior TLC Facility Commitments, the Term Loans, this Agreement, any of the other Credit Documents, any Letter of Credit or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing (including, without limitation, in connection with delivery of any Transfer Instruction to the Transfer Agent in accordance with this Agreement); provided that no Issuing Bank or the Junior TLC Facility Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section 9.7 shall survive the termination of this Agreement and the payment of all amounts payable hereunder.

9.8 Applicable Agent in Its Individual Capacity. Each Applicable Agent and its affiliates may (without obligation) make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Applicable Agent were not an Applicable Agent. With respect to any Letter of Credit issued by it, each Applicable Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Issuing Bank and may exercise the same as though it were not an Applicable Agent, and the term “Issuing Bank” shall include each Applicable Agent in its individual capacity.

9.9 Successor Agents.

(a) Each Applicable Agent may resign as an Applicable Agent upon ten (10) days’ prior notice to the applicable Issuing Banks, the Junior TLC Facility Lender (as applicable) and the Borrower. If any Applicable Agent shall resign as an Applicable Agent under this Agreement and the other Credit Documents, then the Applicable Required Creditor Parties shall appoint from among the applicable Creditor Parties a successor agent for such role, which successor agent shall be (i) solely with respect to any Applicable Agent for the Senior LC Facility, a bank with an office in the United States and (ii) unless an Event of Default under Section 8.1(a) with respect to the Borrower shall have occurred and be continuing, subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the former Applicable Agent, and the term “Junior TLC Facility Administrative Agent”, “Senior LC Facility Administrative Agent”, “LC Collateral Agent” and/or “Junior TLC Collateral Agent” shall mean such successor agent, as applicable effective upon such appointment and approval, and the former Applicable Agent’s rights, powers and duties as such Applicable Agent shall be terminated, without any other or further act or deed on the part of such former Applicable Agent or any of the parties to this Agreement. If no successor agent has accepted appointment as the Applicable Agent by the date that is ten (10) days following a retiring Applicable Agent’s notice of resignation, the retiring Applicable Agent’s resignation shall nevertheless thereupon become effective, and the applicable Creditor Parties shall assume and perform all of the duties of the former Applicable Agent hereunder until such time, if any, as the applicable Issuing Banks or the Junior TLC Facility Lender appoint a successor agent as provided for above. After any retiring Applicable Agent’s resignation as such Applicable Agent, the provisions of this Section 9 and Section 10.5 shall continue to inure to its benefit.

(b) In addition, if at any time any Applicable Agent is (i) a Defaulting Issuing Bank or an Affiliate of a Defaulting Issuing Bank or (ii) in the case of any LC Collateral Agent, perceived, by the Junior TLC Facility Lender, to be in an actual or perceived conflict of interest, such Applicable Agent may be removed by (x) the Applicable Required Creditor Parties and (y) solely in the case of clause (i) above, upon ten (10) days written notice thereof to the Applicable Agent and applicable Issuing Banks, as the case may be. Upon receipt of such notice, the Applicable Required Creditor Parties shall have the right to appoint a successor Applicable Agent pursuant to Section 9.9(a), which, solely with respect to any Applicable Agent for the Senior LC Facility, such successor Applicable Agent shall be a commercial or investment banking institution or trust company with an office in the United States.

(c) Notwithstanding anything to the contrary contained herein or in any Credit Document, any entity into which the Junior TLC Collateral Agent may be merged or converted or which it may be consolidated, or any entity resulting from any merger, conversion or consolidation to which the Junior TLC Collateral Agent shall be a party, or any entity succeeding to the business of the Junior TLC Collateral Agent shall be the successor of the Junior TLC Collateral Agent hereunder without the execution of filing of any paper with any Person or any further act on the part of any Person.

9.10 Structuring Agents, Arrangers and Bookrunners. Neither the Structuring Agents, Arrangers nor the Bookrunners shall have any duties or responsibilities hereunder in their respective capacities as such.

9.11 Erroneous Payments.

(a) If an Applicable Agent notifies an Issuing Bank or Secured Party, or any Person who has received funds on behalf of an Issuing Bank, or Secured Party (any such Issuing Bank, Secured Party or other recipient, but in any event excluding the Borrower and their Affiliates, a “Payment Recipient”) that such Applicable Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from such Applicable Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Applicable Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Applicable Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two (2) Business Days thereafter, return to the Applicable Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Applicable Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Applicable Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Applicable Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Payment Recipient hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Applicable Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Applicable Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Applicable Agent (or any of its Affiliates), or (z) that such Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Applicable Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Payment Recipient that receives funds on its respective behalf to) promptly (and, in all events, within one (1) Business Day of its knowledge of such error) notify the Applicable Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Applicable Agent pursuant to this Section 9.11(b).

(c) Each Issuing Bank, the Junior TLC Facility Lender or Secured Party hereby authorizes the Applicable Agent to set off, net and apply any and all amounts at any time owing to such Issuing Bank, the Junior TLC Facility Lender or Secured Party under any Credit Document or otherwise payable or distributable by the Applicable Agent to such Issuing Bank, the Junior TLC Facility Lender or Secured Party from any source, against any amount due to the Applicable Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Applicable Agent for any reason, after demand therefor by the Applicable Agent in accordance with immediately preceding clause (a), from any Issuing Bank or the Junior TLC Facility Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Applicable Agent’s notice to such Issuing Bank or the

Junior TLC Facility Lender at any time, (i) such Issuing Bank or Junior TLC Facility Lender shall be deemed to have assigned the Obligations owed to it or any other amounts due to it hereunder in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Applicable Agent may specify) (such assignment of the Obligations or any other amounts due to it hereunder (but not Applicable Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with any applicable assignment fee to be waived by the Applicable Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver any applicable Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an approved electronic platform as to which the Applicable Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, (ii) the Applicable Agent as the assignee Issuing Bank shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Applicable Agent as the assignee Issuing Bank shall be deemed an Issuing Bank or Junior TLC Facility Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Issuing Bank or Junior TLC Facility Lender shall be deemed to have waived its rights as an Issuing Bank or Junior TLC Facility Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its Applicable Commitments which shall survive as to such assigning Issuing Bank or assigning Junior TLC Facility Lender and (iv) the Applicable Agent may reflect in the register its ownership interest in the Letters of Credit subject to the Erroneous Payment Deficiency Assignment.

(e) The Applicable Agent may, in its discretion, sell any Obligations or other monetary obligations of the Borrower hereunder acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Issuing Bank or the Junior TLC Facility Lender shall be reduced by the net proceeds of the sale of such Obligations or other monetary obligations of the Borrower hereunder (or portion thereof), and the Applicable Agent shall retain all other rights, remedies and claims against such Issuing Bank or Junior TLC Facility Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Applicable Commitments of such Issuing Bank or Junior TLC Facility Lender and such Applicable Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Applicable Agent has sold Obligations or other monetary obligations of the Borrower hereunder (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Applicable Agent may be equitably subrogated, the Applicable Agent shall be contractually subrogated to all the rights and interests of the applicable Issuing Bank, Junior TLC Facility Lender or Secured Party under the Credit Documents with respect to each Erroneous Payment Return Deficiency.

(f) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or Blocker, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Applicable Agent from the Borrower or any Guarantor for the purpose of making such Erroneous Payment.

(g) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Applicable Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(h) Each party’s obligations, agreements and waivers under this Section 9.11 shall survive the resignation or replacement of the Applicable Agent, any transfer of rights or obligations by, or the replacement of, an Issuing Bank or the Junior TLC Facility Lender, the termination of the Applicable Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

(i) Notwithstanding anything to the contrary herein or in any other Credit Document, neither the Borrower nor any of its Affiliates shall have any obligations or liabilities (including the payment of any assignment or processing fee payable to the Applicable Agent in connection therewith) directly or indirectly arising out of this Section 9.11 in respect of any Erroneous Payment (other than having consented to the assignment referenced in Section 9.11(d)(i) above).

9.12 Actions and Matters Relating to the Collateral.

(a) With respect to any Collateral, (i) only the Controlling Collateral Agent shall act or refrain from acting with respect to the Collateral (including with respect to any intercreditor agreement with respect to any Collateral), and then only on the instructions of the Controlling Administrative Agent (ii) the Controlling Collateral Agent shall not follow any instructions with respect to such Collateral from any other Applicable Agent (or any other Secured Party other than the Controlling Secured Parties) and (iii) neither the Non-Controlling Administrative Agent nor any other Secured Party shall or shall instruct the Controlling Collateral Agent to commence any judicial or nonjudicial foreclosure proceedings with respect to, seek to have a trustee, receiver, liquidator, provisional liquidator or similar official appointed for or over, attempt any action to take possession of, exercise any right, remedy or power with respect to, or otherwise take any action to enforce its security interest in or realize upon, or take any other action available to it in respect of, any Collateral (including with respect to any intercreditor agreement with respect to any Collateral), whether under any Security Document, applicable law or otherwise, it being agreed that only the Controlling Collateral Agent acting in accordance with the applicable Security Documents, shall be entitled to take any such actions or exercise any such remedies with respect to Collateral. No Non-Controlling Administrative Agent or Non-Controlling Secured Party will contest, protest or object to any foreclosure proceeding or action brought by the Controlling Collateral Agent or the Controlling Secured Party or any other exercise by the Controlling Collateral Agent, Controlling Administrative Agent or the Controlling Secured Party of any rights and remedies relating to the Collateral in accordance with the provisions of this Agreement.

(b) Each Secured Party agrees that (i) it will not challenge or question in any proceeding the validity or enforceability of any Obligations of any Applicable Facility or any Security Document or the validity, attachment, perfection or priority of any Lien in favor of the Controlling Collateral Agent under any Security Document or the validity or enforceability of the priorities, rights or duties established by this Agreement; (ii) it will not take or cause to be taken any action the purpose or intent of which is, or could be, to interfere, hinder or delay, in any manner, whether by judicial proceedings or otherwise, any sale, transfer or other disposition of the Collateral by the Controlling Collateral Agent in accordance with the provisions of this Agreement, (iii) except as provided in Section 9.12(a), it shall have no right to (A) direct the Controlling Collateral Agent or any other Secured Party to exercise any right, remedy or power with respect to any Collateral (including pursuant to any intercreditor agreement) or (B) consent to the exercise by the Controlling Collateral Agent or any other Secured Party of any right, remedy or power with respect to any Collateral, (iv) it will not institute any suit or assert in any suit, bankruptcy, insolvency or other proceeding any claim against the Controlling Collateral Agent or any other Secured Party seeking damages from or other relief by way of specific performance, instructions or otherwise with respect to any Collateral, and none of the Controlling Collateral Agent, Controlling Administrative Agent or any other Secured Party shall be liable for any action taken or omitted to be taken by the Controlling Collateral Agent or other Secured Party with respect to any Collateral in accordance with the provisions of this Agreement, (v) it will not seek, and hereby waives any right, to have any Collateral or any part thereof marshalled upon any foreclosure or other disposition of such Collateral and (vi) it will not attempt, directly or indirectly, whether by judicial proceedings or otherwise, to challenge the enforceability of any provision of this Agreement; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the Controlling Collateral Agent or any other Secured Party to enforce this Agreement.

(c) Each Secured Party hereby agrees that if it shall obtain possession of any Collateral or shall realize any proceeds or payment in respect of any such Collateral, pursuant to this Agreement or any Security Document or by the exercise of any rights available to it under applicable law or in connection with any Bankruptcy Event of the Credit Parties or through any other exercise of remedies (including pursuant to any intercreditor agreement), at any time prior to the full discharge and satisfaction of the Obligations, then it shall hold such Collateral, proceeds or payment in trust for the other Secured Parties and promptly transfer such Collateral, proceeds or payment, as the case may be, to the applicable Collateral Agent, to be distributed in accordance with the provisions of Section 8.2. Any Secured party acting under this Section 9.12(c) shall have no obligation to the applicable Collateral Agent or any other Secured Party to ensure that any Collateral is genuine or owned by any of the Credit Parties or to preserve rights or benefits of any Person except as expressly set forth in this Section 9.12(c). Each Secured Party acting under this Section 9.12(c) makes no representation or warranty as whether the provisions of this Section 9.12(c) are sufficient to perfect the security interest in any Collateral in which such Secured Party has such possession or control.

(d) Each Secured Party agrees that the Controlling Collateral Agent may enter into any amendment to any Security Document (including, without limitation, to release any Liens securing the Obligations) so long as the Controlling Collateral Agent is acting at the direction of the Controlling Administrative Agent (acting at the direction of the Applicable Required Creditor Parties (unless such amendment requires the consent of any additional Issuing Banks, Junior TLC Facility Lender or other party pursuant to Section 10.1) and/or has received a certificate of an officer of the Borrower stating that such amendment is authorized or permitted by the terms of each Credit Document and such amendment is in accordance with the Credit Documents.

(e) As between the Secured Parties, the applicable Collateral Agent shall have the right (without obligation) to adjust or settle any insurance policy or claim covering or constituting Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Collateral; provided that to the extent any other Applicable Agent receives proceeds of such insurance policy and such proceeds in respect of Collateral are not permitted or required to be returned to the Borrower under the applicable Credit Document, such proceeds shall be applied, or turned over to the applicable Collateral Agent for application, as provided in Section 8.2.

(f) [Reserved]

(g) Each of the parties hereto acknowledge and agree that because of the differing rights of the Issuing Banks and the Junior TLC Facility Lender in the Collateral, the claims of the Issuing Banks with respect to the Senior LC Facility Credit Document Obligations and the claims of the Junior TLC Facility Lender with respect to the Junior TLC Facility Credit Document Obligations are fundamentally different and must be separately classified in any plan of reorganization proposed or adopted in any bankruptcy case. In the event that the claims of the Issuing Banks and Junior TLC Facility Lender are classified in the same class in any plan of reorganization proposed or adopted in any bankruptcy case, then each of the parties hereto hereby acknowledges and agrees that: (i) the Issuing Banks shall not cast their votes in favor of such plan of reorganization unless such plan of reorganization has been approved by Junior TLC Facility Lender holding at least two-thirds in amount and more than one-half in number of the claims with respect to the Junior TLC Facility Credit Document Obligations, and (ii) unless the Deemed Assignment has occurred, the Junior TLC Facility Lender shall not cast their votes in favor of such plan of reorganization unless such plan of reorganization has been approved by Issuing Banks holding at least two- thirds in amount and more than one-half in number of the claims with respect to the Senior LC Facility Credit Document Obligations.

9.13 Rights, Obligations and Protections of the Controlling Collateral Agent and the Controlling Administrative Agent.

(a) Each Controlling Collateral Agent and each Controlling Administrative Agent shall not have any duties or obligations except those expressly set forth herein, the Credit Documents and in the other Security Documents. Without limiting the generality of the foregoing, each Controlling Collateral Agent and each Controlling Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties or obligations of any kind or nature to any Person, regardless of whether an Event of Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, and shall not be required to exercise any discretion or take any action, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of, in the case of the Controlling Administrative Agents, the Controlling Secured Parties and, in the case of the Controlling Collateral Agent, the Controlling Administrative Agent; provided that each Controlling Collateral Agent or the Controlling Administrative Agent shall not be required to take any action (i) unless it is furnished with an indemnification satisfactory to such Controlling Collateral Agent or Controlling Administrative Agent, or (ii) in its opinion or the opinion of its counsel, may expose such Controlling Collateral Agent or the Controlling Administrative Agent to liability or that is contrary to this Agreement, any Credit Document, any Security Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any debtor relief law, (iii) that would subject the Controlling Collateral Agent to a tax in any jurisdiction where it is not then subject to a tax or (iv) would require the Controlling Collateral Agent to qualify to do business in any jurisdiction where it is not then so qualified;

(iii) shall not, except as expressly set forth herein and in the other Security Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as a Controlling Collateral Agent or Controlling Administrative Agent or any of their respective Affiliates in any capacity;

(iv) shall not be liable for any action taken or not taken by it in good faith and reasonably believed by it to be within the powers conferred upon it, or omitted to be taken by it by reason of the lack of direction or instructions required hereby for such action (including, without limitation, for refusing to exercise discretion or for withholding its consent in the absence of its receipt of, or resulting from the failure, delay or refusal on the part of, in the case of the Controlling Administrative Agents, the Controlling Secured Party or, in the case of the Controlling Collateral Agent, the Controlling Administrative Agent, to provide written instructions to exercise such discretion grant such consent from the Controlling Secured Party or the Controlling Administrative Agent, as the case may be) or in reliance on a certificate of an authorized officer of the Borrower stating that such action is authorized or permitted by the terms of this Agreement (it being understood and agreed that each Controlling Collateral Agent and each Controlling Administrative Agent shall be deemed not to have knowledge of any Event of Default hereunder until notice describing such Event of Default is given to such Controlling Collateral Agent or the Controlling Administrative Agent by an Issuing Bank, Junior TLC Facility Lender, Applicable Agent or the Borrower); and

(v) shall not be responsible for or have any duty to ascertain or inquire into (A) any statement, warranty or representation made in or in connection with this Agreement or any other Security Document, (B) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default, (D) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Security Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (E) the value or the sufficiency of any Collateral, or (F) the satisfaction of any condition set forth in any Credit Document, other than to confirm receipt of items expressly required to be delivered to each Controlling Collateral Agent or Controlling Administrative Agent;

(vi) with respect to this Agreement and each Security Document, may conclusively assume that the WeWork Group Members have complied with all of their obligations thereunder unless advised in writing by the Borrower, an Issuing Bank, the Junior TLC Facility Lender or an Administrative Agent to the contrary specifically setting forth the alleged violation; and

(vii) may conclusively rely, without independent investigation, on any certificate of an officer of the Borrower and shall incur no liability for acting in reliance thereon.

(b) Each Secured Party acknowledges that, in addition to acting as the LC Collateral Agent with respect to LC Collateral securing, initially, Senior LC Facility Credit Document Obligations of Goldman Sachs as an Issuing Bank and Senior LC Facility Administrative Agent under the Senior GS LC Tranche of the Senior LC Facility and following a Deemed Assignment, the Junior TLC Facility Credit Document Obligations owed to the Junior TLC Facility Lender, Goldman Sachs also serves as an initial Senior LC Facility Administrative Agent, an Issuing Bank and an initial Controlling Administrative Agent with respect to the Senior LC Facility, and each Secured Party hereby waives any right to make any objection or claim against Goldman Sachs (or any successor or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from such LC Collateral Agent also serving as a Senior LC Facility Administrative Agent, an Issuing Bank and a Controlling Administrative Agent with respect to the Senior LC Facility; provided that the foregoing does not limit the rights of the Junior TLC Facility Lender pursuant to Section 9.9(b)(ii) of this Agreement. Each Secured Party acknowledges that, in addition to acting as the LC Collateral Agent with respect to LC Collateral securing, initially, Senior LC Facility Credit Document Obligations of JPMorgan as an Issuing Bank and Senior LC Facility Administrative Agent under the Senior JPM LC Tranche of the Senior LC Facility and following a Deemed Assignment, the Junior TLC Facility Credit Document Obligations owed to the Junior TLC Facility Lender, JPMorgan also serves as an initial Senior LC Facility Administrative Agent, an Issuing Bank and an initial Controlling Administrative Agent with respect to the Senior LC Facility, and each Secured Party hereby waives any right to make any objection or claim against JPMorgan (or any successor or any of their respective counsel) based on any alleged conflict of interest or breach of duties arising from such LC Collateral Agent also serving as a Senior LC Facility Administrative Agent, an Issuing Bank and a Controlling Administrative Agent with respect to the Senior LC Facility; provided that the foregoing does not limit the rights of the Junior TLC Facility Lender pursuant to Section 9.9(b)(ii) of this Agreement.

(c) The Controlling Collateral Agent shall be entitled to conclusively rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Controlling Collateral Agent and the Controlling Administrative Agent may consult with legal counsel (who may include, but shall not be limited to, counsel for the Borrower, counsel for each Applicable Agent), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(d) No provision of this Agreement or any other Credit Document shall require the Controlling Collateral Agent to expend or risk its own funds or otherwise incur any liability, financial or otherwise, in the performance of any of its duties hereunder or thereunder or in the exercise of any of its rights or powers, if it shall have grounds to believe that repayment of such funds or indemnity satisfactory to it against such risk or liability is not assured to it, provided further that the Controlling Collateral Agent shall not be liable for any indirect, special, punitive or consequential damages (including, but not limited to, lost profits) whatsoever, even if it has been informed of the likelihood thereof and regardless the form of action.

(e) The Controlling Collateral Agent shall not have any liability for any failure, inability or unwillingness on the part of any Controlling Secured Party to provide accurate and complete information on a timely basis to the Controlling Collateral Agent and the Controlling Collateral Agent shall not have any liability for any inaccuracy or error in the performance or observance on the Controlling Collateral Agent’s part of any of its duties hereunder that is caused by or results from any such inaccurate, incomplete or untimely information received by it, or other failure on the part of any such other party to comply with the terms hereof.

(f) In no event shall any Controlling Collateral Agent be responsible or liable for: (i) delays or failures in performance resulting from acts beyond its control, including but not limited to, acts of God, strikes, lockouts, riots, acts of war, epidemics, pandemics, governmental regulations superimposed after the fact, fire, communication line failures, computer viruses, power failures, earthquakes or other disasters, the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, (ii) any delay, error omission or default of any mail, telegraph, cable or wireless agency or operator, or (iii) the acts or edicts of any government or governmental agency or other group or entity exercising governmental powers or (iv) any other causes beyond the Controlling Collateral Agent’s control whether or not of the same class or kind as specified above.

(g) The Controlling Collateral Agent shall not have any duty as to any Collateral in its possession or in the possession of someone under its control or in the possession or control of any agent or nominee of the Controlling Collateral Agent or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto, except the duty to accord such of the Collateral as may be in its possession substantially the same care as it accords similar assets held for the benefit of third parties and the duty to account for monies received by it. The Controlling Collateral Agent shall not be under an obligation independently to request or examine insurance coverage with respect to any Collateral nor shall the Controlling Collateral Agent be liable for the acts or omissions of any bank, depositary bank, custodian, independent counsel of any Credit Party or any other party selected the Controlling Collateral Agent with reasonable care or selected by any other party hereto that may hold or possess Collateral or documents related to Collateral, and the Controlling Collateral Agent shall not be required to monitor the performance of any such Persons holding Collateral. For the avoidance of doubt, the Controlling Collateral Agent shall not be responsible for the perfection of any lien or for the filing, form, content or renewal of any UCC financing statements, fixture filings, mortgages, deeds of trust and such other documents or instruments.

The Controlling Administrative Agent shall be solely responsible for and shall arrange for the filing and continuation of financing statements or other filing or recording documents or instruments for the perfection of security interests in the Collateral. The Junior TLC Collateral Agent shall not be responsible for the preparation, form, content, sufficiency or adequacy of any such financing statements.

(h) The Controlling Collateral Agent may at any time request instructions from the Controlling Administrative Agent with respect to any actions or approvals which by the terms of this Agreement or any other Credit Document the Controlling Collateral Agent is permitted or required to take or grant. If the Controlling Collateral Agent requests any such instructions, the Controlling Collateral Agent shall be entitled to refrain from such act or taking such action unless and until the Controlling Collateral Agent shall have received instructions from the Controlling Administrative Agent, and the Controlling Collateral Agent shall not incur liability to any Person by reason of so refraining.

(i) Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event shall the Junior TLC Collateral Agent have any responsibility or obligation to calculate, determine or confirm the number of WeWork TLC Equity Interests to be transferred under any circumstance contemplated hereby or by the Junior TLC Facility Equity Collateral Control Agreement and the Junior TLC Collateral Agent shall have no liability in connection therewith.

9.14 Junior TLC Collateral Agent. For the avoidance of doubt, the Junior TLC Collateral Agent, in such capacity and, if applicable, as Controlling Collateral Agent, shall be entitled to all rights, protections, privileges, immunities, and indemnities afforded to the Applicable Agents and the Controlling Collateral Agent in this Section 9 or otherwise in the Credit Documents.

SECTION 10. MISCELLANEOUS

10.1 Amendments and Waivers.

(a) Subject to Sections 2.7, 2.15 and 10.1(b) below, neither this Agreement, any other Credit Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. Each Issuing Bank, the Junior TLC Facility Lender and each Credit Party party to the relevant Credit Document may, or, with the written consent of each Issuing Bank, the Junior TLC Facility Lender, the Applicable Administrative Agent and each Credit Party party to the relevant Credit Document, as applicable, may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights or obligations of the Creditor Parties under the Applicable Facility or of the Credit Parties hereunder or thereunder, or (ii) waive, on such terms and conditions as the applicable Creditor Parties or the Applicable Administrative Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall amend, modify or waive any provision of any Credit Document that affects any Applicable Agent without the written consent of such Applicable Agent; provided, further, that no consent of the Junior TLC Facility Lender shall be required for any amendment, supplement or modification that is entered into pursuant to with Section 2.15 or otherwise solely extends the Senior LC Facility Termination Date or amends any interest payable or any fees payable pursuant to the Senior LC Facility.

For the avoidance of doubt, but subject to the proviso in the immediately preceding paragraph and subject to the Junior TLC Facility Lender Split Protections, to the extent that any written amendments, supplements or modifications hereto and to the other Credit Documents (x) for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Creditor Parties or of the Credit Parties hereunder or thereunder, in each case, directly impacts only one Applicable Facility and does not adversely impact the other Applicable Facility or (y) waive, on such terms and conditions, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences, in each case, solely to the extent such amendments, supplements, modifications or waiver directly impact only one Applicable Facility and does not adversely impact the other Applicable Facility, then in the case of the preceding clauses (x) and (y), only the written consent of each Issuing Bank (if the impacted Applicable Facility is the Senior LC Facility) or of the Junior TLC Facility Lender (if the impacted Applicable Facility is the Junior TLC Facility) directly impacted by such amendment, supplement, modification or waiver shall be required and no written consent of the Creditor Parties under the Applicable Facility not adversely impacted by such amendment, supplement, modification or waiver shall be required; provided that for the avoidance of doubt, any waiver, amendment, supplement or modifications to the Senior LC Facility that results in any terms or conditions applicable to one tranche under the Senior LC Facility that are more favorable to the Issuing Banks or Applicable Agents under such tranche as compared to any other tranche under the Senior LC Facility shall require the consent of each Issuing Bank under the Senior LC Facility.

Notwithstanding anything herein to the contrary, the provisions of Sections 2.3, 2.4 and 2.14 may be amended, supplemented or modified solely with the written consent of the Junior TLC Facility Lender and the Borrowers (i) to ensure that the WeWork TLC Equity Interests that, as of the date the Cupar Call Right is exercised, have been released to the Junior TLC Facility Lender in accordance with the terms of this Agreement, shall participate in any transaction consummated pursuant to the Cupar Call Right (as defined in Section 3.4(a) of that certain Stockholders Agreement, dated as of June 11, 2024, by and among WeWork Inc. and the stockholders bound thereto (the “Stockholders Agreement” and such Cupar Call Right, (the “Cupar Call Right”))) and (ii) ensure that the WeWork TLC Equity Interests that have been released to the Junior TLC Facility Lender in accordance with the terms of this Agreement from the Closing Date through a WeWork Change of Control, shall participate in any transaction consummated pursuant to the Drag-Along Right (as defined in Section 8.1 of the Stockholders Agreement, the “Drag-Along Right”)). For the avoidance of doubt, but subject to the first proviso in the first paragraph of this Section 10.1(a), no other parties shall be required to consent to the amendment, supplementation or modification of Sections 2.3, 2.4 and 2.14 with respect to the foregoing.

(b) Any such waiver and any such amendment, supplement or modification under an Applicable Facility shall apply equally to each of the Creditor Parties only under such Applicable Facility and shall be binding upon the Credit Parties, the applicable Issuing Bank, the Junior TLC Facility Lender and the Applicable Agent (including, if applicable, each Controlling Collateral Agent). In the case of any waiver, the Credit Parties, the Issuing Banks and the Junior TLC Facility Lender under the Applicable Facility and the Applicable Agent (including, if applicable, each Controlling Collateral Agent) shall be restored to their former position and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon.

10.2 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three (3) Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed as follows in the case of the Borrower and the Applicable Agent, and as set forth in an administrative questionnaire delivered to the Applicable Administrative Agent in the case of the Issuing Banks or the Junior TLC Facility Lender, or to such other address as may be hereafter notified by the respective parties hereto:

Borrower and Blocker:

WW SPV Borrower I LLC

WW SPV Borrower II LLC

Ugland House, 121 South Church Street

Grand Cayman, Cayman Islands

With a copy to:

c/o WeWork Inc.

71 5th Avenue, 2nd Floor

New York, NY 10003

United States

Attention: Matt Vierling, Treasurer

Telephone: [***]

Email: [***]

With a copy to: Kirkland & Ellis LLP 609 Main Street Houston, Texas 77002 Attention: Rachael Lichman Telephone: [***] Facsimile: [***] Email: [***]

Senior LC Facility Administrative Agent and LC Collateral Agent under the Senior GS LC Tranche:

Goldman Sachs International Bank

c/o Goldman Sachs Loan Operations

Attention: Loan Operations – IBD Agency

2001 Ross Avenue, 37th Floor

Dallas, Texas 75201

Email: [***]

With a copy (which shall not constitue notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: George Zhang

E-mail: [***]

Senior LC Facility Administrative Agent and LC Collateral Agent under the Senior JPM LC Tranche:

JPMorgan Chase Bank, N.A

4041 Ogletown Stanton Rd

Floor 02

Newark, DE 19713

With a copy (which shall not constitue notice) to:

Milbank LLP

55 Hudson Yards

New York, New York 10001

Attention: George Zhang

E-mail: [***]

Junior TLC Collateral Agent:

Acquiom Agency Services LLC

950 17th Street, Suite 1400

Denver, CO 80202

Attn: Jennifer Anderson

E: [***]

With a copy (which shall not constitue notice) to:

Seward & Kissel LLP

One Battery Park Plaza,

New York, NY 10004

Attention: Gregg Bateman

Email: [***]

Issuing Banks:

Goldman Sachs International Bank

c/o Goldman Sachs Loan Operations

Attention: Loan Operations – IBD Letters of Credit

2001 Ross Avenue, 37th Floor

Dallas, Texas 75201

Email: [***]

JPMorgan Chase Bank, N.A.

383 Madison Avenue

New York, New York 10179

Attention: DE Custom Business

Email: [***]

Junior TLC Facility Lender:	SoftBank Vision Fund II-2 L.P. c/o SB Global Advisers Limited 69 Grosvenor Street, London, W1K 3JP United Kingdom Attention: Legal Department Telephone: [***] Email: [***]

Manager:	SB Global Advisers Limited 69 Grosvenor Street, London, W1K 3JP United Kingdom Attention: Legal Department Telephone: [***] Email: [***]

Jersey General Partner:	SVF II GP (Jersey) Limited 47 Esplanade, St Helier, Jersey, JE1 0BD Attention: Crestbridge Fund Administrators Limited Telephone: [***] Email: [***]

With a copy to: Weil, Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attention: Heather Viets E-mail: [***]

(a) provided that any notice, request or demand to or upon the Applicable Agent, the Issuing Banks or the Junior TLC Facility Lender shall not be effective until received.

(b) Notices and other communications to the Issuing Banks or the Junior TLC Facility Lender hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Applicable Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Applicable Agent and the applicable Issuing Bank or Junior TLC Facility Lender. The Applicable Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Applicable Agent, Issuing Bank or Junior TLC Facility Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the extensions of credit hereunder.

10.5 Payment of Expenses; Indemnity; Limitation of Liability.

(a) The Borrower agrees to pay to the Junior TLC Collateral Agent, for its own account, the fees set forth in the Junior TLC Facility Fee Letter, payable in the amounts and at the times specified therein or as so otherwise agreed upon by the Borrower and the Junior TLC Collateral Agent, or such agency fees as may otherwise be separately agreed upon by the Borrower and the Junior TLC Collateral Agent in writing. The Borrower agrees (i) to pay or reimburse each Agent for all its reasonable and documented out-of-pocket costs and expenses incurred in connection with the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including the reasonable fees and disbursements of one primary external counsel to all Agents (other than the Junior TLC Facility Administrative Agent and the Junior TLC Collateral Agent), and one primary external counsel to the Junior TLC Facility Administrative Agent, one primary external counsel to the Junior TLC Collateral Agent, one regulatory counsel to each of (i) the Junior TLC Collateral Agent and (ii) all other Agents and one local counsel to each of (i) the Junior TLC Collateral Agent and (ii) all other Agents as reasonably necessary in each relevant jurisdiction, and filing and recording fees and expenses, with statements with respect to the foregoing to be submitted to the Borrower prior to the Closing Date (in the case of amounts to be paid on the Closing Date) and from time to time thereafter on a quarterly basis or such other periodic basis as the Applicable Agent or the Applicable Required Creditor Parties, as the case may be, shall deem appropriate and (ii) to pay or reimburse each Issuing Bank, the Junior TLC Facility Lender and each Agent for all its costs and reasonable documented out-of-pocket expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, including the fees and disbursements of one primary external counsel to all Agents (other than the Junior TLC Facility Administrative Agent and the Junior TLC Collateral Agent) and one primary external counsel for the Junior TLC Facility Administrative Agent and one primary external counsel for the Junior TLC Collateral Agent (in each case, in addition to one regulatory counsel to each of (i) the Junior TLC Collateral Agent and (ii) all other Agents and one local counsel to each of (i) the Junior TLC Collateral Agent and (ii) all other Agents as reasonably necessary in each relevant jurisdiction (and solely in the case of a conflict of interest, one additional counsel in each relevant jurisdiction corresponding to each primary external counsel for the affected Issuing Banks or Junior TLC Facility Lender similarly situated and each individual Applicable Agent)).

(b) In addition to the payment of fees and expenses pursuant to Section 10.5(a), the Borrower agrees (i) to pay, indemnify, and hold each Issuing Bank, Junior TLC Facility Lender and each Agent harmless from, any and all recording and filing fees, if any, that may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Credit Documents and any such other documents (including, without limitation, in connection with delivery of any Transfer Instruction to the Transfer Agent in accordance with this Agreement), and (ii) to defend (subject to Indemnitees’ selection of counsel), pay, indemnify, and hold each Issuing Bank, Junior TLC Facility Lender, each Agent and their respective controlled or controlling affiliates, and their respective officers, directors, employees, agents and controlling persons, members or representatives (each, an “Indemnitee”) harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any claim, litigation, investigation or proceeding regardless of whether any Indemnitee is a party thereto and whether or not the same are brought by the Borrower, their equity holders, affiliates or creditors or any other Person, including any of the foregoing relating to the use of proceeds of the Letters of Credit (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit or for any other reasons specified in this Agreement) or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of any WeWork Group Member or any of the Properties and the reasonable fees and expenses of one primary external legal counsel to each Issuing Bank, one primary external counsel to the Junior TLC Facility Lender, one primary external counsel to the Junior TLC Collateral Agent and one regulatory counsel to each of (i) the Junior TLC Collateral Agent and (ii) all other Agents and one local counsel to each of (i) the Junior TLC Collateral Agent and (ii) all other Agents as reasonably necessary in each relevant jurisdiction (and, in the case of a conflict of interest, one additional counsel in each relevant jurisdiction to the affected Indemnitees similarly situated and, if applicable, to the Junior TLC Collateral Agent) in connection with claims, actions or proceedings by any Indemnitee against any Credit Party under any Credit Document (all the foregoing in this clause (b), collectively, the “Indemnified Liabilities”). THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED LIABILITIES ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY

OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY KIND BY ANY INDEMNITEE; provided that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee, and provided further that this Section 10.5(b) shall not apply with respect to claims brought by an Indemnitee against another Indemnitee (provided that such claims do not arise from any act or omission by the Borrower or any of its affiliates), other than claims brought by or against any Agent in its capacity or in fulfilling its role as Agent. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.5 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(c) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against each Indemnitee on any theory of liability, any indirect, special, exemplary, punitive or consequential damages arising out of, in connection with or as a result of this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, any Term Loan or Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Credit Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor and (ii) no Indemnitee shall assert, and each Indemnitee hereby waives, any claim against each Credit Party on any theory of liability, any indirect, special, exemplary, punitive or consequential damages arising out of, in connection with or as a result of this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, any loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each Indemnitee hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor. Without limiting the foregoing, no Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems, except to the extent any such damages are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(d) Each Credit Party also agrees that no Indemnitee will have any liability to any Credit Party or any person asserting claims on behalf of or in right of any Credit Party or any other person in connection with or as a result of this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or Letter of Credit, or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, in each case, except in the case of any Credit Party to the extent that any losses, claims, damages, liabilities or expenses incurred by such Credit Party or its affiliates, shareholders, partners or other equity holders have been found by a final, non-appealable judgment of a court of competent jurisdiction to have resulted directly from the gross negligence or willful misconduct of such Indemnitee in performing its obligations under this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein; provided, however, that in no event will such Indemnitee have any liability for any indirect, consequential, special or punitive damages in connection with or as a result of such Indemnitees’ activities related to this Agreement, any Credit Document, any Letter of Credit or any agreement or instrument contemplated hereby or thereby or referred to herein or therein.

(e) This Section 10.5 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. All amounts due under this Section 10.5 shall be payable not later than ten (10) days after written demand therefor. Statements payable by the Borrower pursuant to this Section 10.5 shall be submitted to a financial officer (with a copy to the General Counsel), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Applicable Agent.

(f) The agreements in this Section 10.5 shall survive the termination of this Agreement, the resignation or removal of any or all of the Agents and the repayment of all amounts payable hereunder.

10.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Issuing Bank and the Junior TLC Facility Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void), (ii) no Issuing Bank may assign or otherwise transfer its rights or obligations hereunder except to an Issuing Bank Assignee in accordance with this Section 10.6 and (iii) no Junior TLC Facility Lender may assign or otherwise transfer its rights or obligations under the Term Loans hereunder without the prior written consent of Borrower, the Senior LC Facility Administrative Agent and the Issuing Banks.

(b) Any Issuing Bank may resign upon (i) thirty (30) days prior written notice to the Borrower and the Applicable Administrative Agent and (ii) obtaining the written consent of the Borrower and the Applicable Administrative Agent to such resignation. From and after the effective date of such resignation, references herein to the term “Issuing Bank” shall be deemed to refer to any successor or to a resigned Issuing Bank, as the context shall require. After the resignation of an Issuing Bank pursuant to this clause (b), the resigned Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such resignation, but shall not be required to extend existing Letters of Credit or issue additional Letters of Credit.

(c) (i) Subject to the conditions set forth in paragraph (ii) below, any Issuing Bank may assign to one or more Issuing Bank Assignees, all or a portion of its rights and obligations under this Agreement (including all or a portion of its Issuing Commitments) with the prior written consent of:

(A)

the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), provided that no consent of the Borrower shall be required for an assignment to an Issuing Bank, an Affiliate of an Issuing Bank, or, if an Event of Default has occurred and is continuing, any other Person; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless the Borrower shall object thereto by written notice to the Senior LC Facility Administrative Agents within ten (10) Business Days after having received notice thereof;

(B)	the Applicable Administrative Agent (such consent not to be unreasonably withheld, conditioned or delayed); and

(C)	the Junior TLC Facility Lender (such consent not to be unreasonably withheld, conditioned or delayed).

(ii) Assignments shall be subject to the following additional conditions:

(A)

except in the case of an assignment to an Issuing Bank, an Affiliate of an Issuing Bank or an assignment of the entire remaining amount of the assigning Issuing Bank’s Issuing Commitments under the Facility, the amount of the Issuing Commitments of the assigning Issuing Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Senior LC Facility Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Applicable Administrative Agent otherwise consent, provided that (1) no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing and (2) such amounts shall be aggregated in respect of Issuing Banks and its Affiliates, if any;

(B)	the assigning Issuing Bank shall have paid in full any amounts owing by it to the Applicable Agent; and

(C)

the Issuing Bank Assignee, if it shall not be an Issuing Bank, shall deliver to the Applicable Administrative Agent an administrative questionnaire in which the Issuing Bank Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its Affiliates and their related parties or their respective securities) will be made available and who may receive such information in accordance with the Issuing Bank Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (iv) below, from and after the effective date specified in each Assignment and Assumption the Issuing Bank Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations (including providing forms pursuant to Section 2.10(f)) of an Issuing Bank under this Agreement, and the assigning Issuing Bank thereunder shall subject to the next sentence, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Issuing Bank’s rights and obligations under this Agreement, such Issuing Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.09, 2.10 and 10.5). After the assignment by an Issuing Bank pursuant to this clause (c), the assignor Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such assignment, but shall not be required to extend existing Letters of Credit or issue additional Letters of Credit.

(iv) The Applicable Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices located in the United States a copy of each Assignment and Assumption delivered to and accepted by it and a register for the recordation of the names, addresses and the Issuing Commitments of each Issuing Bank pursuant to the terms hereof from time to time (the “Issuing Bank Register”). The entries in the Issuing Bank Register shall be conclusive, absent manifest error, and the Borrower, the Applicable Agent and the Issuing Banks shall treat each Person whose name is recorded in the Issuing Bank Register pursuant to the terms hereof as an Issuing Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Issuing Bank Register shall be available for inspection by the Borrower and any Issuing Bank, at any reasonable time and from time to time upon reasonable prior notice (it being understood that no Issuing Bank shall be entitled to view any information in the Issuing Bank Register except such information contained therein with respect to the Issuing Commitments of such Issuing Bank). This Section 10.6(c)(iv) shall be construed so that all Issuing Commitments are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations).

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Issuing Bank and an Issuing Bank Assignee, the Issuing Bank Assignee’s completed administrative questionnaire (unless the Issuing Bank Assignee shall already be an Issuing Bank hereunder) and any written consent to such assignment required by paragraph (c) of this Section 10.6, the Applicable Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Issuing Bank Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Issuing Bank Register as provided in this paragraph.

(d) Notwithstanding the foregoing and without the consent of the Borrower or any other party hereto, each Issuing Bank may sell participations in all or any part of any Letters of Credit or any portion of its Issuing Commitment of such Issuing Bank to another entity, subject to this Section 10.6(d). Such Issuing Bank may disseminate credit information relating to the Borrower and the Credit Parties in connection with any proposed participation and each participant and subparticipant shall have the benefit of Sections 2.4, 2.5 and 3.3 hereof as though references therein to “Issuing Bank” included references to each participant and subparticipant and as though references to “issuing” any Letter of Credit included reference to “acquiring participation or subparticipation interests in” such Letter of Credit; provided that each such participant or subparticipant shall only have consent rights in connection with any amendment or waiver of any provision of this Agreement to the extent such amendment or waiver shall (i) increase the amount of any Letter of Credit or the Issuing Commitments with respect to any Letter of Credit or Issuing Commitment, of the applicable Issuing Bank in whose interest such participant has a participation, (ii) postpone any date scheduled for or reduced the amount of any payment of Reimbursement Obligations, interest, fees or expenses payable hereunder (iii) amend or change any provision of this Section 10.6 in a manner that would affect their consent rights in an adverse manner or (iv) release all or substantially all of the Collateral and/or the Guarantees Obligations of the Guarantors for the Obligations hereunder. Each Issuing Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Letters of Credit, Obligations or other obligations under the Credit Documents (the “Participant Register”); provided that no Issuing Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except (x) to the extent that such disclosure is necessary to establish that such commitment, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and (y) to the Borrower upon a written request to the Issuing Banks. The entries in the Participant Register shall be conclusive absent manifest error, and such Issuing Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Senior LC Facility Administrative Agents (in their respective capacity as such) shall have no responsibility for maintaining a Participant Register.

10.7 Adjustments; Set-off. In addition to any rights and remedies of each of the Issuing Banks and Junior TLC Facility Lender provided by law, each Issuing Bank and the Junior TLC Facility Lender shall have the right, without notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any Obligations becoming due and payable by the Borrower (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Issuing Bank or the Junior TLC Facility Lender, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of the Borrower; provided that if the Junior TLC Facility Lender or any Defaulting Issuing Bank shall exercise any such right of setoff, (a) all amounts so set-off shall be paid over immediately to the Applicable Administrative Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by the Junior TLC Facility Lender or such Defaulting Issuing Bank from its other funds and deemed held in trust for the benefit of the Senior LC Facility Administrative Agents and the Issuing Banks, in each case, in respect of the Senior LC Facility and (b) the Junior TLC Facility Lender or the Defaulting Issuing Bank shall provide promptly to the Senior LC Facility Administrative Agents a statement describing in reasonable detail the obligations owing to the Junior TLC Facility Lender or such Defaulting Issuing Bank as to which it exercised such right of set-off. Each Issuing Bank and the Junior TLC Facility Lender agrees promptly to notify the Borrower and Applicable Administrative Agent after any such application made by such Issuing Bank and the Junior TLC Facility Lender, provided that the failure to give such notice shall not affect the validity of such application.

10.8 Counterparts; Electronic Execution.

(a) This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Applicable Agent. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Credit Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Credit Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Credit Document or such Ancillary Document, as applicable. The words “execution”, “signed”, “signature”, “delivery” and words of like import in or relating to this Agreement, any other Credit Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Applicable Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided further that, without limiting the foregoing, (i) to the extent the Applicable Agent has agreed to accept any Electronic Signature, the Applicable Agent and each of the Issuing Banks and the Junior TLC Facility Lender shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of the Borrower or any other Credit Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Applicable Agent or any Issuing Bank or the Junior TLC Facility Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, the Borrower and each Credit Party hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Creditor Parties, the Borrower and the Credit Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Agreement, any other Credit Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Applicable Agent and each of the Issuing Banks and the Junior TLC Facility Lender may, at its option, create one or more copies of this Agreement, any other Credit Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Agreement, any other Credit Document and/or any Ancillary Document based solely on the lack of paper original copies of this Agreement, such other Credit Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Indemnitee for any Indemnified Liabilities arising solely from the Applicable Agent’s and/or any Issuing Bank or the Junior TLC Facility Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Indemnified Liabilities arising as a result of the failure of the Borrower and/or any Credit Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

10.9 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10 Integration. This Agreement, the Fee Letters and the other Credit Documents represent the entire agreement of the Borrower, the Applicable Agent, the Issuing Banks and the Junior TLC Facility Lender with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Applicable Agent, any Issuing Bank or the Junior TLC Facility Lender relative to the subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

10.11 GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12 Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the courts of the State of New York sitting in New York County, the courts of the United States for the Southern District of New York, and appellate courts from any thereof; provided that nothing contained herein or in any other Credit Document will prevent any Issuing Bank, the Junior TLC Facility Lender or the Applicable Agent from bringing any action to enforce any award or judgment or exercise any right under the Security Documents or against any Collateral or any other property of any Credit Party in any other forum in which jurisdiction can be established;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, with respect to the Borrower, as the case may be at its address set forth in Section 10.2;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 10.12 any indirect, special, exemplary, punitive or consequential damages.

10.13 Acknowledgements. The Borrower hereby acknowledges and agrees that (a) no fiduciary, advisory or agency relationship between the Credit Parties and the Creditor Parties is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or the other Credit Documents, irrespective of whether the Creditor Parties have advised or are advising the Credit Parties on other matters, and the relationship between the Creditor Parties, on the one hand, and the Credit Parties, on the other hand, in connection herewith and therewith is solely that of creditor and debtor, (b) the Creditor Parties, on the one hand, and the Credit Parties, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor do the Credit Parties rely on, any fiduciary duty to the Credit Parties or their affiliates on the part of the Creditor Parties, (c) the Credit Parties are capable of evaluating and understanding, and the Credit Parties understand and accept, the terms, risks and conditions of the transactions contemplated by this Agreement and the other Credit Documents, (d) the Credit Parties have been advised that the Creditor Parties are engaged in a broad range of transactions that may involve interests that differ from the Credit Parties’ interests and that the Creditor Parties have no obligation to disclose such interests and transactions to the Credit Parties, (e) the Credit Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent the Credit Parties have deemed appropriate in the negotiation, execution and delivery of this Agreement and the other Credit Documents, (f) each Creditor Party has been, is, and will be acting solely as a principal and, except as otherwise expressly agreed in writing by it and the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Credit Parties, any of their affiliates or any other Person, (g) none of the Creditor Parties has any obligation to the Credit Parties or their affiliates with respect to the transactions contemplated by this Agreement or the other Credit Documents except those obligations expressly set forth herein or therein or in any other express writing executed and delivered by such Creditor Party and the Credit Parties or any such affiliate and (h) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Creditor Parties or among the Credit Parties and the Creditor Parties.

10.14 Releases of Guarantees and Liens.

(a) Automatic Release. There shall be no automatic release of any LC Cash Collateral and any release of any LC Cash Collateral (other than as contemplated by Section 2.5(b)) shall be subject to the consent of each applicable Issuing Bank. There shall be no automatic release of any Junior TLC Facility Equity Collateral and any release of any Junior TLC Facility Equity Collateral (other than as contemplated by Sections 2.3, 2.5(c) and 10.14(d)) shall be subject to the consent of the Junior TLC Facility Lender.

(b) Written Release. To the extent any Applicable Agent is required to execute any release documents in accordance with the immediately preceding sentence, the Borrower shall prepare such release documents, and to the extent reasonably acceptable to such Applicable Agent, such Applicable Agent shall execute such release documents promptly upon reasonable request of the Borrower and direction from the Controlling Administrative Agent (subject to Section 10.5, at the cost of the Borrower) without the consent or further agreement of any Issuing Bank or the Junior TLC Facility Lender. Any execution and delivery of documents pursuant to this clause (b) shall be without recourse to or representation or warranty by the Applicable Agent. Notwithstanding anything contained in this Agreement or any other Credit Document to the contrary, in no event shall the Junior TLC Collateral Agent be required to authorize or execute and deliver any instrument or document evidencing any release unless the Borrower shall have provided the Junior TLC Collateral Agent with a certificate of a Responsible Officer of the Borrower certifying that the authorization, execution, and delivery of such release is authorized or permitted by the terms of this Agreement and the other Credit Documents. The Junior TLC Collateral Agent may conclusively rely, without independent investigation, on such certificate and shall incur no liability for acting in reliance thereon.

(c) Authorized Release upon the Junior TLC Facility Date of Full Satisfaction. The Applicable Agent is irrevocably authorized by the Issuing Banks and the Junior TLC Facility Lender, without any consent or further agreement of the Issuing Banks and the Junior TLC Facility Lender, to release or assign, as applicable, the Controlling Collateral Agents’ Liens and guarantees upon the Junior TLC Facility Date of Full Satisfaction (and, in the case of the Senior LC Facility Administrative Agent and the LC Collateral Agents, in accordance with Section 7.12(f) of the Security Agreement). All Liens in the Collateral and all guarantees granted under any Credit Document shall automatically terminate and be released on the Junior TLC Facility Date of Full Satisfaction (other than any Liens and guarantees in respect of any outstanding Issuing Bank Cash Collateral Transfer Arrangement).

(d) Excess WeWork TLC Equity Interests. The Junior TLC Facility Administrative Agent is irrevocably authorized and directed by the Junior TLC Facility Lender to, within 10 business days following the delivery of every Junior TLC Treatment Certificate pursuant to Section 6.18(a) with respect to the fiscal quarters ending March 30 or September 30, (i) prepare a Transfer Instruction in accordance with this Section 10.14(d) and the Junior TLC Facility Equity Collateral Control Agreement (including the number of WeWork TLC Equity Interests to be transferred) instructing the Transfer Agent to transfer to WeWork the Excess WeWork TLC Equity Interests and record such transfer of WeWork TLC Equity Interests on its books and records and (ii) deliver such Transfer Instruction to the Junior TLC Collateral Agent, together with a written instruction to the Junior TLC Collateral Agent to execute and deliver such Transfer Instruction to the Transfer Agent. The Junior TLC Collateral Agent is hereby authorized and directed by the Junior TLC Facility Lender to, solely in reliance on such instruction from the Junior TLC Facility Administrative Agent, and without independent inquiry or investigation, execute and deliver to the Transfer Agent such Transfer Instruction provided to it; it being understood and agreed that the Junior TLC Collateral Agent shall have no responsibility or obligation to calculate, determine, verify or monitor any conditions, amounts or calculations in connection therewith and shall have no liability in connection therewith.

10.15 [Reserved].

10.16 Confidentiality. Each of the Applicable Agent and each Creditor Party agrees that it will use all confidential information provided to it by or on behalf of the Credit Parties or any of their respective subsidiaries or affiliates hereunder solely for the purpose of providing Applicable Commitments or extending credit and shall treat confidentially all information provided to it by any Credit Party, the Applicable Agent or any Creditor Party; provided that nothing herein shall prevent the Applicable Agent and each Creditor Party from disclosing any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding as required by applicable law (in which case such Applicable Agent and each Creditor Party agrees to inform the Borrower promptly thereof to the extent lawfully permitted to do so), (b) upon the request or demand of any regulatory authority having jurisdiction over the Applicable Agent or any Creditor Party or any of their respective affiliates (in which case the Applicable Agent or such Creditor Party, to the extent permitted by law, agrees to inform the Borrower promptly thereof (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental regulatory authority exercising examination or regulatory authority)), (c) to the extent that such information is publicly available or becomes publicly available other than by reason of improper disclosure by the Applicable Agent or any Creditor Party or any of their respective affiliates in violation of any confidentiality obligations hereunder, (d) to the extent that such information is received by the Applicable Agent or any Creditor Party from a third party that is not, to the Applicable Agent or such Creditor Party’s knowledge, subject to confidentiality obligations owing to the Borrower or any of their respective affiliates or related parties, (e) to the extent that such information is independently developed by the Applicable Agent or any Creditor Party so long as not based on information obtained in a manner that would otherwise violate this provision, (f) to each of the Applicable Agent and Creditor Party’s affiliates and such Applicable Agent or Creditor Party’s and its affiliates’ respective officers, directors, partners, employees, advisors, legal counsel, independent auditors, insurers and reinsurers and other experts or agents (collectively, the “Representatives”) who need to know such information in connection with the transactions contemplated hereunder and are informed of the confidential nature of such information and who agree (which agreement may be oral or pursuant to company policy) to be bound by the terms of this paragraph (or language substantially similar to, or at least as restrictive as, this paragraph) (and each of the Applicable Agents and Creditor Parties shall be responsible for their respective Representatives’ compliance with this paragraph), (g) to potential and prospective lenders, debt providers, hedge providers, potential and prospective investors, prospective assignees and participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to this Agreement, in each case, who are made subject to the written agreement to treat such information confidentially and on substantially the confidentiality restrictions specified herein, (h) [reserved], (i) to market data collectors, similar services providers to the lending industry, and service providers to the Applicable Agent or any Creditor Party in connection with the administration and management of the Applicable Facilities; provided that such information is limited to the existence of this Agreement and information about the Facilities, (j) received by such person on a non-confidential basis from a source (other than the Borrower or any of its respective affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (k) for purposes of establishing a “due diligence” defense or (l) to the extent that such information was already in our possession prior to any duty or other undertaking of confidentiality entered into in connection with the Facilities.

Each Creditor Party acknowledges that information furnished to it pursuant to this Agreement or the other Credit Documents may include material non-public information concerning the Borrower and its Affiliates and their related parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

10.17 WAIVERS OF JURY TRIAL. THE BORROWER, EACH APPLICABLE AGENT, THE ISSUING BANKS AND THE JUNIOR TLC FACILITY LENDER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.18 Patriot Act and Beneficial Ownership Regulation. Each Creditor Party hereby notifies the Borrower that pursuant to the requirements of the Patriot Act and 31 C.F.R. §101.230 (as amended, the “Beneficial Ownership Regulation”), it is required to obtain, verify and record information that identifies the Borrower and each of the other Credit Parties, which information includes the name and address of the Borrower and each of the other Credit Parties and other information that will allow such Creditor Party to identify the Borrower and each of the other Credit Parties in accordance with the Patriot Act and the Beneficial Ownership Regulation.

10.19 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of any payments made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if and when the Obligations and other obligations hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower shall pay to the Applicable Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Issuing Banks, the Junior TLC Facility Lender and the Borrower to conform strictly to any applicable usury laws. Accordingly, if any Issuing Bank or the Junior TLC Facility Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Issuing Bank or the Junior TLC Facility Lender’s option be applied to the outstanding amount of the Obligations hereunder or be refunded to the Borrower.

10.20 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any party to any other party under or in connection with the Credit Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a) any Bail-In Action in relation to any such liability, including (without limitation):

(i) a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii) a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii) a cancellation of any such liability; and

(b) a variation of any term of any Credit Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

10.21 [Reserved].

10.22 Deemed Assignment. Notwithstanding anything in this Agreement or any other Credit Document to the contrary, upon release by the applicable Issuing Bank or LC Collateral Agent or the occurrence of the Senior LC Facility Date of Full Satisfaction, the Senior LC Facility Cash Collateral Interest in the LC Cash Collateral and the LC Cash Collateral Accounts shall be deemed to automatically be assigned to the Junior TLC Facility Lender and become part of the Junior TLC Facility Cash Collateral Interest, with effect as of the Closing Date; provided that after giving effect to the Deemed Assignment, each LC Collateral Agent shall and each LC Collateral Agent agrees that it shall, continue to act as collateral agent on the applicable LC Cash Collateral and LC Cash Collateral Accounts for the benefit of the Junior TLC Facility Lender (the “Deemed Assignment”). The Junior TLC Facility Lender hereby agrees that upon a Deemed Assignment, it shall release and transfer any LC Cash Collateral in the LC Cash Collateral Accounts that it is not entitled in accordance with the LC Cash Collateral Splits to the applicable Borrowers within 1 Business Day thereof and pending such release and transfer, shall hold the applicable amounts in trust for the benefit of the Borrowers. For the avoidance of doubt and notwithstanding anything to the contrary contained herein, in no event shall the Junior TLC Collateral Agent be required to act as collateral agent on the applicable LC Cash Collateral and LC Cash Collateral Accounts for the benefit of the Secured Parties or the Junior TLC Facility Secured Parties.

10.23 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Applicable Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the applicable Credit Party in respect of any such sum due from it to the Applicable Agent or any Creditor Party hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other any Alternative Currency, be discharged only to the extent that on the Business Day following receipt by the Applicable Agent or such Creditor Party, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Applicable Agent or such Creditor Party, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Agent or any Creditor Party from any Credit Party in the Agreement Currency, each Credit Party agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Agent or such Creditor Party, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Applicable Agent or any Creditor Party in such currency, the Applicable Agent or such Creditor Party, as the case may be, agrees to return the amount of any excess to the applicable Credit Party (or to any other Person who may be entitled thereto under applicable law).

10.24 Non-Petition.

(a) Each of the parties hereto (other than (i) the Senior LC Facility Administrative Agents, each LC Collateral Agent, and each Issuing Bank and (ii) solely for the time period starting one day after the one year anniversary of the Senior LC Facility Date of Full Satisfaction, the Junior TLC Facility Administrative Agent, the Junior TLC Collateral Agent and the Junior TLC Facility Lender) hereby agrees for the benefit of each Credit Party, the Senior LC Facility Administrative Agents, the LC Collateral Agents, the Junior TLC Facility Administrative Agent, the Junior TLC Collateral Agent, the Junior TLC Facility Lender and each Issuing Bank that it will not institute against, or join any other Person in instituting against, any Credit Party in any Bankruptcy Proceeding. The Credit Parties shall file a timely objection to, and promptly and timely move to dismiss and diligently prosecute such objection and/or motion to dismiss, any Bankruptcy Proceeding commenced by any Person in violation of this Section 10.24(a). Each Credit Party hereby expressly consents to, and agrees not to raise any objection in respect of, each of the Senior LC Facility Administrative Agent, the LC Collateral Agents, the Junior TLC Facility Administrative Agent, the Junior TLC Collateral Agent, the Junior TLC Facility Lender and each Issuing Bank having creditor derivative standing in any Bankruptcy Proceeding to enforce each and every covenant contained in this Section 10.24(a).

(b) Each Credit Party further agrees that (i) a breach of any of its covenants contained in Section 10.24(a) will cause irreparable injury to the Senior LC Facility Administrative Agents, the Junior TLC Facility Administrative Agent, the Collateral Agents, the Junior TLC Facility Lender and each Issuing Bank, (ii) the Senior LC Facility Administrative Agents, the Junior TLC Facility Administrative Agent, the LC Collateral Agents, the Junior TLC Collateral Agent, the Junior TLC Facility Lender and each Issuing Bank have no adequate remedy at law in respect of such breach, and (iii) each and every covenant contained in Section 10.24(a) shall be specifically enforceable against each Credit Party, and each Credit Party hereby waives and agrees not to object, or assert any defenses to an action for specific performance or injunction in respect of any breach of such covenants.

(c) Each Credit Party hereby irrevocably appoints each of the LC Collateral Agents and the Junior TLC Collateral Agent as its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the covenants provided for in this Section 10.24, including without limitation the following powers: (i) to object to and seek to dismiss any Bankruptcy Proceeding relating to a Bankruptcy Event and (ii) all powers and rights incidental thereto. This appointment is coupled with an interest and is irrevocable.

(d) The provisions of this Section 10.24 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

GOLDMAN SACHS INTERNATIONAL BANK,
as Senior LC Facility Administrative Agent, Issuing Bank, an LC Collateral Agent

By:	/s/ Himanshu Bagchi
Name:	Himanshu Bagchi
Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A.,
as Senior LC Facility Administrative Agent, Issuing Bank and an LC Collateral Agent

By:	/s/ Janet Wiener
Name:	Janet Wiener
Title:	Executive Director

ACQUIOM AGENCY SERVICES LLC,
as Junior TLC Collateral Agent

By:	/s/ Jennifer Anderson
Name:	Jennifer Anderson
Title:	Senior Director

[Signature Page to WeWork Exit Credit Agreement]

Junior TLC Facility Administrative Agent

SOFTBANK VISION FUND II-2 L.P.,
acting by its manager, SB Global Advisers Limited

By:	/s/ Navneet Govil
Name:	Navneet Govil
Title:	Director

SB GLOBAL ADVISERS LIMITED, in its capacity as manager of SoftBank Vision Fund II-2 L.P.

By:	/s/ Navneet Govil
Name:	Navneet Govil
Title:	Director

SVF II GP (JERSEY) LIMITED,
in its capacity as general partner of SoftBank Vision Fund II-2 L.P.

By:	/s/ Michael Johnson
Name:	Michael Johnson
Title:	Director

SVF II GP (JERSEY) LIMITED,
in its own corporate capacity

By:	/s/ Michael Johnson
Name:	Michael Johnson
Title:	Director

[Signature Page to WeWork Exit Credit Agreement]

WW SPV BORROWER I LLC,
as the GS LC Borrower and a Junior TLC Facility Borrower

By:	/s/ Robyn Bremner
Name:	Robyn Bremner
Title:	Authorized Signatory

WW SPV BORROWER II LLC,
as the JPM LC Borrower and a Junior TLC Facility Borrower

By:	/s/ Robyn Bremner
Name:	Robyn Bremner
Title:	Authorized Signatory

WW SPV BLOCKER LLC
as the Blocker

By:	/s/ Robyn Bremner
Name:	Robyn Bremner
Title:	Authorized Signatory

[Signature Page to WeWork Exit Credit Agreement]